EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
AES LUMOS HOLDINGS, LLC,
PIP5 LUMOS LLC,
AES LUMOS MERGER SUB, LLC,
PIP5 LUMOS MS LLC,
FTP POWER LLC,
AND
FIR TREE SOLAR LLC
DATED AS OF FEBRUARY 19, 2017

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Page

ARTICLE I
MERGER; EFFECT ON MEMBERSHIP INTERESTS; CLOSING 2
Section 1.01.The Merger 2
Section 1.02.Certificate of Merger 2
Section 1.03.Effect of Merger 3
Section 1.04.Closing 3
Section 1.05.Limited Liability Company Agreement of the Surviving LLC 3
Section 1.06.Managers and Officers 3
Section 1.07.Effect of the Merger on the Membership Interests and the Limited Liability Company Interests of Merger Subs 4
Section 1.08.Deliveries at the Closing 5
Section 1.09.Merger Consideration; Adjustment 6
Section 1.10.Interconnection Deposit Refunds; PPA Deposit Refunds; Other Amounts 11
Section 1.11.Letter of Transmittal 13
Section 1.12.Paying Agent Matters 13
Section 1.13.Offset 14
ARTICLE II
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE COMPANY SUBSIDIARIES 14
Section 2.01.Organization and Good Standing 14
Section 2.02.Power and Authorization; Binding Agreement 14
Section 2.03.Noncontravention; Consents and Approvals 15
Section 2.04.Capitalization; Subsidiaries 16
Section 2.05.Financial Statements 17
Section 2.06.Absence of Certain Changes or Events 17
Section 2.07.Litigation, Judgments, No Default, Etc 18
Section 2.08.Material Contracts 18
Section 2.09.Employees; Labor Matters 21
Section 2.10.Intellectual Property 21

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(continued)
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Section 2.11.Compliance with Law and Good Utility Practice 22
Section 2.12.Energy Regulatory 22
Section 2.13.Real Property 22
Section 2.14.Tangible Assets 24
Section 2.15.Governmental Approvals; Permits 24
Section 2.16.Environmental Matters 25
Section 2.17.Taxes 26
Section 2.18.Employee Benefit Plans 27
Section 2.19.Transactions with Affiliates 28
Section 2.20.Insurance 28
Section 2.21.Finders and Investment Bankers 29
Section 2.22.No Other Representations or Warranties; Schedules 29
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE MAJORITY

MEMBER 29
Section 3.01.Organization, Standing and Power 29
Section 3.02.Authorization; Binding Agreement 30
Section 3.03.Noncontravention 30
Section 3.04.Litigation 31
Section 3.05.Finders and Investment Bankers 31
Section 3.06.No Other Representations or Warranties; Schedules 31
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENTS AND MERGER SUBS 31
Section 4.01.Organization, Standing and Power 32
Section 4.02.Authorization; Binding Agreement 32
Section 4.03.Merger Subs 32
Section 4.04.Noncontravention 32

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(continued)
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Section 4.05.Investment Representations 33
Section 4.06.No General Solicitation 33
Section 4.07.Availability of Funds 33
Section 4.08.Financing 34
Section 4.09.Finders and Investment Bankers 35
Section 4.10.Litigation 35
Section 4.11.Condition of the Business 35
Section 4.12.Parent Status. 36
Section 4.13.No Other Representations or Warranties; Schedules 36
ARTICLE V
COVENANTS 36
Section 5.01.Covenants Relating to Conduct of Business 36
Section 5.02.Confidentiality 41
Section 5.03.Reasonable Best Efforts; Consents, Approvals and Filings 41
Section 5.04.Financial Statements 45
Section 5.05.Expenses; Transfer Taxes 45
Section 5.06.Tax Matters 46
Section 5.07.Employee Matters 49
Section 5.08.Publicity 52
Section 5.09.Records 52
Section 5.10.Further Assurances 53
Section 5.11.Director and Officer Indemnification and Insurance 53
Section 5.12.Contact with Customers, Suppliers and Other Business Relations 54
Section 5.13.Non-Solicitation 54
Section 5.14.Related Party Agreements 55
Section 5.15.Updated Title Work 55
Section 5.16.R&W Policy 55
Section 5.17.Unrestricted Cash 56

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(continued)
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Section 5.18.Certificate of NTP 56
Section 5.19.Entities 56
ARTICLE VI
CONDITIONS PRECEDENT 57
Section 6.01.Conditions to Each Party’s Obligation 57
Section 6.02.Other Conditions to Obligations of Parents and Merger Subs 57
Section 6.03.Other Conditions to Obligations of the Company 58
Section 6.04.Frustration of Closing Conditions 59
ARTICLE VII
TERMINATION 59
Section 7.01.Termination 59
Section 7.02.Effect of Termination 62
Section 7.03.Certain Fees and Expenses. 62
ARTICLE VIII
SURVIVAL; INDEMNIFICATION 63
Section 8.01.Survival of Certain Representations and Warranties 63
Section 8.02.Indemnification by the Majority Member 63
Section 8.03.Indemnification by Parents and Merger Subs 65
Section 8.04.Indemnification Procedures 66
Section 8.05.Indemnification Generally 68
Section 8.06.Escrow; Indemnification Payments. 69
ARTICLE IX
GENERAL PROVISIONS 70
Section 9.01.Assignment 70
Section 9.02.No Third-Party Beneficiaries 70
Section 9.03.Notices 70
Section 9.04.Interpretation; Exhibits, Annexes and Schedules 72
Section 9.05.Counterparts 72
Section 9.06.Entire Agreement 73

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(continued)
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Section 9.07.Severability 73
Section 9.08.Consent to Jurisdiction 73
Section 9.09.Governing Law 73
Section 9.10.Waiver of Jury Trial 74
Section 9.11.Specific Performance 74
Section 9.12.Amendments and Waivers 74
Section 9.13.Conflicts; Privilege 75
Section 9.14.Majority Member Reserve Fund 75
Section 9.15.Majority Member 76
Section 9.16.Parent Representative 77
Section 9.17.Parent Obligations 79
ANNEXES & EXHIBITS
Annex I     Membership Interests
Exhibit A    Definitions
Exhibit B    Certificate of NTP

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 19, 2017 (the “Effective Date”), is made and entered into by and among FTP Power LLC, a Delaware limited liability company (the “Company”), AES Lumos Holdings, LLC, a Delaware limited liability company (“Parent I”), PIP5 Lumos LLC, a Delaware limited liability company (“Parent II” and together with Parent I, “Parents”), AES Lumos Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent I (“Merger Sub I”), PIP5 Lumos MS LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent II (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and Fir Tree Solar LLC, a Delaware limited liability company (the “Majority Member”). The Company, Parent I, Parent II, Merger Sub I, Merger Sub II and the Majority Member are referred to herein sometimes individually as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined elsewhere herein have the meanings set forth in Exhibit A attached hereto.
WHEREAS, the Company is in the business of developing, constructing, owning and operating a number of renewable energy generation projects in the United States, consisting of Operating Projects, Development Projects and Remaining 2017 Projects (each, a “Project” and collectively, the “Projects”);
WHEREAS, each of the Projects is owned or leased by sPower Development Company, LLC or by a special purpose entity as set forth on Schedule 1.01(a), Schedule 1.01(b) or Schedule 1.01(c), as applicable (each such special purpose entity, a “Project Company” and collectively, the “Project Companies”), which, in turn, are owned by the Company, another Project Company or an Intermediate Company;
WHEREAS, the Company is the owner (directly or indirectly) of the companies set forth on Schedule 1.01(d), which in turn hold the Equity Interests of certain Project Companies, the Equity Interests of other intermediate holding companies or certain other assets, as applicable (each, an “Intermediate Company” and collectively, the “Intermediate Companies,” and, collectively with the Project Companies, each a “Company Subsidiary” and collectively, the “Company Subsidiaries”);
WHEREAS, at the Closing, the Parties intend that Merger Subs be simultaneously merged with and into the Company, with the Company surviving the merger (the “Merger”) on the terms and subject to the conditions set forth herein;
WHEREAS, pursuant to the Merger, the issued and outstanding Class A Units and Common Units (and if the Effective Time (as defined herein) occurs on or after November 1, 2017, the Class B Units) set forth on Annex I hereto shall be converted into the right to

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receive, on the terms and subject to the conditions set forth herein, the Merger Consideration;
WHEREAS, the board of managers of the Company has (a) determined that this Agreement and the Transactions are in the best interests of the Company and its equity holders, and (b) approved and declared advisable this Agreement and the Transactions;
WHEREAS, the respective governing bodies of Parents and Merger Subs have (a) determined that this Agreement and the Transactions are in the best interests of Parents, Merger Subs and their respective equity holders, and (b) approved and declared advisable this Agreement and the Transactions;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company and the Majority Member to enter into this Agreement, The AES Corporation and Alberta Investment Management Corporation are executing and delivering to the Company the Equity Commitment Letters; and
WHEREAS, as additional consideration, and as a material inducement to each Party to enter into this Agreement and to consummate the Transactions, Parents have obtained the R&W binder delivered by Parents to the Majority Member as of the date hereof (the “R&W Binder”) and the Company, the Majority Member, Parents and Merger Subs desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the Parties hereby agree as follows:
ARTICLE I
Merger; Effect on Membership Interests; Closing
Section 1.01.    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (“DLLCA”), at the Effective Time, (a) Merger Sub I and Merger Sub II shall each be merged simultaneously with and into the Company, and (b) the separate existence of each of Merger Sub I and Merger Sub II shall cease and the Company will continue its corporate existence under the DLLCA as the surviving entity in the Merger (sometimes referred to herein as the “Surviving LLC”) of which the “Common Interests” (to be defined in the Surviving Limited Liability Company Agreement) will be at the Effective Time equally owned by Parent I and Parent II, and, if the Effective Time occurs on or before October 31, 2017, the “Class B Interests” (to be defined in the Surviving Limited Liability Company Agreement,

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if the Effective Time occurs on or before October 31, 2017) will be at the Effective Time owned by the MIP. The separate corporate existence of each of Parent I and Parent II with all of their respective rights, privileges, powers and franchises shall continue unaffected by the Merger.
Section 1.02.    Certificate of Merger. As soon as practicable on the Closing Date, upon consummation of the Closing, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DLLCA, Parents, Merger Subs and the Company shall cause a certificate of merger in form and substance reasonably satisfactory to the Parent Representative and the Company (the “Certificate of Merger”) to be filed in accordance with the DLLCA and shall make all other filings or recordings as required by Applicable Law. The Merger shall be effective at the time and on the date of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DLLCA or at such later date or time as may be agreed by the Majority Member and the Parent Representative in writing and specified in the Certificate of Merger in accordance with the DLLCA (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as agreed to in writing by the Majority Member and the Parent Representative, being the “Effective Time”).
Section 1.03.    Effect of Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time all property, rights, privileges and powers of the Company and Merger Subs shall vest in the Surviving LLC, and all debts, Liabilities and duties of the Company and Merger Subs shall become the debts, Liabilities and duties of the Surviving LLC. At and after the Effective Time, each Member of the Company, other than the MIP, shall cease to have any rights as a Member of the Company; provided, however, that if the Effective Time occurs on or after November 1, 2017, each Member, including the MIP, shall cease to have any rights as a Member.
Section 1.04.    Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the Parties, which shall be no later than the seventh (7th) Business Day after satisfaction (or, to the extent not prohibited by Applicable Law, waiver by the Parties entitled to the benefits thereof) of the conditions set forth in Article VI (not including conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction or waiver of such conditions at such time) (such date, the “Closing Date”), at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020, unless another time, date or place is agreed to in writing by the Majority

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Member and the Parent Representative. Regardless of the actual time of the Closing, except as otherwise expressly provided herein, for tax and accounting purposes, the Closing shall be deemed effective as of the close of business on the Closing Date.
Section 1.05.    Limited Liability Company Agreement of the Surviving LLC. At the Effective Time, the limited liability company agreement of Merger Sub I, as may be amended prior to the Closing, shall be the limited liability company agreement of the Surviving LLC, until duly amended as provided therein or by Applicable Law. At the Closing, Parent I and Parent II shall, and, if the Effective Time occurs on or before October 31, 2017, the Company shall direct the MIP to, execute and deliver such limited liability company agreement (the “Surviving Limited Liability Company Agreement”).
Section 1.06.    Managers and Officers.
(a)    The persons identified in the Surviving Limited Liability Company Agreement or such other persons as the Parent Representative shall designate shall be the managers of the Surviving LLC immediately following the Effective Time, to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation of the Surviving LLC and the Surviving Limited Liability Company Agreement.
(b)    Unless otherwise directed by written notice by the Parent Representative to the Company at least two (2) Business Days prior to the Closing, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving LLC immediately following the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal or otherwise ceasing to be an officer in accordance with the certificate of formation of the Surviving LLC and the Surviving Limited Liability Company Agreement.
Section 1.07.    Effect of the Merger on the Membership Interests and the Limited Liability Company Interests of Merger Subs.
(a)    Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, upon the terms and subject to the conditions set forth in this Agreement:
(i)    Each Class A Unit, each Common Unit and, if the Effective Time occurs on or after November 1, 2017, each Class B Unit that is issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, by virtue of the Merger and without any action on the part of the holder thereof or any Party, cease to exist, and shall be converted into and be exchangeable for

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the right to receive, without interest, a portion of the Merger Consideration determined in accordance with the Distribution Waterfall, subject to adjustment following the Closing as set forth herein (including the right to receive the applicable portion of any Excess Amount pursuant to Section 1.09(i) and the applicable portion of any amounts released from the Majority Member Reserve Fund in accordance with Section 9.14, or the obligation to pay any Deficiency Amount pursuant to Section 1.09(i)). The Parties acknowledge and agree that each of Parents, Merger Subs, the Surviving LLC and the Majority Member are relying on the Distribution Waterfall as setting forth a true, complete and accurate listing of all items set forth in and amounts payable pursuant to the Company LLC Agreement. None of Parents, Merger Subs or the Surviving LLC shall have any liability or obligation with respect to any disputes between or among the Members with respect to any allocation of the Merger Consideration or other payments under this Agreement.
(ii)    At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any Party, if the Effective Time occurs on or before October 31, 2017, each Class B Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into and exchanged for a “Class B Interest” (to be defined in the Surviving Limited Liability Company Agreement, if the Effective Time occurs on or before October 31, 2017) in the Surviving LLC having all of the same rights, privileges and preferences as the Class B Units and such other rights, privileges and preferences as may be mutually agreed by the Parties.
(iii)    For purposes of calculating the amount to be paid by the Majority Member to each other Member immediately following the Effective Time or as otherwise provided in Section 1.08(b)(i), the amounts described in this Section 1.07(a) shall be as set forth in the Distribution Waterfall, and shall be adjusted following the Closing as set forth herein (including the right to receive the applicable portion of any Excess Amount pursuant to Section 1.09(i) and the applicable portion of any amounts released from the Majority Member Reserve Fund in accordance with Section 9.14, or the obligation to pay any Deficiency Amount pursuant to Section 1.09(i)). The amount to be paid to each Member (other than the MIP if the Effective Time occurs on or before October 31, 2017) for each class, series and subclass of Membership Interests held shall be rounded up or down to the nearest whole cent.
(iv)        All Membership Interests, when converted pursuant to this Section 1.07(a), shall be cancelled and no longer be outstanding and shall cease to exist.

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(b)    Limited Liability Company Interests of Merger Subs. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any Party, the limited liability company interests in the Merger Subs issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into and exchanged for all of the “Common Interests” (to be defined in the Surviving Limited Liability Company Agreement) in the Surviving LLC, in each case for fifty percent (50%) of such interests.
Section 1.08.    Deliveries at the Closing.
(a)    Deliveries by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to the Parent Representative:
(i)    a certificate signed by an authorized officer of the Company on behalf of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied;
(ii)    with respect to each Member, a certification of non-foreign status in a form and manner which complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that provision of such certification shall not be a condition to Closing and that the sole remedy for failure to provide such certification shall be that Parents shall be entitled to withhold any amount required to be withheld pursuant to Applicable Law with respect to the Allocable Share of the Merger Consideration payable to such noncomplying Member as a result of such Member’s failure to provide such certification;
(iii)    the Escrow Agreement duly executed by the Majority Member; and
(iv)    if the Effective Time occurs on or before October 31, 2017, the Surviving Limited Liability Company Agreement duly executed by the MIP.
(b)    Deliveries by Parents. At the Closing, Parents shall:
(i)    pay, or cause to be paid, by wire transfer of immediately available funds, to one or more accounts designated at least five (5) Business Days prior to the Closing Date by the Majority Member for the ratable benefit (in accordance with each Member’s Allocable Share) of and further distribution to each Member (other than the MIP, if the Effective Time occurs on or before October 31, 2017) a cash amount equal to the Merger Consideration; provided that in the event that any

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Member has duly completed and delivered to the Majority Member a Letter of Transmittal at least five (5) Business Days prior to the Closing Date, such Member’s Allocable Share of the Merger Consideration, as set forth in the Distribution Waterfall, shall be paid to the bank account designated in such Letter of Transmittal;
(ii)    deposit, or cause to be deposited, by wire transfer of immediately available funds to the bank account designated in writing by the Majority Member, the Majority Member Reserve Fund;
(iii)    pay, or cause to be paid, on behalf of the Company and/or any Company Subsidiary, to each Person to whom any Transaction Expenses are payable pursuant to Section 1.09, as itemized in the applicable payoff letters, final invoices or other documentation delivered by the Company to the Parent Representative not less than five (5) Business Days prior to the Closing Date in form and substance reasonably acceptable to the Parent Representative, by wire transfer of immediately available funds to the bank account designated by such Person, the amount set forth in the applicable payoff letter, invoice or other documentation;
(iv)    deliver a certificate signed by an authorized officer of each Parent, on behalf of such Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied;
(v)    if applicable, deliver the R&W Policy;
(vi)    pay or cause to be paid, by wire transfer of immediately available funds, to the account designated by the Escrow Agent (the “Escrow Account”), the Escrow Amount; and
(vii)    deliver the Escrow Agreement duly executed by the Parent Representative.
Section 1.09.    Merger Consideration; Adjustment.
(a)    “Merger Consideration” means, an amount, without duplication, equal to (i) Eight Hundred Fifty-Three Million Dollars ($853,000,000), minus (ii) the Majority Member Reserve Fund, minus (iii) if Closing Working Capital is less than the Target Amount, the amount of such shortfall, plus (iv) if Closing Working Capital exceeds the Target Amount, the amount of such excess, plus (v) the Closing Remaining 2017 Project Reimbursement Amount, plus (vi) the Closing Development Expenditure Amount, plus (vii) the Closing Long Lead-Time Assets Reimbursement Amount, minus (viii) the Closing Transaction Expenses,

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minus (ix) the Escrow Amount, and if the Effective Time occurs on or before October 31, 2017, minus (x) one hundred one percent (101%) of the MIP Amount; provided, however, that no amounts shall be duplicated in the calculation of any of the Closing Working Capital, the Closing Remaining 2017 Project Reimbursement Amount, the Closing Development Expenditure Amount and/or the Closing Long Lead-Time Assets Reimbursement Amount.
(b)    At least five (5) Business Days prior to the expected Closing Date, the Company and the Majority Member shall prepare and deliver to the Parent Representative the Distribution Waterfall and a statement (the “Pre-Closing Statement”) setting forth (i) the Company’s estimate of Working Capital, (ii) the Company’s estimate of the Remaining 2017 Project Reimbursement Amount, (iii) the Company’s estimate of the Development Expenditure Amount, (iv) the Company’s estimate of the Long Lead-Time Assets Reimbursement Amount, and (v) the Company’s estimate of the Transaction Expenses, in each case, as of the close of business on the Closing Date and together with reasonable supporting documentation. The Merger Consideration payable at the Closing shall be calculated using the amounts set forth in the Pre-Closing Statement. The Merger Consideration so calculated shall be subject to adjustment after the Closing Date, if any, pursuant to Section 1.09(i); provided, however, that no such adjustment shall affect the finality or effects of the Merger, and shall only entitle the Parties to the rights to such adjustment under Section 1.09(i). The Pre-Closing Statement shall be accompanied by the updated Remaining 2017 Project Budget, copies of the documents described in clauses (x) and (y) of the definition of Remaining 2017 Project and the EPC Agreements for each Remaining 2017 Project identified in the Remaining 2017 Project Budget, the updated Development Budget, the updated Long Lead-Time Assets Budget, an updated Schedule 1.01(h) and an updated Schedule 1.01(k).
(c)    Within ninety (90) days after the Closing Date, the Parent Representative shall prepare and deliver to the Majority Member a statement (the “Statement”) setting forth (i) the Working Capital (“Closing Working Capital”), (ii) the Remaining 2017 Project Reimbursement Amount (the “Closing Remaining 2017 Project Reimbursement Amount”), (iii) the Development Expenditure Amount (the “Closing Development Expenditure Amount”), (iv) the Long Lead-Time Assets Reimbursement Amount (the “Closing Long Lead-Time Assets Reimbursement Amount”), and (v) the Transaction Expenses (the “Closing Transaction Expenses”), in each case, as of the close of business on the Closing Date (collectively, the “Closing Consideration”).
(d)    The Statement shall become final and binding upon the Parties on the thirtieth (30th) day following delivery thereof, unless the Majority Member in good faith gives written notice of its bona fide disagreement with the Statement (a “Notice of Disagreement”) to the Parent Representative prior to such date. Any Notice of

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Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on the Closing Consideration not being calculated in accordance with this Section 1.09 and the other applicable provisions of this Agreement, and (iii) be accompanied by a certificate of the Majority Member that it has complied with Section 1.09(j). The Majority Member may not supplement the Notice of Disagreement after such thirtieth (30th) day without the Parent Representative’s prior written consent, which may be given or withheld in its sole discretion. If a Notice of Disagreement is received by the Parent Representative in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Majority Member and Parents on the earlier of (A) the date the Majority Member and the Parent Representative resolve in writing any differences they have with respect to the matters properly specified by the Majority Member in the Notice of Disagreement and (B) the date any disputed matters are finally resolved by the Accounting Firm. During the twenty (20) day period following the delivery of a Notice of Disagreement, the Majority Member and the Parent Representative shall seek in good faith to resolve any differences that they have with respect to the matters specified by the Majority Member in the Notice of Disagreement. The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to any discussions related to the disputed matters between the Parent Representative and the Majority Member during such twenty (20) day period, including any subsequent disputes arising therefrom. At the end of such twenty (20) day period, the Majority Member and the Parent Representative shall immediately submit to an independent accounting firm (the “Accounting Firm”) for resolution of any and all matters that were included by the Parent Representative in the Notice of Disagreement and that then remain in dispute. The Accounting Firm shall be such nationally recognized independent public accounting firm as shall be agreed upon in writing by the Majority Member and the Parent Representative (such agreement not to be unreasonably withheld, delayed or conditioned).
(e)    In resolving matters submitted to it pursuant to Section 1.09(d), the Accounting Firm (i) shall make its final determination on all matters within forty five (45) days after its appointment, (ii) shall not be entitled to take or order the taking of depositions or other testimony under oath, (iii) shall make its determination on a disputed item by disputed item basis (i.e., not in the aggregate), (iv) with respect to each matter submitted to it, shall not resolve such matter in a manner that is more favorable to Parents than the Statement or more favorable to the Majority Member and the other Members than the Notice of Disagreement, and (v) shall make its determination solely in accordance with the provisions of this Agreement.
(f)    The scope of the disputes to be resolved by the Accounting Firm shall be limited to (i) whether the Statement was prepared in accordance with the

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Accounting Principles with respect to the matters that were submitted for resolution to the Accounting Firm, (ii) whether there were mathematical errors in the Statement, (iii) the fees and expenses allocated pursuant to Section 1.09(h), (iv) whether the Parties have complied with their obligations under Section 1.09(j) and (v) the matters specified in Section 1.09(k). The Accounting Firm is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Statement or the Notice of Disagreement that was not submitted by the Majority Member and the Parent Representative for resolution to the Accounting Firm, (B) any determination as to whether GAAP was followed for the Financial Statements or the Statement (other than to the extent that GAAP is incorporated into the Accounting Principles), (C) any determination as to whether the Example Working Capital was properly calculated in accordance with the Accounting Principles, (D) any determination as to the accuracy of Section 2.05 or any other representation or warranty in this Agreement, or (E) any determination as to compliance by any Party with any of its covenants in this Agreement, other than Section 1.09(j). Any disputes not within the scope of disputes to be resolved by the Accounting Firm pursuant to this Section 1.09(f) shall be resolved in accordance with Section 9.08. Any determination by the Accounting Firm, and any work or analyses performed by the Accounting Firm, shall not be offered as evidence in any Proceeding as evidence of a breach of Section 2.05, a breach of any other representation or warranty in this Agreement or a breach of any covenant in this Agreement (other than a breach of this Section 1.09).
(g)    The final determination by the Accounting Firm of the matters submitted to it pursuant to Section 1.09(d) shall (i) be in writing, (ii) include the Accounting Firm’s calculation of the Final Merger Consideration in accordance with Section 1.09(i), (iii) include the Accounting Firm’s determination of each matter properly submitted to it pursuant to Section 1.09(d) and (iv) include the fees and expenses allocated pursuant to Section 1.09(h).
(h)    The Accounting Firm shall serve in the role of an expert and not in the role of an arbitrator. If any disputed items are referred to the Accounting Firm, the Majority Member and the Parent Representative shall cooperate in good faith with the determination process and the Accounting Firm’s reasonable requests for information, including providing the Accounting Firm with information as promptly as reasonably practicable after its request therefor. The Majority Member and the Parent Representative shall each be entitled to receive copies of all materials provided by the other to the Accounting Firm in connection with the determination process. Except as otherwise provided herein with respect to depositions, the Accounting Firm shall have the power to, and shall, conduct discovery as it reasonably deems necessary in order to interpret and enforce this Section 1.09, and otherwise conduct its review. None of the Majority Member

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or Parents shall have any ex parte conversations or meetings with the Accounting Firm (other than conversations or meetings solely involving the submission of a request for documents or information by the Accounting Firm to such party) without the prior consent of the Majority Member, or the Parent Representative, as applicable. The determinations of the Accounting Firm shall be final, binding and conclusive, absent fraud, bad faith or manifest error. The cost of any dispute resolution (including the fees and expenses of the Accounting Firm and reasonable attorneys’ fees and expenses of the Parties) pursuant to this Section 1.09 shall be borne by the Majority Member (including from the Majority Member Reserve Fund), on the one hand, and Parents, on the other hand, as shall be determined by the Accounting Firm such that the Majority Member (including from the Majority Member Reserve Fund) shall bear the costs in the same proportion that the dollar amount of disputed items submitted to the Accounting Firm which were resolved in Parents’ favor bears to the total amount of disputed items submitted to the Accounting Firm, with Parents bearing the remainder, if any, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.
(i)    The “Final Merger Consideration” shall be calculated by recalculating the Merger Consideration calculated and paid on the Closing Date using the Closing Consideration, as finally determined in accordance with this Section 1.09. If the Final Merger Consideration is more than the Merger Consideration calculated and paid on the Closing Date, Parents shall, within five (5) Business Days after the Statement becomes final and binding on the Parties, make payment by wire transfer, to accounts designated by the Majority Member for the ratable benefit (in accordance with each Member’s Allocable Share) of and further distribution to each Member, other than the MIP, if the Effective Time occurs on or before October 31, 2017, in immediately available funds, of the amount of such difference (the “Excess Amount”), which funds shall be allocated among the Members by the Majority Member in proportion to each Member’s Allocable Share. If the Final Merger Consideration is less than the Merger Consideration calculated and paid on the Closing Date, the Majority Member shall, within five (5) Business Days after the Statement becomes final and binding on the Parties, make payment by wire transfer, to an account or accounts designated by the Parent Representative, in immediately available funds of the amount of such difference (the “Deficiency Amount”), which payment may be made in whole or in part from the Majority Member Reserve Fund.
(j)    In connection with the determination of Closing Consideration pursuant to this Section 1.09:
(i)    during the ninety (90) days following the Closing Date, the Majority Member shall assist, and shall direct the other Members to assist, the

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Parent Representative in the preparation of the Statement, and the Parent Representative shall provide the Majority Member reasonable access (at the requesting party’s sole cost and expense) during normal business hours to the personnel, properties, books and Records of the Company and the Company Subsidiaries as is reasonably necessary for the purpose of assisting with and reviewing the Statement;
(ii)    from the Closing Date through the resolution of any adjustment to the Merger Consideration contemplated by this Section 1.09, Parents shall not take any action with respect to the accounting books and Records of the Company on which the Statement is to be based that is not consistent with the Company’s past practices that would materially impact the Statement; and
(iii)    from the Closing Date through the resolution of any adjustment to the Merger Consideration contemplated by this Section 1.09, Parents shall afford, and shall cause the Company to afford, the Majority Member and its independent accountants reasonable access (at the requesting party’s sole cost and expense) to the personnel, properties, books and Records of the Company and the Company Subsidiaries as is reasonably necessary for the purpose of reviewing the adjustments contemplated by this Section 1.09.
(k)    A Party claiming that any other Party has failed to comply with its obligations under Section 1.09(j) to provide access to information may initiate the appointment of the Accounting Firm by making a written request directly to the Accounting Firm. If the Majority Member or the Parent Representative initiates the appointment of the Accounting Firm under this Section 1.09(k), the Accounting Firm shall have the authority (i) to determine if a Party has complied with its obligations to provide access to the information required pursuant to Section 1.09(j) and to order that a Party comply with any such obligations, (ii) to extend any deadlines set forth in this Section 1.09, including the immediate temporary suspension of such deadlines during the time period necessary to resolve the disputed issue, and (iii) to allow the Majority Member or the Parent Representative the right to amend any prior Statement or Notice of Disagreement where it finds that such Party had been prejudiced by the failure to have been provided access to such information.
(l)    The pendency of a dispute shall not affect the payment obligation of Parents or the Majority Member under Section 1.09(i) to the extent of any undisputed portion of any payment to be made by the Parties under this Article I after the Closing. If any portion of the payment is disputed under this Section 1.09, the Final Merger Consideration shall be calculated on a preliminary basis using only the undisputed items,

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and to the extent the Final Merger Consideration so calculated is greater than or less than the portion of the Merger Consideration applicable to such undisputed items, then the applicable payment shall be made on a preliminary basis pursuant to Section 1.09(i) within five (5) Business Days after the undisputed items have become final. If a preliminary payment is made pursuant to this Section 1.09(l), then, upon final resolution of the Closing Consideration, the payment then required to be made in accordance with Section 1.09(i) shall be made, without duplication, after giving effect to the preliminary payment so paid.
Section 1.10.    Interconnection Deposit Refunds; PPA Deposit Refunds; Other Amounts.
(a)    During the period commencing on the Closing Date and ending on the eighteen (18) month anniversary thereof, within thirty (30) days after the receipt of any Interconnection Deposit Refund by the Surviving LLC, any Company Subsidiary or any now or hereafter existing Affiliate thereof, the Surviving LLC shall, and Parents shall cause the Surviving LLC to, pay to the Majority Member (ratably for the benefit of and further distribution to all of the Members in accordance with their respective Allocable Shares, other than the MIP if the Effective Time occurs on or before October 31, 2017) the aggregate amount of such Interconnection Deposit Refund, by wire transfer of immediately available funds to an account designated by the Majority Member (which funds shall then be allocated among the Members by the Majority Member in accordance with their respective Allocable Shares). The Surviving LLC shall, and Parents shall cause the Surviving LLC to, use its reasonable best efforts to collect any such Interconnection Deposit Refunds during the period commencing on the Closing Date and ending on the eighteen (18) month anniversary thereof.
(b)    During the period commencing on the Closing Date and ending on the eighteen (18) month anniversary thereof, within thirty (30) days after the payment of any Incremental Deposit Payment by the Surviving LLC, any Company Subsidiary or any now or hereafter existing Affiliate thereof, the Majority Member shall pay to the Surviving LLC the aggregate amount of such Incremental Deposit Payment, by wire transfer of immediately available funds to an account designated by the Surviving LLC, which payment may be made in whole or in part from the Majority Member Reserve Fund.
(c)    During the period commencing on the Closing Date and ending on the twelve (12) month anniversary thereof, within thirty (30) days after the receipt of any PPA Deposit Refund by the Surviving LLC, any Company Subsidiary or any now or hereafter existing Affiliate thereof, the Surviving LLC shall, and Parents shall cause the Surviving LLC to, pay to the Majority Member (ratably for the benefit of and further distribution to all of the Members in accordance with their respective Allocable Shares, other than the MIP

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if the Effective Time occurs on or before October 31, 2017) the aggregate amount of such PPA Deposit Refund, by wire transfer of immediately available funds to an account designated by the Majority Member (which funds shall then be allocated among the Members by the Majority Member in accordance with their respective Allocable Shares, other than the MIP if the Effective Time occurs on or before October 31, 2017). The Surviving LLC shall, and Parents shall cause the Surviving LLC to, use its reasonable best efforts to collect any such PPA Deposit Refunds during the period commencing on the Closing Date and ending on the twelve (12) month anniversary thereof.
(d)    From and after the Closing, Parents shall (or shall cause the Surviving LLC to) promptly, and in any event within five (5) Business Days after the receipt thereof (or such longer period of time as a claim for payment from the Majority Member that is subject to offset under Section 1.13 is outstanding), pay to one or more accounts designated by the Majority Member by wire transfer of immediately available funds (for the ratable benefit of the Members in accordance with their respective Allocable Shares, other than the MIP), without duplication, the gross amount of any cash proceeds (including proceeds received in connection with the release of any escrow or holdback amount or the payment of any contingent, earn-out or delayed consideration, in each case, to the extent such amounts are not reflected in Closing Working Capital) actually received after the Closing by the Surviving LLC or a Company Subsidiary in connection with the UK Transaction and the Land Sale.
(e)    If, (i) the Effective Time occurs on or before October 31, 2017 and (ii) at any time following the Closing, the Put Right is exercised, then promptly (and in any event within five (5) Business Days) after such exercise, Parents shall (or shall cause the Surviving LLC to) pay to the Majority Member (for the ratable benefit of the Members in accordance with their respective Allocable Shares, other than the MIP if the Effective Time occurs on or before October 31, 2017), by wire transfer of immediately available funds to one or more accounts designated by the Majority Member, an amount in cash equal to one percent (1%) of the MIP Amount. If instead the Call Right is exercised, the preceding payment shall not be required.
(f)    During the period commencing on the Closing Date and ending on the first date on which no funds remain in Finance-Based Escrows (as defined in Schedule 1.01(e)), within fifteen (15) days after the receipt of any Finance-Based Escrowed Cash (as defined in Schedule 1.01(e)), the Surviving LLC shall, and Parents shall cause the Surviving LLC to, pay to the Majority Member (ratably for the benefit of and further distribution to all of the Members, other than the MIP if the Effective Time occurs on or before October 31, 2017) the aggregate amount of any Finance-Based Escrowed Cash returned to the Surviving LLC, by wire transfer of immediately available funds to an account

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designated by the Majority Member (which funds shall then be allocated among the Members by the Majority Member in accordance with their respective Allocable Shares, other than the MIP if the Effective Time occurs on or before October 31, 2017).  The Surviving LLC shall, and Parents shall cause the Surviving LLC to, use its reasonable best efforts to seek the return of Finance-Based Escrowed Cash as promptly as practical.
(g)    Notwithstanding anything in this Agreement to the contrary, in the event that (i) the Effective Time occurs on or before October 31, 2017, (ii) pursuant to the terms of this Agreement, funds are paid to the Majority Member subsequent to the Closing for allocation among the Members and (iii) at the time that such payment is made, neither the Put Right nor the Call Right have been exercised, then the MIP’s Allocable Share (calculated as if the Effective Time had occurred on November 1, 2017) of such payment shall be paid to the Company instead of being paid to the Majority Member, and shall be included in the applicable redemption price set forth in the Surviving Limited Liability Company Agreement in the event that the Put Right or Call Right are thereafter exercised by the MIP. In the event that (i) the Effective Time occurs on or before October 31, 2017, (ii) pursuant to the terms of this Agreement, funds are paid to the Majority Member subsequent to the Closing for allocation among the Members and (iii) at the time that such payment is made, the Put Right or Call Right had already been exercised, then the Majority Member shall pay to the MIP an amount equal to the MIP’s Allocable Share (without giving effect to the proviso in the definition thereof) of such payment. To avoid duplication, amounts paid in respect of the MIP’s Allocable Share under this Section 1.10(g) shall reduce the amounts otherwise payable to the Majority Member under the other provisions of this Section 1.10.
Section 1.11.    Letter of Transmittal.
(a)    No less than five (5) Business Days prior to the Closing, the Majority Member shall provide, or shall cause its designee to provide, to each Member (other than the Majority Member, which is a party to this Agreement) a letter of transmittal that is in customary form and acceptable in form and substance to the Majority Member and the Parent Representative (such acceptance not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”).
(b)    With respect to any Member (other than the MIP, if the Effective Time occurs on or before October 31, 2017, and the Majority Member) who does not deliver a duly completed Letter of Transmittal to the Majority Member on or prior to the Closing Date, promptly (but in no event later than ten (10) Business Days) following such Member’s delivery to the Majority Member of a duly completed Letter of Transmittal, the Majority

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Member shall pay to such Member its Allocable Share of the Merger Consideration in accordance with the Distribution Waterfall.
Section 1.12.    Paying Agent Matters. At any time following the two (2) year anniversary of the Closing Date, the Parent Representative shall be entitled to require the Majority Member to deliver to the Surviving LLC any portion of the Merger Consideration that had been paid to the Majority Member at the Closing and which has not been disbursed to the Members (unless such amount is the subject of a dispute between any Parties), and thereafter, such Members shall be entitled to look only to the Surviving LLC (subject to abandoned property, escheat or other similar Applicable Laws), as general creditors thereof with respect to the payment of any Merger Consideration, that would otherwise be payable upon the delivery of the Letter of Transmittal by each such Member, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by each such Member at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Laws, the property of Parents, free and clear of all claims or interests of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Majority Member, Parents or the Surviving LLC shall be liable to any direct or indirect former Member (or any successor or assignee thereof) for any portion of the Merger Consideration or interest thereon properly delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Applicable Law.
Section 1.13.    Offset. In the event that the Majority Member (on behalf of itself or the other Members, other than the MIP if the Effective Time occurs on or before October 31, 2017) is required to pay the Surviving LLC (or the Parent Representative or Parents, if applicable) any amount pursuant to Section 1.09 or Section 1.10, and the Majority Member does not pay any such amount to the Surviving LLC (or the Parent Representative or Parents, if applicable) from the Majority Member Reserve Fund within fifteen (15) days after the Majority Member receives a written request for payment from the applicable Party, then Parents (on behalf of themselves and the Surviving LLC) shall be entitled to deduct and offset any such amount from or against any amount that either Parent or the Surviving LLC may be required to pay to the Majority Member (ratably for the benefit of and further distribution to all of the Members in accordance with their respective Allocable Shares, other than the MIP if the Effective Time occurs on or before October 31, 2017) pursuant to Section 1.09 or Section 1.10.
ARTICLE II
Representations and Warranties Relating to the Company and the Company Subsidiaries

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Except as set forth in the disclosure schedules delivered with this Agreement (the “Disclosure Schedules”) (it being expressly agreed that the disclosures in any section or subsection of the Disclosure Schedules shall qualify the corresponding Section or subsection of this Agreement and any matter disclosed with respect to any Section or subsection shall be deemed disclosed for all purposes of any other Section or subsection to the extent such matter’s relevance to such other Section or subsection of this Agreement is reasonably apparent), the Company hereby represents and warrants to Parents and Merger Subs as follows:
Section 2.01.    Organization and Good Standing. Each of (a) the Company and (b) the Company Subsidiaries is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and each Company Subsidiary is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each Company Subsidiary have all requisite limited liability company power to carry on their respective businesses as are now being conducted.
Section 2.02.    Power and Authorization; Binding Agreement. The Company has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is a party. The Company has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Agreement and each other Transaction Document to which the Company is a party and the performance of its obligations hereunder and thereunder. This Agreement has been, and each other Transaction Document to which the Company is a party has been or at or prior to the Closing, will be duly and validly executed and delivered by the Company and when executed and delivered by the Company (assuming the accuracy of the representations and warranties in Section 3.02 and Section 4.02), will constitute legally valid and binding agreements of the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).
Section 2.03.    Noncontravention; Consents and Approvals.
(a)    Except for (i) consents, approvals, authorizations, filings or notices (“Consents”) set forth in Section 2.03(a) of the Disclosure Schedules (the “Company

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Required Consents”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any registration, filing or notification under any federal, state or provincial securities laws, and (iv) matters where the failure to obtain, give or make any Consent, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions, no Consent is required to be made or obtained by the Company or any Company Subsidiary from any Governmental Authority in connection with its execution, delivery and performance of this Agreement and the consummation of the Transactions.
(b)    Except as set forth in Section 2.03(b) of the Disclosure Schedules, neither the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party, nor the consummation of the Transactions, will conflict with or result in any breach of any provision of, or require any Consent or payment under or constitute (with or without notice or lapse of time or both) a violation or default (or give rise to any right of termination, cancellation or acceleration or to loss of a material benefit) under, or result in the creation of any Lien (other than a Permitted Lien) upon the property or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of (i) the Charter Documents of the Company and/or any of the Company Subsidiaries, (ii) any Material Contract to which the Company or any Company Subsidiary is a party (other than payments in accordance with the terms of any Benefit Plan) or (iii) any Governmental Approval, Applicable Law or Order applicable to the Company, any Company Subsidiary or any material portion of their properties or assets, other than (x) in the case of the foregoing clauses (ii) and (iii), any such items that, individually or in the aggregate, would not reasonably be expected to be material to the ownership or operation in the ordinary course of business of the Company or any Company Subsidiary or the ownership of the Membership Interests and would not materially delay or materially impair the consummation of the Transactions, and (y) in the case of the foregoing clauses (i) and (ii), any such items that would result from any attributes or characteristics of either Parent or any Affiliate of either Parent (including, following the Closing, the Company and the Company Subsidiaries) or direct or indirect equity holders of either Parent or any actions taken following Closing by the Company or any of its Affiliates (including the Company Subsidiaries), either Parent, any Affiliate of either Parent or any direct or indirect equity holders of either Parent.
Section 2.04.    Capitalization; Subsidiaries.
(a)    The capitalization of the Company, as of the Effective Date, is set forth in Section 2.04(a) of the Disclosure Schedules. The Membership Interests constitute all of the Equity Interests in the Company.

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(b)    All of the Membership Interests (i) have been duly authorized and are validly issued, (ii) were issued in compliance with Applicable Law and (iii) were not issued in breach or violation of the Charter Documents of the Company. Except for this Agreement and the rights of the Company’s members as may be set forth in the Charter Documents of the Company: (x) there are no outstanding options, warrants, calls, rights (including conversion or preemptive rights) or agreements for the issuance, purchase or acquisition of any Equity Interests in the Company (including the Membership Interests), or securities convertible or exchangeable for any Company equity (including the Membership Interests); and (y) the Company has not entered into any Contracts with respect to the voting or transfer of any Equity Interests in the Company (including the Membership Interests). The Company is not obligated to redeem or otherwise acquire any portion of its Equity Interests.
(c)    Schedule 1.01(a), Schedule 1.01(b), Schedule 1.01(c) and Schedule 1.01(d) collectively set forth a list of all Persons whose Equity Interests are owned by the Company, directly or indirectly, as of the Effective Date and the Company is the direct legal and beneficial owner of, and has good and marketable title to, all such Equity Interests, free and clear of all Liens, other than Permitted Liens. Section 2.04(c) of the Disclosure Schedules sets forth the Company’s ownership, directly or indirectly, of the Equity Interests of each Company Subsidiary. Section 2.04(c) of the Disclosure Schedules sets forth the jurisdiction of organization of the Company and the Company Subsidiaries.
(d)    All of the Equity Interests of each Company Subsidiary (i) have been duly authorized and validly issued, (ii) were issued in compliance with Applicable Law and (iii) were not issued in breach or violation of the Charter Documents of the applicable Company Subsidiary. Except as may be set forth in the Charter Documents of the Company Subsidiaries: (x) there are no outstanding options, warrants, calls, rights (including conversion or preemptive rights) or agreements for the issuance, purchase or acquisition of any Equity Interests of any Company Subsidiary, or securities convertible or exchangeable for any portion of such Equity Interests; (y) there are no Contracts with respect to the voting or transfer of any of such Equity Interests and (z) no Company Subsidiary is obligated to redeem or otherwise acquire any portion of its Equity interests. The Company Subsidiaries are the direct legal and beneficial owner of, and have good and marketable title to, the Equity Interests reflected to be owned by them in Section 2.04(c) of the Disclosure Schedules, free and clear of all Liens, other than under the Charter Documents, the Material Contracts or applicable securities Laws.
(e)    Other than the Company’s interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other Equity Interest in

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any Person, except as set forth in Section 2.04(e) of the Disclosure Schedules. Except for interests in the Intermediate Companies and the Project Companies, no Company Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other Equity Interest in any Person.
(f)    Except as set forth in Section 2.04(f) of the Disclosure Schedules, prior to the Effective Date, the Company has made available to Parents complete copies of the Charter Documents of the Company, each material Intermediate Company and each Project Company that owns or operates any Project with nameplate capacity in excess of two (2) megawatts. The Company and the Company Subsidiaries are not in violation of any provision of their respective Charter Documents in any material respect (except, with respect to Charter Documents that are Tax Equity Documents, as may result from the execution, delivery or performance of the Transaction Documents or consummation of the Transactions).
Section 2.05.    Financial Statements.
(a)    Section 2.05(a) of the Disclosure Schedules sets forth the Company’s audited consolidated financial statements (consisting of a balance sheet, statement of income and statement of cash flows), including the related footnotes, as of and for the years ended December 31, 2015 and December 31, 2014, and unaudited internally prepared consolidated financial statements (consisting of a balance sheet, statement of income and statement of cash flows), as of and for the nine (9) months ended September 30, 2016 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except as described in the notes thereto) and fairly present in all material respects the consolidated financial condition of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and the Company Subsidiaries for the respective periods then ended, subject to, in the case of the unaudited internally prepared consolidated financial statements, (i) the absence of footnote disclosures and other presentation items, and (ii) changes resulting from normal year-end adjustments, the effect of which will not be materially adverse.
(b)    As of the Effective Date, neither the Company nor any Company Subsidiary has any Liabilities other than (i) Liabilities set forth as liabilities on the Company’s consolidated balance sheet as of September 30, 2016 (the “Most Recent Balance Sheet”), (ii) Liabilities that have arisen in the ordinary course of the business of the Company and the Company Subsidiaries since the date of the Most Recent Balance Sheet, (iii) Liabilities that GAAP would not require to be set forth as liabilities in the Company’s consolidated balance sheet, (iv) Liabilities for Taxes, (v) Liabilities disclosed in Section 2.05(b) of the

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Disclosure Schedules and (vi) Liabilities that are not in excess of one hundred thousand dollars ($100,000), individually, or five hundred thousand dollars ($500,000), in the aggregate.
Section 2.06.    Absence of Certain Changes or Events.
(a)    Since the date of the Most Recent Balance Sheet, there have been no changes, effects, events, occurrences or developments which, individually or in the aggregate, have had or would have a Company Material Adverse Effect.
(b)    Since the date of the Most Recent Balance Sheet, except as set forth in Section 2.06(b) of the Disclosure Schedules, (i) the business of the Company and the Company Subsidiaries has been conducted in accordance with the ordinary course of business consistent with past practices in all material respects, and (ii) none of the Company or any Company Subsidiary has taken any action that, if taken after the Effective Date, would, after taking into account Section 5.01(a)(i) of the Disclosure Schedules, constitute a breach of clause (v), (vi), (ix), (xi), (xiii), (xiv) or (xv) (but only to the extent that such clause (xv) relates to the other foregoing clauses) of Section 5.01(a) (other than with respect to its activities in connection with the proposed sale of the Company and the negotiation, execution and performance of this Agreement and any Transaction Document).
Section 2.07.    Litigation, Judgments, No Default, Etc. There are no suits, actions or proceedings (collectively, “Proceedings”) pending to which the Company or any Company Subsidiary is a party and which (a) as of the date hereof would give rise to any legal restraint on or prohibition against the Transactions or (b) would, individually or in the aggregate, have a Company Material Adverse Effect. There is no Order of any arbitrator or Governmental Authority outstanding against the Company or any Company Subsidiary that would, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, except as disclosed in Section 2.07 of the Disclosure Schedules, there are no material Proceedings pending or, to the Knowledge of the Company, threatened, against or otherwise affecting the Company or any Company Subsidiary or their assets.
Section 2.08.    Material Contracts.
(a)    Section 2.08(a) of the Disclosure Schedules sets forth, as of the Effective Date, a list of each Contract (other than any Real Property Agreement, Benefit Plan or Contract related to any Benefit Plan) to which the Company or any Company Subsidiary is a party or by which any of their respective assets are bound or which relate to the facilities, properties or equipment used in connection with the operation of their assets and that is of a nature described below in this Section 2.08 (each, a “Material Contract”):

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(i)    (A) any electricity, water or gas transmission agreement, electricity, water or gas interconnection agreement, shared facilities agreement or joint ownership agreement; (B) any material Contract executed and delivered in connection with any tax equity financing or Indebtedness in respect of the applicable Project(s) with tax equity financing (a “Tax Equity Document”), including the dollar amount thereof; (C) any operations, maintenance or management agreement, or any other service agreements with respect to the operations of each Project pursuant to which the Company or any Company Subsidiary paid more than one million dollars ($1,000,000) in the previous twelve (12) months or which would reasonably be expected to require payments in excess of one million dollars ($1,000,000) in the next twelve (12) months; (D) any other service or parts supply agreements with respect to the operation of each Project pursuant to which the Company or any Company Subsidiary paid more than two million dollars ($2,000,000) in the previous twelve (12) months or which would reasonably be expected to require payments in excess of two million dollars ($2,000,000) in the next twelve (12) months, (E) any renewable energy credit agreement, (F) any Contract for the purchase, exchange, sale or delivery of electric power, including any power purchase agreement, and (G) any Contract for construction of fixed assets or acquisition of capital equipment or other capital expenditure obligations requiring payments by the Company or any Company Subsidiary in excess of two million dollars ($2,000,000) in the previous twelve (12) months or which would reasonably be expected to require payments in excess of two million dollars ($2,000,000) in the next twelve (12) months, including any such module, panel, turbine, transformer, inverter or other major equipment supply contract, but excluding purchase orders for which all payment obligations have been satisfied and any change orders;
(ii)    other than as set forth in the immediately preceding clause (i)(B), any Contract (A) relating to the Indebtedness of or the lending of money by or issued at the request of the Company or any Company Subsidiary (including the principal amount thereof outstanding as of the date hereof) or (B) under which the Company or any Company Subsidiary has created, incurred, assumed or guaranteed (or may create, incur or guarantee) Indebtedness, in the case of (A) and (B) which, individually, is in excess of one million dollars ($1,000,000);
(iii)    any Contract for the future purchase or sale of any material asset of the Company or any Company Subsidiary (including any potential payment to exercise any right or option related to the material assets of the Company or any Company Subsidiary), which, individually, is in excess of one million dollars ($1,000,000);

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(iv)    other than as set forth in the Charter Documents of the Company or any Company Subsidiary, any Contract subjecting the Company or any Company Subsidiary to any obligation or requirement to acquire any Equity Interests or make a capital investment, in each case in excess of one million dollars ($1,000,000), in any Person;
(v)    any Contract that limits the freedom of the Company or any Company Subsidiary to operate their respective businesses or engage or compete in any activity or any line of business or in any geographic area, or that materially restricts the Company or any Company Subsidiary from selling products or providing services to customers or currently proposed customers or any class of customers, in any geographic area or during any period of time or in any segment of the market;
(vi)    other than the Tax Equity Documents, any Contract that is a joint venture, partnership or other similar agreement relating to the creation, operation, management or control of any joint venture or partnership, or that is a stockholders agreement, registration rights agreement or similar agreement;
(vii)    other than the Tax Equity Documents, any Contract that (A) is a guaranty, letter of credit, performance or surety bond, lien structure or similar credit support arrangement issued by or for the account of the Company or any Company Subsidiary, other than letters of credit issued under the Wells Fargo Facility and the FinCo Financing Agreements or decommissioning bonds not in excess of $100,000 (collectively, the “Support Obligations”), or (B) provides a counterparty of the Company or any Company Subsidiary the right, whether or not conditional, to require collateral posting or some other form of Support Obligation to be provided by, or on behalf of, any of the Company or Company Subsidiaries party thereto, in each case, other than any Support Obligation that constitutes a Permitted Lien;
(viii)    any outstanding futures, forward, swap, collar, put, call, floor, cap, option or other similar Contracts, including with respect to electric power (in any form, including energy, capacity or ancillary services), weather or climate, natural gas, fuel oil, coal, emission allowances and offsets, and other commodities, currencies, interest rates, indices and securities;
(ix)    any Contract relating to an acquisition (other than acquisitions of supplies or inventory in the ordinary course of business) pursuant to which the Company or any of the Company Subsidiaries has any outstanding Liabilities or obligations associated with any outstanding earn-out, holdback, purchase price

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adjustment or other form of contingent consideration (but excluding indemnification obligations);
(x)    other than as set forth in clause (i) above or any Governmental Approval, any material Contract with any Governmental Authority, and
(xi)    other than as set forth in clauses (i) – (x) above, any other Contract with a term of twelve (12) or more months and pursuant to which the Company or any Company Subsidiary paid more than three million five hundred thousand dollars ($3,500,000) in the previous twelve (12) months or which would reasonably be expected to require payments in excess of three million five hundred thousand dollars ($3,500,000) in the next twelve (12) months.
(b)    Neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any counterparty to any Material Contract, is in violation of or in breach or default under any Material Contract in any material respect (other than a breach or default under a Tax Equity Document that results from the execution, performance or delivery of the Transaction Documents or consummation of the Transactions), and no event has occurred that with notice or the lapse of time or both constitutes a material breach or default thereunder by the Company or any Company Subsidiary or, to the Knowledge of the Company, any counterparty to any Material Contract. As of the date hereof, neither the Company nor any Company Subsidiary has received written notice from any other party to any Material Contract containing the express intent to terminate or not renew any such Material Contract. The Company has made available to Parents true, correct and complete copies of all Material Contracts, including all material amendments, supplements, schedules and exhibits thereto. Each Material Contract constitutes a valid and binding obligation of the Company or a Company Subsidiary that is a party thereto and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect in all material respects, and is enforceable by each of the Company and the Company Subsidiaries to the extent a party thereto in accordance with its terms (except as may be limited by the Enforceability Exceptions). Except as set forth in Section 2.08(b) of the Disclosure Schedules, there are no Contracts to which the Company or a Company Subsidiary is not a party but by which the Company or a Company Subsidiary’s assets are bound.
Section 2.09.    Employees; Labor Matters.
(a)    Except as set forth on Section 2.09(a) of the Disclosure Schedules, there are no collective bargaining agreements or labor agreements to which the Company is a party or by which the Company is bound. None of the employees of the

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Company (collectively, the “Employees”) are represented by any labor union or labor organization with respect to their employment by the Company. Since December 31, 2014, no labor organization or group of Employees has made a demand for recognition or certification with respect to the Company, and, to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking representation with respect to the Company presently pending with the National Labor Relations Board or any other labor relations tribunal or authority. Since January 1, 2015, no Intermediate Company or Project Company has employed any employees.
(b)    Since December 31, 2014, (i) the Company has not received written notice of any unfair labor practice charges or experienced any material labor disputes, union organization attempts, strikes, work stoppages, slowdowns or lockouts and to the Knowledge of the Company, no such action has been threatened, (ii) there has been no material Proceeding, charge, complaint, grievance, arbitration or investigation pending, or, to the Knowledge of the Company, threatened in writing against the Company alleging violations of any labor or employment-related Applicable Laws and (iii) there has been no material labor or employment-related Proceeding (whether arising under contract, common law or statute or in equity) with any Participant or any dependent thereof involving the Company and, to the Knowledge of the Company, no such Proceeding has been threatened in writing against the Company.
(c)    To the Knowledge of the Company, no Employee is in violation of any material term of any employment agreement, fiduciary duty, non-competition agreement or restrictive covenant to the Company.
(d)    As of the Effective Date, to the Knowledge of the Company, none of R. Steve Creamer, Ryan Creamer or David Shipley has delivered written notice to the Company of his intention to terminate his employment with the Company as a result of the Transactions.
Section 2.10.    Intellectual Property. Except as set forth in Section 2.10 of the Disclosure Schedules, neither the Company nor any Company Subsidiary owns any patent, trademark registration, service mark registration, copyright registration or domain name registration, or any applications for any of the foregoing. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any notice from any Person asserting that any of the Company or the Company Subsidiaries, in the conduct of its business and use of its intellectual property, has infringed or is infringing on any rights of a third party in any material respect. Neither the execution nor performance of this Agreement or any other Transaction Document, or the consummation of the Transactions, shall give rise to any right of any third party to terminate or alter the rights or interest of the

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Company or any Company Subsidiary in any material Intellectual Property or the obligations of the Company or any Company Subsidiary under which material Intellectual Property is licensed to it.
Section 2.11.    Compliance with Law and Good Utility Practice. Except as set forth in Section 2.11 of the Disclosure Schedules, since December 31, 2014, (a) the Company and each Company Subsidiary and, to the Knowledge of the Company, with respect thereto each director, officer, employee and representative of the Company and the Company Subsidiaries, in their capacities as such, have been, and have conducted their business, in compliance in all material respects with all Applicable Laws and Good Utility Practice and (b)(i) neither the Company nor any Company Subsidiary has received any written notice of any alleged material violation of Applicable Law from any Person (other than violations which have been withdrawn, resolved or otherwise remedied), and (ii) there are no material pending, or to the Knowledge of the Company, threatened, hearings, investigations or other Proceedings with respect to any such violation. The foregoing representations and warranties set forth in this Section 2.11 shall not apply to matters related to Taxes (which are dealt with exclusively in Section 2.17).
Section 2.12.    Energy Regulatory.
(a)    Neither the Company nor any Company Subsidiary is currently subject to, or not exempt from, regulation as a “holding company,” an “associate company” of a “holding company,” or a “public utility company” as those terms are defined and used in the Public Utility Holding Company Act of 2005 and the regulations promulgated thereunder, by virtue of the exemptions or waivers set forth in 18 C.F.R. § 366.3. Each Operating Project is either an exempt wholesale generator under 18 C.F.R. part 366 or a qualifying small power production facility that receives the exemptions and waivers set forth in 18 C.F.R. § 292.602(b).
(b)    Each Project Company with an Operating Project that sells energy, capacity, or ancillary services at wholesale, (i) is either exempt from section 205 of the FPA, or (ii) has MBR Authority.
(c)    Each Remaining 2017 Project, if constructed as proposed, will meet the eligibility requirements for maintaining either (i) qualifying small power production facility status under 18 C.F.R. part 292 and at a maximum net power production capacity, as calculated under 18 C.F.R. § 292.204, of no greater than 30 MWac, or (ii) exempt wholesale generator status under 18 C.F.R. part 366.

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(d)    Each of the Projects in the State of New York qualifies as an “alternative energy production facility” as such term is defined under Section 2-b of the New York Public Service Law.
Section 2.13.    Real Property.
(a)    Section 2.13(a) of the Disclosure Schedules contains a true, correct and complete list of each material parcel of real property owned in whole or in part by the Company or any Company Subsidiary (the “Owned Real Property”).
(b)    Section 2.13(b) of the Seller Disclosure Schedules contains a true, correct and complete list of each material agreement (each, a “Real Property Agreement”) pursuant to which the Company or a Company Subsidiary leases, subleases, licenses, uses or otherwise occupies or holds a purchase option or right of first refusal in real property (such real property, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), including any amendments or modifications thereto.
(c)    The Company and each Company Subsidiary has (i) good and valid title to the Owned Real Property and (ii) good and valid leasehold, right-of-way, easement, license interests, purchase option or right of first refusal in the Leased Real Property, except, (i) with respect to each Operating Project where the failure to have such good title or valid interests would not be materially adverse to the relevant Project and (ii) with respect to each Development Project and Remaining 2017 Project, where the failure to have such good title or valid interests would not be a Company Material Adverse Effect. Such Real Property is all of the real property which is necessary for (x) ingress, egress and the operation and maintenance of each Operating Project and (y) ingress, egress and the development, construction and subsequent operation of each Remaining 2017 Project (other than undeveloped portions thereof), in each case, in accordance with all Governmental Approvals and Material Contracts. None of the Owned Real Property or Leased Real Property is subject to any Lien except for Permitted Liens.
(d)    Each Real Property Agreement constitutes a legal, valid and binding obligation of and is in full force and effect and enforceable against the Company and each Company Subsidiary that is a party thereto and, to the Knowledge of the Company, of each counterparty thereto, in accordance with its terms, except as may be limited by the Enforceability Exceptions. Neither the Company nor any Company Subsidiary and, to the Knowledge of the Company, no counterparty to any Real Property Agreement is in default or breach of any Real Property Agreement, nor do any conditions or events exist that, after notice or the lapse of time or both, would constitute a breach or default or permit the acceleration of rent under, or, other than in the ordinary course of business, the

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termination or modification of any such Real Property Agreement, except where the breach, default, acceleration, termination or modification would not be materially adverse to the relevant Project. Except as set forth on Section 2.13(d) of the Disclosure Schedules, a true, correct and complete copy of each material Real Property Agreement has been made available to Parents.
(e)    To the Knowledge of the Company, there is no dispute, claim or condemnation, eminent domain or similar action on-going, pending, or threatened in writing, against the Company or any Company Subsidiary, relating to or affecting any of the Real Property and which would be materially adverse to the relevant Project.
(f)    To the Knowledge of the Company, the Real Property is, except as would not be materially adverse to the relevant Project, (i) in compliance in all material respects with Applicable Laws and restrictive covenants applicable to such Real Property and (ii) in operable condition as is reasonably necessary for the purposes of operating the business as currently being conducted.
(g)    Except as disclosed in Section 2.13(g) of the Disclosure Schedules, there are no agreements, options, rights of first offer, rights of first refusal or similar rights to convey or dispose of any of the Real Property or any material portion thereof or contracts by which the Company or a Company Subsidiary grants or purports to grant, or reserves or purports to reserve, to third parties, material interests in real property, except easements and similar use rights retained by lessors and licensors of the Real Property in the applicable Real Property Agreement, and which retained rights do not limit or prevent in any material manner the uses for which the Company or a Company Subsidiary acquired its interest in the applicable Real Property or Real Property Agreement.
(h)    On behalf of the Company and the Company Subsidiaries, to the Knowledge of the Company, the Company hereby represents and warrants as of the Closing that other than (i) as disclosed pursuant to the Disclosure Schedules, (ii) any matter that is a Permitted Lien, (iii) any matter that is of record in the applicable land records office or (iv) any matter set forth in the Title Documentation:
(i)    there are no existing deeds, land contracts, liens, mortgages, leases, options to purchase, agreements or other interests materially adversely affecting the interest of the Company or each Company Subsidiary in the Real Property and neither the Company nor any Company Subsidiary has done anything to create any lien, encumbrance, transfer of interest, creation of constructive trust, or other encumbrance affecting the Real Property;

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(ii)    except as permitted pursuant to the applicable Real Property Agreement, there is no one in possession or entitled to possession of the Real Property other than such applicable Company or Company Subsidiary; and
(iii)    there exists no litigation, bankruptcy, or assignment for the benefit of creditors involving the Company or a Company Subsidiary which purports to adversely affect the Property.
Section 2.14.    Tangible Assets. The Company and/or the applicable Company Subsidiary has valid and marketable title to, or a valid leasehold interest in, and is the sole owner or lessee, as applicable, of all material tangible assets (including tangible personal property) required to conduct its respective business as presently conducted or otherwise purported to be owned or leased by it, and such assets are in good condition (reasonable wear and tear excepted), in each case, free and clear of all Liens other than Permitted Liens.
Section 2.15.    Governmental Approvals; Permits.
(a)    The Company and the Company Subsidiaries hold all Governmental Approvals that are necessary for the operation of the business of the Company and/or the Company Subsidiaries as presently conducted in all material respects, or that are necessary for the lawful ownership of their respective material properties and assets. Except as set forth in Section 2.15(a) of the Disclosure Schedules or as would not be material to the Company or any Company Subsidiaries, such Governmental Approvals are valid and in full force and effect, and no Proceeding is pending or, or the Knowledge of the Company, threatened, to revoke any Governmental Approval of the Company or any of the Company Subsidiaries.
(b)    Except as set forth in Section 2.15(b) of the Disclosure Schedules, (i) no event has occurred and is continuing that constitutes, or after notice or lapse of time or both would constitute, any violation of any Governmental Approval held by the Company or a Company Subsidiary other than such events which do not or would not reasonably be expected to be materially adverse to the Company or the Project Company to which such violation pertains and (ii) as of the date hereof, neither the Company nor any Company Subsidiary has received written notice from any Person of a material violation of any material Governmental Approval, except as has been cured or otherwise resolved.
(c)    Except as would not, individually or in the aggregate, have a material adverse effect on the Company or the relevant Project Company, each Project Company has obtained or possesses all Governmental Approvals required under

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Applicable Law for the construction, development, ownership and operation of its Project or Projects, in light of the status of construction, development or operation of each such Project as of the Effective Date.
(d)    The Company and the Company Subsidiaries are not engaged in, and have not engaged in, any business other than the acquisition, development, construction, ownership, leasing, operation, maintenance, servicing, administration, management, financing and selling of solar and wind generation facilities and real property and related activities, and the ownership of assets in connection with the foregoing.
Section 2.16.    Environmental Matters.
(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:
(i)    except as set forth in Section 2.16(a)(i) of the Disclosure Schedules, the Company and each Company Subsidiary have been and are in compliance with applicable Environmental Rules;
(ii)    each Project Company has obtained or possesses all Governmental Approvals required under applicable Environmental Rules for the construction, development, ownership and operation of its Project or Projects, in light of the status of construction, development or operation of each such Project, as of the Effective Date, and, except as set forth in Section 2.16(a)(ii) of the Disclosure Schedules, there are no Proceedings, or to the Knowledge of the Company, threatened Proceedings, to revoke, suspend, terminate or modify such Governmental Approvals;
(iii)    to the Knowledge of the Company, with respect to material Governmental Approvals that will be required under applicable Environmental Rules for the construction, development, or operation of each of the Projects, but are not required as of the Effective Date (including, for purposes of clarification, eagle take permits for the Latigo and Pioneer wind projects), except as set forth in Section 2.16(a)(iii) of the Disclosure Schedules, there are no conditions, facts, or circumstances that reasonably could be expected to prevent any of the Project Companies from obtaining such Governmental Approvals;
(iv)    except as set forth in Section 2.16(a)(iv) of the Disclosure Schedules, neither the Company nor any Company Subsidiary has received written notice from any Person, including any Governmental Authority or third party, identifying or alleging (A) any Environmental Condition on or affecting any Real

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Property owned or leased by the Company or any Company Subsidiary, (B) violations of Environmental Rules by the Company or any Company Subsidiary or relating to the construction or ownership of any Project or (C) any Environmental Liability or potential Environmental Liability of the Company or any Company Subsidiary; and
(v)    to the Knowledge of the Company, there is no Environmental Condition that will (A) interfere with or prevent the planned construction, development or operation of any of the Projects in the manner intended as of the Effective Date or the Closing Date or (B) result in an Environmental Liability to the Company or any Company Subsidiary.
(b)    Except as set forth on Section 2.16(b) of the Disclosure Schedules, the Company has made available copies of (i) all material written reports, assessments, data and evaluations in the Company’s and each Company Subsidiary’s possession or control relating to Environmental Conditions at, on or from any Real Property owned or leased by the Company or a Company Subsidiary and any Environmental Liability relating to the Company or any Company Subsidiary; (ii) all material Governmental Approvals issued pursuant to applicable Environmental Rules with respect to each of the Projects; (iii) all material correspondence with Governmental Authorities or third parties with respect to Environmental Liability relating to the Company or any Company Subsidiary, or with respect to any pending material Governmental Approvals sought pursuant to applicable Environmental Rules with respect to each of the Projects; and (iv) all material reports (including cultural, archaeological, species, wetlands, and noise) prepared in connection with each of the Projects.
Section 2.17.    Taxes.
(a)    Except as set forth in Section 2.17(a) of the Disclosure Schedules, each of the Company and the Company Subsidiaries has filed all material Tax Returns that it was required to file and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by the Company and the Company Subsidiaries have been paid. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any Company Subsidiary.
(b)    Except as set forth in Section 2.17(b) of the Disclosure Schedules, there is no material dispute or claim concerning any Liabilities for Taxes of the Company or any Company Subsidiary either (A) claimed or raised by any Governmental Authority in writing or (B) as to which the Company or any managers or officers of the Company has knowledge.

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(c)    Except as set forth in Section 2.17(c) of the Disclosure Schedules, there are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any Company Subsidiary with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and the Company Subsidiaries and with respect to which adequate reserves for payment have been established).
(d)    There are no jurisdictions in which the Company is required to file a Tax Return other than the jurisdictions in which the Company has filed Tax Returns. No written claim has been made in the past three (3) years by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.
(e)    Neither the Company nor any Company Subsidiary has extended or waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.
(f)    All of the representations and warranties made by the Company or any Company Subsidiary in any of the Tax Equity Documents were in all material respects true, correct and complete at the time they were given (as determined, for the avoidance of doubt, without regard to the effect of the performance or consummation of the Transactions).
(g)    Each of the Company and the Company Subsidiaries has been, at all times since its formation, qualified as and treated as a disregarded entity or a partnership for U.S. federal income Tax purposes.
(h)    To the Knowledge of the Company, neither the Company nor any Company Subsidiary has, except as disclosed on Section 2.17(h) of the Disclosure Schedules, transferred (i) an Operating CA Solar System, (ii) more than fifty percent (50%) of the capital and profits interests in any entity which is the direct or indirect owner of an Operating CA Solar System, or (iii) any interest in a Transferred Entity that did not result in a continuation of the same proportional beneficial ownership of the Transferred Entity after the transfer (except, in the case of each of subsections (i) through (iii), as may result from the execution, delivery or performance of the Transaction Documents or consummation of the Transactions).

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Section 2.18.    Employee Benefit Plans.
(a)    Section 2.18(a)(i) of the Disclosure Schedules sets forth each Benefit Plan sponsored, maintained, or contributed to by the Company or the Company Subsidiaries. Except as set forth in Section 2.18(a)(ii) of the Disclosure Schedules, none of the Company, the Company Subsidiaries and the ERISA Affiliates sponsor, maintain, or contribute to, or has within the preceding six (6) years sponsored, maintained, or contributed to, any Benefit Plan that is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(b)    Except as has been cured or otherwise resolved in all material respects or as set forth in Section 2.18(b) of the Disclosure Schedules: (i) each Benefit Plan maintained by the Company or any Company Subsidiary is in compliance in all material respects with all Applicable Laws; (ii) no claim has been filed, commenced or to the Knowledge of the Company threatened in writing against the Company or any Company Subsidiary alleging any violation of Applicable Law in respect of a Benefit Plan, which claim remains threatened or pending; and (iii) to the Knowledge of the Company, no investigation with respect to any of the foregoing has been commenced and remains unresolved.
(c)    Except as set forth in Section 2.18(c) of the Disclosure Schedules, with respect to each Benefit Plan, the Company has made available to Parents complete copies of each of the following documents: (i) the Benefit Plan; (ii) the annual report, if required under ERISA or the Code, for the most recent plan year; (iii) the current recent Summary Plan Description, if required under ERISA; and (iv) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
(d)    Except as set forth in Section 2.18(d) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement, whether alone or together with any other event, will not entitle any Participant to any payment or accelerate the time of payment or vesting, or increase the amount, of compensation due any Participant.
(e)    The Transactions, whether alone or together with any other event, will not result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
(f)    No Benefit Plan provides welfare benefits, including without limitation death or medical benefits (whether or not insured), with respect to Participants

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beyond their retirement or other termination of service, other than coverage required by Applicable Law.
Section 2.19.    Transactions with Affiliates. Except (i) as set forth in Section 2.19 of the Disclosure Schedules and (ii) for Benefit Plans set forth in Section 2.18(a)(i) of the Disclosure Schedules, none of the Company, any Affiliate of the Company, or the Members (or any Affiliate of the Members (including any portfolio company (as such term is commonly understood in the private equity industry) affiliated with the Members)) or any of their respective directors, officers, employees, representatives or “associates” or “immediate family” members (as defined in Rules 12b-2 and 16a-1 of the Exchange Act), (A) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of, consultant to, or contractor for, any Person that does business, or has any Contract, with the Company or any of the Company Subsidiaries, except with respect to intercompany arrangements among the Company and the Company Subsidiaries or (B) is a party to any Contract with the Company or any Company Subsidiary, including any Contract relating to any loan to any such Person (any such Contract, a “Related Party Agreement”).
Section 2.20.    Insurance. Section 2.20 of the Disclosure Schedules lists all insurance policies currently maintained by or on behalf of the Company and each Company Subsidiary (the “Insurance Policies”), including (a) the name of the insurer, (b) the policy number, type and period of coverage, and (c) the scope (including whether coverage is on a claims made, occurrence or other basis) and amount of coverage (including deductibles and ceilings). All premiums with respect to such Insurance Policies covering all periods up to and including the time at which Closing occurs have been or will be paid. Neither the Company nor any Company Subsidiary has received any notice of cancellation, nonrenewal or termination with respect to any such Insurance Policy, and, to the Knowledge of the Company, no such cancellation, nonrenewal or termination has been threatened. Such Insurance Policies are valid, binding, and in full force and effect for the policy periods stated in Section 2.20 of the Disclosure Schedule. There are no outstanding claims by the Company or any Company Subsidiary under any such insurance policies as to which the insurers have denied coverage or otherwise reserved rights or refused to cover all or any portion of such claims.
Section 2.21.    Finders and Investment Bankers. None of the Company, any of the Company Subsidiaries, or any of their respective officers, directors or Affiliates has employed any investment banker, financial advisor, broker or finder in connection with the Transactions, except for Barclays Capital Inc. (“Barclays”), Marathon Capital, LLC (“Marathon”), CohnReznick Capital Markets Securities, LLC (“CohnReznick”) and Citigroup Global Markets, Inc. (“Citi”) or incurred any Liability for any investment banking,

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business consultancy, financial advisory, brokerage or finders’ fees or commissions in connection with the Transactions, except for fees payable to Barclays, Marathon, CohnReznick and Citi all of which have been or will be paid by the Company in accordance with the agreements between the Company and Barclays, Marathon, CohnReznick or Citi (as applicable).
Section 2.22.    No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article II (as modified by the Disclosure Schedules), none of the Company or the Majority Member make any other express or implied representation or warranty with respect to the Company, any Company Subsidiary or the Projects, and the Company and the Majority Member hereby disclaim any other representations or warranties with respect to the Company or any Company Subsidiary. Except for the representations and warranties contained in this Article II (as modified by the Disclosure Schedules), the Company and the Majority Member hereby disclaim all Liability and responsibility for any representation, warranty, projection, forecast, statement or information, in each case, about the Company, the Company Subsidiaries and/or the Projects made, communicated, or furnished (orally or in writing) to Parents or their Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Parents or their Affiliates by any director, officer, employee, agent, consultant or representative of any Member or the Company or the Company Subsidiaries or any of their respective Affiliates). Notwithstanding the foregoing, nothing in this Section 2.22 shall imply that any Person other than the Company is making the representations and warranties set forth in this Article II to Parents and Merger Subs.
ARTICLE III
Representations and Warranties of the Majority Member
Except as set forth in the Disclosure Schedules delivered with this Agreement (it being expressly agreed that the disclosures in any section or subsection of the Disclosure Schedules shall qualify the corresponding Section or subsection of this Agreement and any matter disclosed with respect to any Section or subsection shall be deemed disclosed for all purposes of any other Section or subsection of this Agreement to the extent such matter’s relevance to such other Section or subsection is reasonably apparent), the Majority Member hereby represents and warrants to Parents and Merger Subs as follows:
Section 3.01.    Organization, Standing and Power. Except as would not, individually or in the aggregate, have a Majority Member Material Adverse Effect, the Majority Member has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Majority Member is duly qualified to do business in all jurisdictions in which the nature of the business

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conducted by it makes such qualification necessary, except where the failure to be so duly qualified, individually or in the aggregate, would not have a Majority Member Material Adverse Effect. The Majority Member has all requisite limited liability company power and authority to carry on its business as now being conducted. The Majority Member is, and has been, in compliance in all material respects with the Company LLC Agreement. Annex I sets forth the true, complete and correct ownership of the Membership Interests as of the date hereof and, when delivered, the Distribution Waterfall will be consistent with the Company LLC Agreement, including with respect to the minority Members.
Section 3.02.    Authorization; Binding Agreement. The Majority Member has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and each other Transaction Documents to which it is a party. The Majority Member has taken all necessary limited liability company action to authorize execution, delivery and performance of this Agreement and each other Transaction Document to which the Majority Member is a party and the performance of its obligations hereunder and thereunder. This Agreement has been, and each other Transaction Document to which the Majority Member is a party have been or at or prior to the Closing will be, duly and validly executed and delivered by the Majority Member and when executed and delivered by the Majority Member (assuming the accuracy of the representations and warranties in Sections 2.02 and 4.02), will constitute legally valid and binding agreements of the Majority Member, enforceable in accordance with their terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.
Section 3.03.    Noncontravention.
(a)    Except for (i) matters set forth in Section 3.03(a) of the Disclosure Schedules (the “Majority Member Required Consents”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any registration, filing or notification under any federal, state or provincial securities laws, and (iv) matters where the failure to obtain, give or make any Consent, individually or in the aggregate, would not have a Majority Member Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions, no Consent is required to be obtained by the Majority Member from, or to be given by the Majority Member to, or made by the Majority Member with, any Governmental Authority in connection with its execution, delivery or performance of this Agreement and the consummation of the Transactions.
(b)    Neither the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Majority Member is a party nor the consummation of the Transactions will conflict with or result in any breach of any provision of, or require any Consent or payment under, or constitute (with or without notice

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or lapse of time or both) a violation or default (or give rise to any right of termination, cancellation or acceleration or to loss of a material benefit) under, or result in the creation of any Lien upon the property or assets of the Majority Member or its subsidiaries under, any of the terms, conditions or provisions of (i) the Charter Documents of the Majority Member, (ii) any Contract to which the Majority Member is a party or by which it or any material portion of its properties or assets may be bound or (iii) any Governmental Approval, Applicable Law or Order applicable to the Majority Member or any material portion of its properties or assets, other than, in the case of the foregoing clauses (ii) or (iii), any such items that, individually or in the aggregate, would not have a Majority Member Material Adverse Effect.
Section 3.04.    Litigation. As of the Effective Date, there is no Proceeding pending or, to the Knowledge of the Majority Member, threatened in writing, to which the Majority Member is a party, in any such case at law or in equity before any Governmental Authority or arbitral body against or affecting the Majority Member which, individually or in the aggregate, would have a Majority Member Material Adverse Effect. The Majority Member is not subject to any judgment, decree, injunction, rule or order of any Governmental Authority or any arbitrator that prohibits the consummation of the Transactions or would, individually or in the aggregate, have a Majority Member Material Adverse Effect.
Section 3.05.    Finders and Investment Bankers. Neither the Majority Member nor any of its officers, directors or Affiliates has employed any investment banker, financial advisor, broker or finder in connection with the Transactions, except for Barclays, Marathon, CohnReznick and Citi, or incurred any Liability for any investment banking, business consultancy, financial advisory, brokerage or finders’ fees or commissions in connection with the Transactions, except for fees payable to Barclays, Marathon, CohnReznick and Citi, all of which have been or will be paid by the Company in accordance with the agreements between the Company and Barclays, Marathon, CohnReznick and Citi (as applicable).
Section 3.06.    No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedules), the Majority Member does not make any other express or implied representation or warranty with respect to the Majority Member, and the Majority Member hereby disclaims any other representations or warranties with respect to the Majority Member. Except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedules), the Majority Member hereby disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information, in each case, about the Company, the Company Subsidiaries and/or the

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Projects, made, communicated, or furnished (orally or in writing) to Parents or their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parents or their Affiliates by any director, officer, employee, agent, consultant, or representative of any Member or the Company or the Company Subsidiaries or any of their respective Affiliates). Notwithstanding the foregoing, nothing in this Section 3.06 shall imply that any Person other than the Majority Member is making the representations and warranties set forth in this Article III to Parents and Merger Subs.
ARTICLE IV
Representations and Warranties of Parents and Merger Subs
Except as set forth in the Disclosure Schedules delivered with this Agreement (it being expressly agreed that the disclosures in any section or subsection of the Disclosure Schedules shall qualify the corresponding Section or subsection of this Article IV and any matter disclosed with respect to any Section or subsection shall be deemed disclosed for all purposes of any other Section or subsection to the extent such matter’s relevance to such other Section or subsection is reasonably apparent), each Parent and each Merger Sub hereby represents and warrants to the Company and the Majority Member, as to itself, as follows:
Section 4.01.    Organization, Standing and Power. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each Parent and each Merger Sub has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation or organization. Each Parent and each Merger Sub is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect. Each Parent and each Merger Sub has all requisite corporate, limited liability company or other (as applicable) power and authority to carry on its business as now being conducted.
Section 4.02.    Authorization; Binding Agreement. Each Parent and each Merger Sub has all requisite corporate, limited liability company or other (as applicable) power and authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is a party. Except as set forth on Section 4.02 of the Disclosure Schedules, each Parent and each Merger Sub has taken all necessary corporate, limited liability company or other (as applicable) action to authorize execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder. This Agreement has been, and each other Transaction Document to which each Parent and

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each Merger Sub are a party have been or at or prior to the Closing will be, duly and validly executed and delivered by each Parent and each Merger Sub and when executed and delivered by each Parent and each Merger Sub (assuming the accuracy of the representations and warranties in Section 2.02 and Section 3.02) will constitute legally valid and binding agreements of each Parent and each Merger Sub, as applicable, enforceable in accordance with their terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.
Section 4.03.    Merger Subs. Merger Sub I is a wholly-owned subsidiary of Parent I and Merger Sub II is a wholly-owned subsidiary of Parent II. Each Merger Sub was formed specifically for the Transactions and has conducted no operations and incurred no liabilities or obligations other than in connection with its formation and the Transactions.
Section 4.04.    Noncontravention.
(a)    Except for (i) matters set forth in Section 4.04(a) of the Disclosure Schedules (the “Parent Required Consents”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any registration, filing or notification under any federal, state or provincial securities laws, and (iv) matters where the failure to obtain, give or make any Consent, individually or in the aggregate, would not have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions, no Consent is required to be obtained by either Parent or either Merger Sub from, or to be given by either Parent or either Merger Sub to, or made by either Parent or either Merger Sub with, any Governmental Authority in connection with their execution, delivery or performance of this Agreement and the consummation of the Transactions.
(b)    Except as set forth in Section 4.04(b) of the Disclosure Schedules, neither the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the Transactions will conflict with or result in any breach of any provision of, or require any Consent or payment under, or constitute (with or without notice or lapse of time or both) a violation or default (or give rise to any right of termination, cancellation or acceleration or to loss of a material benefit) under, or result in the creation of any Lien upon the property or assets of Parents, Merger Subs or any of their respective subsidiaries under, any of the terms, conditions or provisions of (i) the Charter Documents of either Parent or either Merger Sub, (ii) any Contract to which any of Parents or Merger Subs is a party or by which any of them or any portion of their respective properties or assets may be bound or (iii) any Governmental Approval, Applicable Law or Order applicable to either Parent or either Merger Sub or any material portion of their respective properties or assets, other than, in

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the case of the foregoing clauses (ii) or (iii), any such items that, individually or in the aggregate, would not have a Parent Material Adverse Effect.
Section 4.05.    Investment Representations.
(a)    The Membership Interests are being acquired by each Parent solely for such Parent’s own account, and not with a view to or for sale in connection with a distribution (within the meaning of the Securities Act) in violation of the Securities Act of 1933, as amended (the “Securities Act”).
(b)    Each Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Membership Interests, and each Parent is an “accredited investor,” as such term is defined in Rule 501 of Regulation D under the Securities Act.
(c)    Each Parent understands that neither the offer nor the sale of the Membership Interests has been, and that neither the offer nor the sale of the Membership Interests will be, registered under the Securities Act or any applicable state securities laws.
(d)    Each Parent has had an opportunity to discuss the business of the Company and the Company Subsidiaries, their respective management and financial affairs and the terms and conditions of the Transactions with the Company’s management.
Section 4.06.    No General Solicitation. None of Parents, Merger Subs or their respective representatives, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation or (b) published any advertisement, in each case, in connection with the offer and sale of the Membership Interests.
Section 4.07.    Availability of Funds. Parents (a) will have as of the Closing Date, cash and immediately available funds sufficient to enable each of them to consummate the Transactions and pay any expenses incurred by Parents and Merger Subs in connection with the Transactions and (b) have not incurred, and will not incur as of the Closing Date, any obligation, commitment, restriction or Liability of any kind, which would prevent the payment of funds necessary to consummate the Transactions.
Section 4.08.    Financing.
(a)    The Parent Representative has delivered to the Majority Member true, correct and complete copies of executed equity commitment letters dated as of the

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Effective Date (the “Equity Commitment Letters”) pursuant to which certain equity investors identified therein have committed, upon the terms and subject to the conditions thereof, to invest funds in Parents as set forth therein (the “Equity Financing”). The Equity Commitment Letters provide that the Company is an express third party beneficiary thereof and the Company is entitled to enforce such Equity Commitment Letters, in each case, subject to the terms and conditions thereof.
(b)    Each of the Equity Commitment Letters is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect, no such amendment, supplement or modification that is or would reasonably be expected to be adverse to the Company is contemplated and the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts, agreements, side letters or arrangements to which either Parent or any of their respective Affiliates is a party relating to the Equity Financing, other than as expressly set forth in the Equity Commitment Letters. Each of the Equity Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of the applicable Parent Affiliate party thereto, except as such enforceability may be subject to the Enforceability Exceptions. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of either Parent or any Affiliate of either Parent that is party thereto under any term, or a failure of any condition, of the Equity Commitment Letters, or otherwise result in any portion of the Equity Financing contemplated thereby to be unavailable or delayed. There are no conditions precedent relating to the funding of the full amount of the Equity Financing, other than as set forth in the Equity Commitment Letters. None of Parents or Merger Subs have reason to believe that any of them could be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letters required to be satisfied by them.
(c)    The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letters, will be, in the aggregate, as of the Closing Date, sufficient to enable Parents to consummate the Transactions as contemplated hereby and pay any fees and expenses incurred by Parents and Merger Subs in connection with the Transactions. None of Parents or Merger Subs has incurred, and will not incur as of the Closing Date, any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect, other than in a de minimis manner, either Parent’s or either Merger Sub’s ability to consummate the Transaction and pay all related transaction expenses as contemplated by this Agreement.
(d)    With respect to Parent II and Merger Sub II, (i) this Agreement and the Transactions are commercial rather than public or governmental acts and neither Parent II nor Merger Sub II is entitled to claim immunity from legal proceedings with respect

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to itself or any of its assets on the grounds of sovereignty or otherwise under any applicable laws or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement and (ii) to the extent that either Parent II or Merger Sub II or any of its respective assets has or hereafter may acquire any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereignty or otherwise, each of Parent II and Merger Sub II hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Agreement.
Section 4.09.    Finders and Investment Bankers. None of Parents, Merger Subs or any of their respective officers, directors or Affiliates, as applicable, has employed any investment banker, financial advisor, broker or finder in connection with the Transactions, except for Credit Suisse Securities (USA) LLC, or incurred any Liability for any investment banking, business consultancy, financial advisory, brokerage or finders’ fees or commissions in connection with the Transactions, except for fees payable to Credit Suisse Securities (USA) LLC, all of which have been or will be paid by Parents in accordance with the agreements between Parents and Credit Suisse Securities (USA) LLC.
Section 4.10.    Litigation. As of the Effective Date, there is no Proceeding or claim pending or, to the Knowledge of Parents, threatened in writing, to which either Parent or either Merger Sub is a party, in any such case at law or in equity before any Governmental Authority or arbitral body, against or affecting either Parent or either Merger Sub which would have a Parent Material Adverse Effect. As of the Effective Date, none of Parents or Merger Subs is subject to any judgment, decree, injunction, rule or order of any Governmental Authority or any arbitrator that prohibits the consummation of the Transactions or would, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 4.11.    Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, each Parent and each Merger Sub acknowledges and agrees that none of the Members, the Company, the Company Subsidiaries or any Affiliate of the foregoing is making any representations or warranties whatsoever, express or implied, beyond those given by the Company in Article II and by the Majority Member in Article III (in each case, as modified by any applicable Disclosure Schedules), and each Parent acknowledges and agrees that, except for the representations and warranties contained therein, the business of the Company and the Company Subsidiaries is being transferred on a “where is” and, as to condition, on an “as is” basis. Any claims either Parent or either Merger Sub may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in Article II and by the Majority Member in Article III (in each case as modified by the Disclosure

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Schedules). Each Parent and each Merger Sub further acknowledge and agree that none of the Members, the Company, the Company Subsidiaries or any of their respective Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Company Subsidiaries or the Projects or the Transactions not set forth herein or in the other Transaction Documents. Nothing herein shall prohibit or prevent either Parent or either Merger Sub from bringing claims for actual and intentional fraud or willful misconduct against the Majority Member or the Company.
Section 4.12.    Parent Status.
(a)    Each Parent, and each entity, if any, through which a Parent holds an interest in a Merger Sub, is organized under the laws of the United States or a state thereof and properly characterized for U.S. federal income tax purposes as a corporation and is not (i) a regulated investment company or real estate investment trust subject to taxation under subchapter M, chapter 1 of the Code, (ii) a tax-exempt entity (as defined in Section 168(h) of the Code), (iii) a person described in Section 54(j)(4) of the Code, (iv) an organization exempt from tax under Section 501(a) of the Code, (v) a cooperative organization described in Section 1381(a) of the Code, (vi) a mutual saving bank, cooperative bank or domestic building and loan association to which Section 593 of the Code applies or (vii) a U.S. federal, state or local government (or any political subdivision, agency or instrumentality thereof).
(b)    Neither Parent nor any Affiliate thereof is related to any purchaser of power produced at a project owned or leased by any Company Subsidiary such that, following Closing, any Company Subsidiary would become a “related person” to such a purchaser for purposes of Section 267(a) or 707(a) of the Code. Neither Parent nor any of its Affiliates is related, within the meaning of Section 45(e)(4) of the Code to any Company Subsidiary.
Section 4.13.    No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article IV (as modified by the Disclosure Schedules), none of Parents and Merger Subs make any other express or implied representation or warranty with respect to Parents or Merger Subs, and Parents and Merger Subs hereby disclaim any other representations or warranties with respect to Parents and Merger Subs. Except for the representations and warranties contained in this Article IV (as modified by the Disclosure Schedules), Parents and Merger Subs hereby disclaim all Liability and responsibility for any representation, warranty, projection, forecast, statement or information, in each case, about Parents and/or Merger Subs made, communicated, or furnished (orally or in writing) to the Members or the Company or their

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Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to the Members or the Company or their Affiliates by any director, officer, employee, agent, consultant or representative of Parents or Merger Subs or any of their respective Affiliates). Notwithstanding the foregoing, nothing in this Section 4.13 shall imply that any Person other than Parents and Merger Subs are making the representations and warranties set forth in this Article IV to the Majority Member and the Company.
ARTICLE V
Covenants
Section 5.01.    Covenants Relating to Conduct of Business.
(a)    Except as required by Applicable Law or the Charter Documents of the Company and the Company Subsidiaries, as contemplated or permitted by this Agreement, as set forth in Section 5.01(a)(i) of the Disclosure Schedules or as set forth in the annual budget of the Company and the Company Subsidiaries for 2017, as set forth on Section 5.01(a)(ii) of the Disclosure Schedules, or with the prior written consent of the Parent Representative (which consent shall not be unreasonably withheld, delayed or conditioned), from the Effective Date until the Closing, (x) the Company shall, and shall cause the Company Subsidiaries to, conduct their respective businesses (A) in the ordinary course in substantially the same manner as previously conducted and in material compliance with all Applicable Laws, (B) use commercially reasonable efforts to preserve intact, in all material respects, their current business organization and (C) use commercially reasonably efforts to maintain their relations and goodwill with employees, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors, Governmental Authorities and others having material business dealings with the Company or any of the Company Subsidiaries and (y) without limiting the generality of the foregoing, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:
(i)    (A) split, combine or reclassify any of its outstanding Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its outstanding Equity Interests or (B) purchase, redeem or otherwise acquire any outstanding Equity Interests of the Company or any Company Subsidiary or any rights, warrants or options to acquire any such Equity Interests (other than purchases, redemptions and other acquisitions of Equity Interests of the Company not to exceed, in the aggregate, two percent (2%) of the fully-diluted outstanding Equity Interests of the Company as of the Effective Date);

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(ii)    issue, sell, grant or pledge any Equity Interests of the Company or any of the Company Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) issuances, sales, grants and pledges of Equity Interests of the Company not to exceed, in the aggregate, one percent (1%) of the fully-diluted outstanding Equity Interests of the Company as of the Effective Date, (y) in connection with the formation of any new Project Company that is a subsidiary of the Company or any Company Subsidiary in connection with development activities that are permitted by this Agreement and (z) in connection with financing the Remaining 2017 Projects);
(iii)    other than any administrative or ministerial amendment of the Charter Documents of any Company Subsidiary or any Tax Equity Document, (A) amend the Company LLC Agreement, (B) amend the MIP LLC Agreement (other than to change the manager of the MIP) or (C) amend the comparable Charter Documents of any Company Subsidiary, except for amendments to Charter Documents of Projects in a tax equity portfolio, so long as such amendments do not impact projected cash flows and are approved by the applicable financing sources;
(iv)    sell, lease, abandon, license or otherwise dispose of any of the material assets or properties of the Company or any of the Company Subsidiaries or acquire any material assets or properties, except in the ordinary course of business;
(v)    adopt a plan of, or otherwise enter into any Contract with respect to, any complete or partial merger, consolidation, liquidation, dissolution, restructuring, recapitalization, or other reorganization or business combination involving the Company or any of the Company Subsidiaries; provided that this clause (v) shall not restrict the Company or any of the Company Subsidiaries from taking any such action in connection with any tax equity financing or the incurrence of any other Indebtedness solely with respect to the Remaining 2017 Projects;
(vi)    other than in respect of Real Property or as set forth in the Development Budget (including in connection with the formation of any new Project Company in connection with development activities that are contemplated by the Development Budget or otherwise permitted by this Agreement) or the Remaining 2017 Projects, purchase or acquire any property, assets or securities or make any investment in any Person, either by purchase of stock or securities, contributions

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to capital or asset transfers, purchase of any assets, or otherwise acquire direct or indirect control over any Person (including by merger);
(vii)    (A) commence any claim or (B) compromise, settle or grant any release of any claim relating to any pending Action where the amount involved in any individual claim is in excess of two million five hundred thousand dollars ($2,500,000), or such matter involves a material restriction upon the ability of the Company or any of the Company Subsidiaries to engage or compete in any line of business or in any geographic area;
(viii)    (A) other than any amendment that is administrative, ministerial or that would increase aggregate liabilities thereunder by less than one million dollars ($1,000,000) or as necessary in connection with Remaining 2017 Projects, amend or otherwise modify (including by entering into a new Material Contract with such party or otherwise), or waive any condition with respect to, any Material Contract, Related Party Agreement or Real Property Agreement or (B) initiate the termination (other than allowing expiration according to its scheduled term, including by failing to renew) of any Material Contract or Real Property Agreement;
(ix)    make or declare any dividend or distribution to any equityholder of the Company or the Company Subsidiaries, other than a dividend or distribution composed solely of cash;
(x)    other than in connection with development activities consistent with amounts pertaining to “Contracted and Exclusive Assets” as set forth on Schedule 1.01(f) or otherwise permitted by this Agreement, incur any Indebtedness or make any third party loans or advances, other than, in each case, in the ordinary course of business to build or finance projects, in connection with the Remaining 2017 Projects or in connection with the issuance of letters of credit, or the increase in commitments or extension of the maturity date, under the Wells Fargo Facility;
(xi)    make any capital expenditures other than (x) any expenditures and commitments set forth in the Development Budget or with respect to Remaining 2017 Projects and (y) capital expenditures fully accounted for in the Working Capital, provided that the Company and the Company Subsidiaries shall be permitted, without any requirement to obtain the Parent Representative’s consent or approval, to make expenditures or commitments in connection with (A) the Development Projects of up to two million dollars ($2,000,000) per line item set forth in the Development Budget and up to five million dollars ($5,000,000) in the aggregate, and (B) any reasonable actions in compliance with Applicable Law in response to

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an operational emergency or an immediate and material threat to the health or safety of natural Persons as the Company deems prudent based on Good Industry Practice (provided that the Company shall give prompt notice of any such emergency and actions to the Parent Representative and that the Company shall use its reasonable best efforts and shall cause the Company Subsidiaries to use their reasonable best efforts to minimize losses in connection with such emergency and related actions);
(xii)    (A) establish, adopt, amend or terminate any Benefit Plan, (B) materially increase the amount of wages, salary, commissions, fringe benefits, severance benefits or other compensation or benefits payable to, or for the benefit of, any Participant, (C) hire employees (except for the necessary replacement of existing employees in the ordinary course of business) or (D) terminate employees other than for cause, in each case except (x) as required by Applicable Law, (y) as required by the terms of any Benefit Plan as in effect on the Effective Date or (z) in the ordinary course of business (including in connection with new hires, promotions and employee review cycles), in each case, so long as the expected aggregate cash compensation expense of the Company for the 2017 calendar year does not exceed sixteen million dollars ($16,000,000), excluding cash compensation for field maintenance personnel;
(xiii)    (A) enter into any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union or labor organization or (B) recognize or certify any labor union, labor organization, or group of Employees as the bargaining representative for any Employees;
(xiv)    make any changes in any material respect in the Company’s or any of the Company Subsidiaries’ financial accounting or actuarial methods, principles or practices, except as may be required by GAAP;
(xv)    enter into any new line of business;
(xvi)    with respect to any Remaining 2017 Project, enter into any Contract (a) that would cause it to materially and adversely deviate from the debt service coverage ratio set forth on Section 5.01(a)(xvi) of the Disclosure Schedules or the projected cash flows set forth in the Company’s financial model, dated January 8, 2017, provided to Parents or (b) on terms that are not substantially similar to existing financing facilities of the Company and the Company Subsidiaries; or
(xvii)    authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions;

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provided, however, that in the event that the Company or any of the Company Subsidiaries would be prohibited from taking any action by reason of this Section 5.01(a) without the prior written consent of the Parent Representative, such action may nevertheless be taken without such consent if the Company requests the Parent Representative’s written consent and the Parent Representative fails to respond in writing or fails to withhold its consent to such request within five (5) Business Days after the date of such request (time being of the essence). Notwithstanding anything in this Section 5.01(a) to the contrary, nothing contained in this Agreement shall give either Parent or either Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, the Company and each Company Subsidiary shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.
(b)    Development Funding. During the period prior to the Closing, the Majority Member shall cause the Company to be funded by cash contributions (as necessary) such that the Company has sufficient funds in order to make the expenditures contemplated by the Development Budget in all material respects unless otherwise consented in writing by the Parent Representative.
(c)    Modification of Disclosure Schedules. During the period between the Effective Date and the Closing Date, the Company shall have the right to modify its Disclosure Schedules to describe any action taken during such period by the Company or any Company Subsidiary that is either required by or not prohibited by Section 5.01(a). The Company shall provide Parents with copies of any such modification. For purposes of Article VI, Article VII and Article IX, the Company shall be deemed to have made any such disclosure to Parents in this Agreement as of the Effective Date.
(d)    Notice of Certain Events. From the Effective Date until the Closing, the Company shall promptly notify the Parent Representative in writing (i) of any circumstance, occurrence, event, action or inaction relating to the Majority Member, the Company or the Company Subsidiaries, the existence, occurrence, non-occurrence, or taking of or not taking of which has resulted or would reasonably be expected to result (whether with notice, the passage of time or both) in the failure of any of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied, (ii) of any bona fide written notice from any Person alleging that the consent of such Person is required in connection with the Transactions where such consent would constitute a Company Required Consent or a Majority Member Required Consent, (iii) of any written notice or other written communication from any Governmental Authority which (x) challenges the Transactions, or (y) unless such notice is separately required under Section 5.03, requests material or non-public information relating to the Transactions, in the case of clauses (x) and (y),

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pursuant to Applicable Law and (iv) if the aggregate expenditures made by the Company and the Company Subsidiaries in connection with the Remaining 2017 Projects exceed one hundred ten percent (110%) of the Remaining 2017 Project Budget delivered by the Company to Parents on the Effective Date. From the Effective Date until the Closing, the Parent Representative shall promptly notify the Company and the Majority Member in writing of (A) any circumstance, occurrence, event, action or inaction relating to either Parent or either Merger Sub the existence, occurrence, non-occurrence, or taking of or not taking of, which has resulted or would reasonably be expected to result (whether with notice, the passage of time or both) in the failure of any of the conditions set forth in Section 6.01 or Section 6.03 to be satisfied, (B) any bona fide written notice from any Person alleging that the consent of such Person is required in connection with the Transactions where such consent would constitute a Parent Required Consent and (C) unless such notice is separately required under Section 5.03, any written notice or other written communication from any Governmental Authority which challenges the Transactions. No notice under this Section 5.01(d) shall be deemed to have modified any representation and/or warranty or cured any breach of covenant for purposes of determining the satisfaction of the conditions set forth in Article VI or a Party’s right to terminate this Agreement pursuant to Article VII; provided, however, if a notice delivered to the Parent Representative pursuant to this Section 5.01(d) discloses matters that would give the Parent Representative the right to terminate this Agreement pursuant to Section 7.01(a)(iv) and the Parent Representative does not exercise its right to terminate this Agreement under Section 7.01(a)(iv) in respect of any and all matters disclosed pursuant to any such notice within ten (10) Business Days after the Parent Representative’s receipt thereof, then Parents and Merger Subs shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including under Section 7.01(a)(iv), with respect to any and all matters disclosed pursuant to such notice. From the Effective Date until the Closing, if either Parent or either Merger Sub is aware of any occurrence, event, action or inaction the existence, occurrence, nonoccurrence or taking of or not taking of which (x)(i) has resulted or would reasonably be expected to result (whether with notice, the passage of time or both) in the failure of any of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied, or (ii) which would give the Parent Representative the right to terminate this Agreement pursuant to Section 7.01(a)(iv), and (y)(i) of which the Company and the Majority Member had no Knowledge prior to the Effective Date or (ii) which occurrence, event, action or inaction first occurred (or did not occur, as the case may be) following the Effective Date, and in each case, the Parent Representative fails to deliver written notice to the Majority Member disclosing such matter in reasonable detail within twenty (20) calendar days of the applicable Parent or Merger Sub becoming aware thereof, then Parents and Merger Subs shall be deemed to have waived any right to terminate this Agreement pursuant to Section 7.01(a)(iv) in connection with such matter, and such matter

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shall in no event be deemed to give rise to a breach or inaccuracy in any representation, warranty, covenant or agreement given or made by the Company or the Majority Member in this Agreement and shall not be considered for purposes of determining the satisfaction of any of the conditions set forth in Article VI.
Section 5.02.    Confidentiality. Each of the Parties agrees and acknowledges that the information provided to it in connection with the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.
Section 5.03.    Reasonable Best Efforts; Consents, Approvals and Filings.
(a)    Subject to the terms and conditions herein provided, each Party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to (i) obtain consents of all Governmental Authorities necessary to consummate the Transactions and (ii) consummate and make effective as promptly as practicable the Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in Article VI). All filing fees incurred in connection with the filing and compliance under Competition Laws shall be borne by Parents. Each Party shall reasonably cooperate with the other (including the provision of information needed to make the respective filings) and shall make any appropriate filing, if necessary, pursuant to Competition Laws and with FERC, pursuant to section 203 of the FPA, with respect to the Transactions promptly (and in any event, within ten (10) Business Days) after the Effective Date and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to Competition Laws and/or by FERC, as the case may be. Subject to Applicable Law and the terms hereof, the Parties will consult and cooperate with one another in connection with any analyses, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to Proceedings under any Competition Laws or with FERC and/or responding to requests or objections made by any Governmental Authority with respect to any such filing. In connection with and without limiting the foregoing, but subject to the terms hereof, unless prohibited by Applicable Law or by the applicable Governmental Authority, the Parties shall (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to this Agreement or the Transactions, (ii) to the extent reasonably practicable, permit counsel for each Party to participate in any in-person meetings with the applicable Governmental Authority, if permitted by that Governmental Authority, (iii) promptly (and in any event within one (1) Business Day) provide each other (or counsel of each Party, as appropriate) with copies of all written communications from any Governmental Authority relating to this Agreement or the Transactions, (iv) provide each other (or counsel of each Party, as appropriate) with

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drafts of all proposed written communications with the Governmental Authority and consider in good faith the comments of the other Party on such draft, and (v) otherwise keep the other Party reasonably apprised with respect to any communications with any Governmental Authority regarding this Agreement or the Transactions. Any such disclosures or provisions of information by one Party to the other may be made on a counsel-only basis to the extent required under Applicable Law or as appropriate to protect confidential business information. In addition to, and not in limitation of, the foregoing, a Party may request entry into a joint defense agreement as a condition to providing any materials and that, upon receipt of that request, the Parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the Parties. In addition to and notwithstanding the foregoing, any materials furnished by Parents or the Company to the other Party pursuant to this Section 5.03(a) may be redacted (x) to remove references concerning the valuation of the Company or (y) as is reasonably necessary to comply with contractual arrangements or other confidentiality obligations or Applicable Law or to address reasonable attorney-client or other reasonable privilege concerns.
(b)    Without limiting the foregoing, (i) none of Parents, Merger Subs, the Company, the Majority Member and their respective Affiliates shall elect to extend any waiting period or comparable period under Competition Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the Majority Member or the Parent Representative, as applicable, and (ii) Parents and Merger Subs agree to take (and Parents’ and Merger Subs’ “reasonable best efforts” shall expressly include) all actions that are reasonably necessary or advisable or as may be required or reasonably requested by any Governmental Authority to expeditiously (and in no event later than the Outside Date) consummate the Transactions, including offering, negotiating, committing to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, termination, license or other disposition of any and all of the membership interest, capital stock or other equity or voting interest, assets (whether tangible or intangible), rights (including any rights or Contracts to acquire Equity Interests or assets, other than pursuant to this Agreement), products or businesses of Parents and Merger Subs (and their respective Affiliates, if applicable), on the one hand, and the Company and the Company Subsidiaries on the other hand, and (B) any other restrictions on the activities of Parents and Merger Subs (and their respective Affiliates, if applicable), on the one hand, and the Company and the Company Subsidiaries, on the other hand; provided, however, subject to Section 7.01(a)(vii), that nothing hereunder shall require the Company (or the Surviving LLC) or either Parent or any of its equity owners or its or their Affiliates to divest any assets, including generation assets, or take any other action which would reasonably be expected to have a material adverse effect on the

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business, results of operations, financial condition of the Surviving LLC or on the benefits expected by Parents from the Merger.
(c)    In the event any Proceeding by any Governmental Authority or other Person is threatened or commenced which questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.
(d)    From and after the Effective Date and prior to the Closing, the Company shall use reasonable best efforts, and Parents shall reasonably cooperate with the Company, to obtain as soon as reasonably practicable following the the Effective Date the Consents from third parties required in connection with the consummation of the Transactions which are set forth in Section 5.03(d)(i) of the Disclosure Schedules or such other amendments in connection with any Lease required in connection with the consummation of the Transactions which are set forth in Section 5.03(d)(i) of the Disclosure Schedules (each, a “Third Party Consent”). The Majority Member shall cooperate with the Company in obtaining the Third Party Consents under this Section 5.03(d). The Company shall bear the costs, fees and expenses (including any license or other fees and expenses) associated with obtaining the Third Party Consents and, except as otherwise expressly provided in this Agreement (including in Section 5.03(a)) all other third party Consents required in connection with the Transactions; provided that, (i) with respect to the Tax Equity Documents referenced in Section 5.03(d)(i) of the Disclosure Schedules, the costs, fees and expenses (including any license or other fees and expenses) associated with obtaining the Third Party Consents and all other third party Consents required in connection with the Transaction or in connection with any waivers required in order to avoid the consummation of the Transactions from resulting in a breach under any Tax Equity Document or in connection with other concessions or consents (other than indemnities, sureties, hold harmless and similar arrangements) requested, prior to consummation of and in connection with the Transactions, by a counterparty thereto in connection with a Tax Equity Document in connection with the Transactions (collectively, the “Consent Fees”) shall be allocated among the Parties as set forth on Section 5.03(d)(ii) of the Disclosure Schedules; and (ii) the Company shall use reasonable best efforts, and Parents shall reasonably cooperate with the Company, to obtain as soon as reasonably practicable following the Effective Time, all of the Consents, waivers and concessions referenced in the immediately preceding clause (i). The Parties agree that the Company shall be responsible for paying all Consent Fees at or prior to the Closing, and Parents shall satisfy their obligation to share such Consent Fees by reducing Transaction Expenses by the

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amount of Consent Fees for which Parents have responsibility pursuant to this Section 5.03(d). The Company shall consult with Parents and keep Parents reasonably informed of the status of all Third Party Consents and, with respect thereto, the Company shall consult with Parents and, with respect to a Tax Equity Document, cooperate to reasonably balance in good faith the Consent Fees with any indemnification obligations requested or required in connection with obtaining such Third Party Consents. Prior to the Closing, Parents and their respective Affiliates shall not initiate lawsuits against the Persons set forth on Section 5.3(d)(iii) of the Disclosure Schedules except in good faith and in connection with matters unrelated to the Transactions. In no event shall the Majority Member be required to provide, execute, deliver or in any way become obligated for, an indemnity, hold harmless, surety or other similar instrument, or responsible for any payments under any of the foregoing instruments which may be delivered in connection with any indemnification obligations requested or required in connection with obtaining Third Party Consents or in connection with any waivers required in order to avoid the consummation of the Transactions from resulting in a breach under a Tax Equity Document or in connection with other concessions or consents requested in connection with a Tax Equity Document in connection with the Transactions.
(e)    Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.03, each of the Company, Parents and Merger Subs agree to use their reasonable best efforts to obtain the CFIUS Clearance. Such reasonable best efforts shall include, promptly after the Effective Date, making or causing to be made any draft and final CFIUS Notices required in accordance with 31 C.F.R. Part 800 and the other requirements of the DPA, and after prompt resolution of all questions and comments received from CFIUS on such draft, preparing and submitting the final CFIUS Notice, which shall in any event be made promptly after the date all questions and comments received from CFIUS on such draft have been resolved or after CFIUS staff shall have indicated to the Parties that it has no questions or comments. Such reasonable best efforts shall also include providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Transactions, within the time periods specified by 31 C.F.R. §800.403(a)(3), or otherwise specified by the CFIUS staff, without the need to request an extension of time. Each of Parents and Merger Subs, on the one hand, and the Company, on the other hand, shall, in connection with the efforts to obtain the CFIUS Clearance: (i) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Parties of any communication received by such Parties from, or given by such Parties to, CFIUS, by promptly providing copies to the other Parties of any such written

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communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.402(c)(6)(vi); and (iii) permit the other Parties to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other Parties the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS, in each of clauses (i), (ii) and (iii) of this Section 5.03(e), subject to confidentiality considerations contemplated by the DPA or required by CFIUS. With respect to Parents and Merger Subs, such reasonable best efforts shall also include agreeing to any action, condition or restriction required by CFIUS in connection with the CFIUS Clearance (including entering into any mitigation agreement with CFIUS as may be required) in order to receive the CFIUS Clearance as promptly as reasonably practicable, unless (x) the Majority Member and the Parent Representative have irrevocably waived the condition set forth in Section 6.01(c) prior to such date or (y) the terms of such action, condition or restriction (including as required in any mitigation agreement with CFIUS) would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition of the Company, the ability of Parent II (or any equityholder of Parent II) to participate in the management or governance of the Company or the ability of Parent II (or any equityholder of Parent II) or Merger Sub II to access the Company (including without limitation access to the Company’s personnel, facilities, systems, records, data, intellectual property, technology, vendors or customers) or require a material change to, or cause a material restriction on, the businesses of any equityholders of Parent II or its Affiliates. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event that CFIUS notifies Parents and the Company that CFIUS (A) has completed its review or investigation and determined it has unresolved national security concerns and (B) intends to send a report to the President of the United States requesting the President’s decision because it either (1) recommends that the President act to suspend or prohibit the Transactions, (2) is unable to reach a decision on whether to recommend that the President suspend or prohibit the Transactions, or (3) requests that the President make a determination with regard to the Transactions (each of the events in clauses (1), (2) and (3), a “CFIUS Turndown”), the Majority Member and the Parent Representative may jointly request a withdrawal of the notice filed with CFIUS in connection with the CFIUS Clearance and none of Parents, Merger Subs or the Company shall have any further obligation to seek CFIUS Clearance. None of Parents, Merger Subs or the Company shall take or permit any of their respective Affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the receipt of the CFIUS Clearance. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the covenants and agreements set forth in this Section 5.03(e) constitute the sole obligations of the Parties with respect to the efforts required to obtain CFIUS Clearance.

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Section 5.04.    Financial Statements. Prior to the Closing, the Company shall use commercially reasonable efforts to deliver to the Parent Representative copies of the Company’s audited consolidated financial statements (consisting of a balance sheet, statement of income and statement of cash flows), including the related footnotes, as of and for the year ended December 31, 2016 (the “2016 Audited Financial Statements”) promptly upon completion of such 2016 Audited Financial Statements; provided that in no event shall a failure to deliver, or to use commercially reasonable efforts to deliver, the 2016 Audited Financial Statements prior to the Closing in and of itself be deemed a failure of any condition to Closing set forth in Article VI.
Section 5.05.    Expenses; Transfer Taxes.
(a)    Except as otherwise set forth herein, all costs, fees and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall be paid by the Party incurring such cost, fee or expense, including all costs and expenses incurred pursuant to Section 5.06.
(b)    All sales Taxes, use Taxes, transfer Taxes, filing fees and similar Taxes, fees, charges and expenses (“Transfer Taxes”) required to be paid in connection with the Transactions shall be borne by Parents; provided, however, that if the Transfer Taxes exceed one hundred thousand dollars ($100,000), Parents, on the one hand, and the Majority Member (including from the Majority Member Reserve Fund), on the other hand, shall share equally the Transfer Taxes exceeding such threshold. Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from Transfer Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.
Section 5.06.    Tax Matters.
(a)    Allocation. The allocation of the Consideration among the assets of the Company shall be determined in the following manner:
(i)    Within one hundred twenty (120) days after the Closing Date, the Parent Representative shall prepare (or cause to be prepared) and shall deliver to the Majority Member a statement allocating the Merger Consideration and the aggregate amount of any Liabilities treated as having been assumed by Parents for U.S. Federal income Tax purposes as a result of the Merger (in each case, as determined under applicable income tax principles) (the “Consideration”) among the assets of the Company and the Company Subsidiaries that is treated as a “flow through” for U.S. Federal income Tax purposes (the “Preliminary Allocation

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Statement”) in accordance with Sections 338, 755 and 1060 of the Code and applicable Treasury Regulations.
(ii)    If the Majority Member disagrees with the Preliminary Allocation Statement, then it shall deliver a notice of such disagreement to the Parent Representative within fifteen (15) Business Days after the Parent Representative’s delivery of the Preliminary Allocation Statement. Any such notice shall specify those items or amounts as to which the Majority Member disagrees, and the Majority Member shall be deemed to have agreed with all other items and amounts contained in the Preliminary Allocation Statement.
(iii)    After delivery of a notice of disagreement pursuant to clause (ii) above, the Parent Representative and the Majority Member shall negotiate, in good faith, for ten (10) Business Days and shall endeavor to agree on all otherwise unagreed items or amounts with respect to the Preliminary Allocation Statement.
(iv)    If the Parent Representative and the Majority Member are unable to agree on all items or amounts pursuant to clause (iii) above, then the Parent Representative and the Majority Member shall submit to an independent accounting firm (the “Tax Matters Accounting Firm”) for resolution all remaining disagreements with respect to the Preliminary Allocation Statement. The Preliminary Allocation Statement shall be revised to reflect the determinations of the Tax Matters Accounting Firm, if any, together with items and amounts as to which Majority Member and the Parent Representative had previously agreed (or were deemed to agree) (as so revised, the “Final Allocation Statement”). The Tax Matters Accounting Firm shall be such nationally recognized independent public accounting firm as shall be agreed upon in writing by the Majority Member and the Parent Representative (such agreement not to be unreasonably withheld, delayed or conditioned).
(v)    In resolving matters submitted to it pursuant to this Section 5.06(a), the Tax Matters Accounting Firm (A) shall make its final determination on all matters within ninety (90) days of its appointment and (B) with respect to each matter submitted to it, shall not resolve such matter in a manner that is more favorable (x) to the Members than the notice of disagreement prepared by the Majority Member pursuant to clause (ii) or (y) to Parents than the Preliminary Allocation Statement prepared by the Parent Representative. Only disputed items shall be submitted to the Tax Matters Accounting Firm for review. The final determination by the Tax Matters Accounting Firm of the matters submitted to it pursuant to this Section 5.06(a)(v) shall (1) be in writing, (2) include the Tax Matters Accounting Firm’s calculations, (3) include the Tax Matters Accounting Firm’s determination of each

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matter submitted to it pursuant to Section 5.06(a)(iv) and (4) include a brief summary of the Tax Matters Accounting Firm’s reasons for its determination of each issue. Judgment may be entered upon the determination of the Tax Matters Accounting Firm in New York State Supreme Court or any other court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Tax Matters Accounting Firm incurred pursuant to this Section 5.06(a) shall be borne by the Majority Member (including from the Majority Member Reserve Fund), on the one hand, and Parents, on the other hand, such that the Majority Member shall bear the costs in the same proportion that the dollar amount of disputed items submitted to the Tax Matters Accounting Firm which were resolved in Parents’ favor bears to the total amount of disputed items submitted to the Tax Matters Accounting Firm, with Parents bearing the remainder, if any, which proportionate allocations shall also be determined by the Tax Matters Accounting Firm at the time the determination of the Tax Matters Accounting Firm is rendered on the merits of the matters submitted. The dispute resolution by the Tax Matters Accounting Firm under this Section 5.06(a) shall constitute an arbitration under the Federal Arbitration Act, and the determinations of the Tax Matters Accounting Firm shall be final and binding, absent fraud, bad faith or manifest error.
(vi)    The Parties shall prepare their Tax Returns in a manner consistent with the Final Allocation Statement, and shall not take a contrary position on any other Tax Return, in any audit or in any other communication with any Taxing Authority, except as required by Applicable Law. The Parties shall cooperate to adjust the Final Allocation Statement to reflect any adjustments made to the Consideration after the Closing.
(b)    Responsibility for Filing Tax Returns. The Majority Member shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Company Subsidiaries for all tax periods that end on or before the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Company Subsidiaries for any Straddle Period. Parents and the Company shall permit the Majority Member to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall incorporate such revisions to such Tax Returns as are reasonably requested by the Majority Member. With respect to an income Tax Return for a Straddle Period, allocations of income, gain, loss, deduction and credit shall be made using the closing of the books method pursuant to Section 706 of the Code.
(c)    Refunds and Tax Benefits. Any Tax refunds that are received by Parents or the Company or any of the Company Subsidiaries, and any amounts credited

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against Tax to which Parents or the Company or any of the Company Subsidiaries become entitled, that relate to a Pre-Closing Tax Period shall be for the account of the Members, and Parents shall pay over to the Majority Member (which refunds and amounts shall be allocated among the Members, other than the MIP if the Effective Time occurs on or before October 31, 2017, taking into account each Member’s Allocable Share) any such refund or the amount of any such credit (net of any Taxes of Parents, the Company or any of the Company Subsidiaries attributable to such refund or credit) within ten (10) days after receipt thereof.
(d)    Working Capital. If the amount included as a Current Liability in calculating Closing Working Capital on account of all Taxes exceeds the actual liability of the Company or any Company Subsidiary for all Taxes, Parents shall pay, or shall cause their respective Affiliates to pay, to the Majority Member the amount of any such excess (which excess shall be allocated among the Members taking into account each Member’s Allocable Share) within ten (10) Business Days after any such excess arises.
(e)    Cooperation. The Parties shall reasonably cooperate, and shall cause the Company and the Company Subsidiaries and their respective officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of the Company and the Company Subsidiaries.
(f)    Adjustment. The Parties agree to treat any amounts payable pursuant to Section 1.09 (except to the extent attributable to interest) as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Applicable Law or a final determination by the Tax Matters Accounting Firm thereunder.
(g)    Straddle Periods. In any case under this Agreement involving a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) real, personal and intangible property taxes (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period (provided, however, that for the purposes of apportioning such Straddle Period Property Taxes the effective date of any adjustment to the rate, taxability, exemption, or other change upon which such Property Taxes are computed shall be respected); and (ii) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date, and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable

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Applicable Law), as if the taxable period of such partnership, other “flowthrough” entity or “controlled foreign corporation” ended as of the close of business on the Closing Date (whether or not such Taxes arise in a Straddle Period of the applicable owner).
(h)    Amended Returns and Retroactive Elections.  Parents shall not, and shall not cause or permit the Company or any of the Company Subsidiaries to, (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period, (ii) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or to any Straddle Period, in each case without the prior written consent of the Majority Member (such consent not to be unreasonably withheld, conditioned or delayed), or (iii) initiate any voluntary disclosure with respect to Taxes or otherwise voluntarily approach a Governmental Authority with respect to Taxes without the prior written consent of the Majority Member (such consent not to be unreasonably withheld, conditioned or delayed).
(i)    Tax Proceedings. Notwithstanding anything to the contrary in Section 8.04(b), the Parent Representative shall promptly notify the Majority Member following receipt by the Surviving LLC or any Company Subsidiary of any notice of audit or other proceeding relating to income Taxes for any Tax Period of the Company or the Company Subsidiaries, as relevant, that begins prior to the Closing Date (the “Prior Period Returns”). The Majority Member (or its assignee), at its sole cost and expense, shall have the right to control any and all audits or other proceedings relating to any Prior Period Return. The Parent Representative shall have the right to participate in, but not control, such proceedings. The Majority Member shall not agree to the resolution of any audit or other proceeding relating to a Prior Period Return that would have an adverse effect on either Parent, without the Surviving LLC’s consent (which consent shall not be unreasonably withheld, delayed or conditioned).
(j)    Tax Treatment.  The Parties agree that the Mergers shall be treated for all U.S. Federal income Tax purposes as a sale by each Member (other than the MIP if the Effective Time occurs on or before October 31, 2017) of a partnership interest in the Company and a purchase by each of the Parents of a partnership interest in the Company.
Section 5.07.    Employee Matters.
(a)    During the one (1) year period commencing on the Closing (the “Continuation Period”), Parents shall, or shall cause the Company and the Company Subsidiaries or Parents’ other Affiliates to, provide to each Employee who continues

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employment with the Company or a Company Subsidiary after the Closing Date (such employees, the “Continuing Employees”) (i) a base salary or base wages that are no less favorable than the base salary or base wages provided to such Continuing Employee immediately prior to the Closing, (ii) employee benefits that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Closing and (iii) in the case of each such Continuing Employee whose employment is terminated by either Parent or their respective Affiliates (including, after the Closing, the Company and the Company Subsidiaries) prior to the last day of the Continuation Period, severance benefits and payments that are no less favorable in the aggregate than the severance benefits and payments that would have been provided to such Continuing Employee under the applicable severance policy of the Company and the Company Subsidiaries immediately prior to the Closing. Nothing in this Agreement shall be construed as altering or limiting the rights of the Company and the Company Subsidiaries to (A) terminate the employment of any Employee, (B) amend, modify or terminate any compensation or employee benefit plan, program, agreement or arrangement, subject to the terms of such plan, program, agreement or arrangement or as necessary to comply with Applicable Laws or (C) except as expressly set forth herein, change the terms or conditions of employment of any Employee.
(b)    From and after the Closing Date, Parents shall, or shall cause the Company and the Company Subsidiaries or Parents’ other Affiliates to, (i) honor all obligations under the Benefit Plans in accordance with their terms as in effect immediately prior to the Closing, (ii) recognize all the Continuing Employees’ accrued and unused vacation and other paid time-off benefits consistent with the terms of the vacation or similar policies of the Company and the Company Subsidiaries applicable to Continuing Employees as in effect immediately prior to the Closing and (iii) pay all annual bonuses that are payable to Continuing Employees with respect to the calendar year in which the Closing Date occurs, no later than March 15 of the calendar year following the year in which the Closing Date occurs, under the terms of the annual bonus plans of the Company and the Company Subsidiaries.
(c)    From and after the Closing Date, Parents shall, or shall cause the Company and the Company Subsidiaries or Parents’ other Affiliates to, (i) recognize, under all plans, programs and arrangements established or maintained by Parents or any of their respective Affiliates (including, after the Closing, the Company and the Company Subsidiaries) a Continuing Employee’s service with the Company and the Company Subsidiaries (and any of their respective predecessors) for purposes of eligibility and vesting (but not for purposes of benefit accruals, other than paid time off, if applicable); provided that no such recognition of service shall be required to the extent that it would result in a duplication of benefits, (ii) waive any pre-existing condition exclusion, actively-

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at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Parents or any of their respective Affiliates (including, after the Closing, the Company and the Company Subsidiaries) for the benefit of Continuing Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have been applicable under the corresponding Benefit Plan and (iii) provide full credit for any co-payments, deductibles or similar out-of-pocket payments made or incurred by Continuing Employees prior to the Closing Date for the plan year in which the Closing occurs.
(d)    Nothing in this Agreement shall be construed to (i) confer on any Person, other than the Parties hereto, their successors and permitted assigns, any benefit or right, including the right to continued employment, any health or welfare benefit or to otherwise enforce the provisions of this Section 5.07, (ii) cause any Person to be a third-party beneficiary of this Agreement, or (iii) establish, amend, modify, waive or terminate any Benefit Plan or any comparable compensation or benefit plan, agreement or arrangement of Parents or their respective Affiliates prior to, upon or following the Closing.
(e)    For the period from the Effective Date until the second anniversary of the Closing Date, (i) neither the Majority Member nor any of its controlled Affiliates shall, without the prior written consent of the Company, directly or indirectly, with respect to any individual set forth on Section 5.07(e)(1) or Section 5.07(e)(2) of the Disclosure Schedules, (x) solicit for employment, engagement or hire (whether as an employee, consultant or otherwise) any such individual, provided that this clause (x) shall not be deemed to prohibit any general solicitation for employment or service through advertisements and search firms not specifically directed at such individuals, so long as the Majority Member and its controlled Affiliates have not encouraged or advised such firm to target any such individual, (y) hire or retain (whether as an employee, consultant or otherwise) any such individual; provided, however, that the Majority Member or its controlled Affiliates may hire or retain up to three (3) individuals set forth on Section 5.07(e)(2) of the Disclosure Schedules, provided, further, that the employment or retention of any such individual set forth on Section 5.07(e)(2) of the Disclosure Schedules was terminated by the Company or its Affiliates at least six (6) months prior to the individual’s commencing employment or service with the Majority Member or its controlled Affiliates and, provided, further, that the Majority Member or its controlled Affiliates did not breach clause (i) or (ii) of this Section 5.07(e) in connection with such hiring or retention, or (z) induce, or attempt to induce, any such individual to terminate his or her employment or engagement with, or otherwise cease his or her service for, the Company or any of its Subsidiaries, and (ii) neither the Majority Member nor any of its investment Affiliates shall, without the prior written consent of the Company, directly or indirectly, with respect to any individual set forth on Section 5.07(e)(1) or Section 5.07(e)(2) of the Disclosure Schedules,

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(x) solicit for employment, engagement or hire (whether as an employee, consultant or otherwise) any such individual, provided that this clause (x) shall not be deemed to prohibit any general solicitation for employment or service through advertisements and search firms not specifically directed at such individuals, so long as the Majority Member and its controlled Affiliates have not encouraged or advised such firm to target any such individual or (y) (1) fail to recuse itself for all corporate governance purposes in connection with any consideration of the employment of any such individual by any Person in such investment Affiliate, or (2) fail to abstain from voting its voting interest in, or causing its designees to cast their votes on the board of directors (or similar governing body) of, such investment Affiliate, on the hiring or retention (whether as an employee, consultant or otherwise) of any such individual.  The Parties agree that irreparable damage would occur in the event that the provisions of this Section 5.07(e) were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of this Section 5.07(e) in any court of the United States or in the courts of any state having jurisdiction, or in the courts of any other country or locality thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  For purposes of this Section 5.07(e), (1) a “controlled Affiliate” means an Affiliate of the Majority Member in which a pooled investment vehicle managed by the Majority Member’s investment manager beneficially owns (as that term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) at least fifty percent (50%) of either the equity or voting interests of such Affiliate, but shall not include any investment Affiliates, (2) an “investment Affiliate” means an Affiliate of the Majority Member in which a pooled investment vehicle managed by the Majority Member’s investment manager beneficially owns (as that term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) at least ten percent (10%) but less than fifty percent (50%) of either the equity or voting interests of such Affiliate, but shall not include any controlled Affiliates, and (3) “Affiliate” shall not include any Person with common equity that is traded on a national securities exchange or that has an equity security registered under Section 12 of the Securities Exchange Act of 1934, as amended.
(f)    Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prevent, restrict or prohibit R Steve Creamer, Ryan Creamer or any of their respective Affiliates from acquiring any Equity Interest or making any other investment in any Person, so long as R Steve Creamer or Ryan Creamer is not actively engaged in the management of the business of such Person.
Section 5.08.    Publicity. No press release, notice, disclosure or other publicity concerning the Transactions shall be issued, given, made or otherwise disseminated by any of the Majority Member, the Company, Parents or any of Parents’ Affiliates without the

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approval of the Parent Representative or the Majority Member (as applicable) (in each case, which approval shall not be unreasonably withheld, delayed or conditioned), except as such release, notice, disclosure or other publicity may be required by Applicable Law or legal process or the rules or regulations of any United States or foreign securities exchange or automated quotation system, in which case the Party required to make the release, notice, disclosure or other publicity shall (if reasonably practicable and if not prohibited by Applicable Law) allow the Parent Representative or the Majority Member (as applicable) reasonable time to comment on such release, notice, disclosure or other publicity in advance of such issuance and shall consider all reasonable and timely submitted comments. Notwithstanding the foregoing, nothing herein shall limit the Majority Member or its Affiliates from disclosing information concerning this Agreement, the other Transaction Documents or the Transactions to their respective existing or potential limited partners, managed accounts, investment advisory and management clients and participants in its other pooled investment vehicles, in connection with its respective fund raising, marketing, informational or reporting activities of the kind customarily provided with respect to investments of this kind.
Section 5.09.    Records.
(a)    In order to facilitate the resolution of any claims made against or incurred by the Members, the Company or any Company Subsidiary prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, the Company shall, and shall cause each Company Subsidiary to:
(i)    retain the material books and Records (including personnel files) of the Company and the Company Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and the Company Subsidiaries, but in no event using less than a reasonably prudent standard of care; and
(ii)    upon reasonable notice, afford representatives of the Majority Member reasonable access (including the right to make, at such Member’s expense, photocopies), during normal business hours, to such books and Records, without any material disruption to the operations of the Company and the Company Subsidiaries.
(b)    From the date of this Agreement until the Closing, the Company shall provide Parents and Merger Subs and their representatives, as reasonably requested by any of Parents or Merger Subs, reasonable access at reasonable times and upon reasonable prior notice during normal business hours, to the officers and employees,

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auditors (subject to compliance with the auditors’ reliance, access, and other policies, procedures and requirements), properties and books and Records of the Company and the Company Subsidiaries (including Material Contracts, workpapers of the Company’s external auditor related to the 2015 and 2016 audits of the Company and the external auditor’s 2016 audit planning document and 2016 year-end presentation (subject to compliance with the auditors’ reliance, access, and other policies, procedures and requirements). Notwithstanding the foregoing, the Company shall not be required to provide any information (i) the Majority Member or the Company is prohibited from providing to either Parent by reason of Applicable Law (including any Competition Law), as determined by the Company’s legal counsel, (ii) which in the opinion of legal counsel to the Company will result in the loss of attorney/client privilege, (iii) which the Majority Member or the Company is required to keep confidential or prevent access to by reason of any agreement or obligation of confidentiality with a third party or (iv) relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company’s legal counsel, might reasonably result in antitrust difficulties for the Majority Member or its Affiliates; provided that the Parties will cooperate to make appropriate substitute disclosure arrangements, or seek appropriate waivers or consents, under circumstances in which the restrictions of clause (i) of this sentence apply. For the avoidance of doubt, all information provided pursuant to this Section 5.09(b) shall be subject to the Confidentiality Agreement.
Section 5.10.    Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the Transactions, in each case, subject to reimbursement by the requesting Party for reasonable out-of-pocket costs and expenses incurred by the cooperating Party.
Section 5.11.    Director and Officer Indemnification and Insurance.
(a)    Without limiting any additional rights that any current or former director, manager or officer of the Company or any Company Subsidiary may have under any employment agreement, indemnification agreement or Benefit Plan, Parents agree that all rights to indemnification, advancement of expenses and exculpation by the Company and the Company Subsidiaries existing as of the date hereof in favor of each person who is as of the Effective Date, or who has been at any time prior to the the Effective Date or who becomes prior to the Closing Date, a director, manager or officer of the Company or the Company Subsidiaries, in each case, as provided in the Organizational Documents of the Company or the Company Subsidiaries as of the date hereof, shall survive the Closing Date for a period of six (6) years and shall continue in full force and

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effect in accordance with their respective terms. From and after the Effective Time, the Surviving LLC and its subsidiaries shall not (and Parents shall cause the Surviving LLC and its subsidiaries not to) amend, repeal or otherwise modify the Charter Documents of the Surviving LLC or any of its subsidiaries for a period of six (6) years after the Effective Time in any manner that would cause the indemnification of and advancement of expenses of former or present managers and officers of the Company to be less favorable than those contained in the Charter Documents of the Company and the Company Subsidiaries as of the date hereof.
(b)    Prior to the Closing, the Majority Member may cause the Company to, at the Majority Member’s sole cost and expense, obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with respect to the Company’s current directors’ and officers’ liability insurance for acts or omissions occurring prior to the Closing Date. Parents will, and will cause the Surviving LLC to, maintain and keep in full force and effect, and not cancel or change, such “tail” insurance policies in any respect following the Closing Date.
(c)    The Parties agree that the directors, managers or officers to whom this Section 5.11 applies shall be express intended third-party beneficiaries of this Section 5.11, each of whom may enforce the provisions of this Section 5.11.
(d)    If either Parent or the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other Person and shall not be the surviving or continuing Person in such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets in one or a series of related transactions to any Person, then in each such case, Parents shall use commercially reasonable efforts to cause proper provision to be made so that the successor or assign of the applicable Parent or the Company, as the case may be, shall assume in writing the obligations set forth in this Section 5.11.
Section 5.12.    Contact with Customers, Suppliers and Other Business Relations. During the period from the Effective Date until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each Parent and each Merger Sub hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, customer, off-taker, tax equity partner, back-leverage lender, landlord, construction counterparty, supplier, distributor, Material Contract counterparty, or other material business relation of the Company or any Company Subsidiary regarding the Company or any Company Subsidiary, its business or the Transactions without the prior consent of the Majority Member. For the avoidance of doubt, the terms of the Confidentiality Agreement

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shall continue to apply with respect to any communications or sharing of information pursuant to this Section 5.12.
Section 5.13.    Non-Solicitation. From and after the Effective Date until the earliest to occur of (a) the Closing and (b) the termination of this Agreement in accordance with its terms, the Company and the Majority Member shall not, and shall not authorize or permit any of their respective Affiliates or representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, (iii) enter into any written agreements or other instruments regarding an Acquisition Proposal or (iv) provide any information to any Person (other than Parents or any of their respective Affiliates) regarding an Acquisition. The Company and the Majority Member shall immediately cease and cause to be terminated, and shall cause their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted prior to the Effective Date with respect to, or that could lead to, an Acquisition Proposal. The Company and the Majority Member shall promptly after the Effective Date request all Persons who have executed a confidentiality agreement in connection with such persons’ consideration of an Acquisition to return or destroy all confidential information furnished to such Persons by or on behalf of the Majority Member or the Company or any Affiliate thereof with respect to the Company or the Company Subsidiaries in accordance with such confidentiality agreement, and will use commercially reasonable efforts to enforce all material obligations under such confidentiality agreements. For purposes hereof, “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer (written or oral) from any Person (other than Parents or any of their respective Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any Company Subsidiary, (ii) the issuance or acquisition of Equity Interests of the Company or any Company Subsidiary constituting fifty percent (50%) or more of the then-outstanding Equity Interests of the Company or such Company Subsidiary, or (iii) the sale, lease, exchange or other disposition of all or substantially all of the Company’s or any material Company Subsidiary’s properties or assets (an “Acquisition”). For purposes of clarity, any single or series of related or unrelated tax equity, sale-leaseback, back-leverage or other construction financing or refinancing transactions in the ordinary course of business, whether they include Indebtedness, Equity Interests or any convertible, exercisable or exchangeable derivative or combination thereof, shall not be deemed to be an Acquisition Proposal.
Section 5.14.    Related Party Agreements. At or prior to the Closing, except as otherwise directed by the Parent Representative in writing, the Company and the Majority Member shall cause the Related Party Agreements to which the Majority Member is a party

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or as otherwise set forth on Section 2.19 of the Disclosure Schedules to be terminated without the Company or the Company Subsidiaries incurring any Liability or making any payment or providing any benefit to any Person (including by forgiving any outstanding indebtedness by any Person).
Section 5.15.    Updated Title Work. Parents shall have the right to obtain as soon as practicable following the date hereof, updated title searches, title reports, title commitments, surveys or other reports with respect to the Real Property (“Updated Title Work”) in connection with Parents procuring Title Policies, which Updated Title Work and Title Policies shall be obtained at Parents’ sole cost and expense. The Company and each Company Subsidiary shall reasonably cooperate with Parents in obtaining the Updated Title Work and the Title Policies provided that in no event shall Parents’ ability to obtain Updated Title Work or Title Policies, or any portion thereof, be a condition to Closing and in no event shall the failure to obtain Updated Title Work or Title Policies, or any portion thereof, be a Company Material Adverse Effect. The Company and each Company Subsidiaries shall deliver to the Title Company the Title Documentation and shall not be required to execute and deliver documents to a Title Company other than the Title Documentation, or to incur any material cost or expense in connection with the delivery of the Title Documentation.
Section 5.16.    R&W Policy. On or prior to the Closing Date, each Parent shall use its reasonable best efforts to procure the R&W Policy on terms no less favorable to Parents and their Affiliates as the terms set forth in the R&W Binder. At and as of the Closing, (a) Parents shall deposit the portion of the premium as required under the terms of the R&W Policy in order to bind the insurer issuing the R&W Policy on such date, (b) Parents shall pay the premium balance and all other amounts required under the R&W Policy to be paid to the insurer issuing the R&W Policy in connection with the issuance of the R&W Policy, and (c) Parents shall take all reasonable steps and do all such other acts and things as may be reasonably required in order to ensure that the R&W Policy is issued on or prior to the Closing Date. Parents shall pay all applicable due diligence fees at or prior to the Closing in conjunction with the insurer’s underwriting of coverage and its non-binding and conditional commitments to provide coverage under the R&W Policy, and any fees payable to the insurance brokerage arranging the R&W Policy for negotiating and placing such R&W Policy. Notwithstanding anything to the contrary in this Agreement, Parents shall be solely responsible for all costs and expenses associated with or payable in connection with obtaining and pursuing coverage under the R&W Policy. The Company shall reasonably cooperate with Parents and the applicable insurance provider in connection with obtaining the R&W Policy; provided that the failure of such policy to issue shall not be deemed a breach of such obligation of the Company. Parents shall cause the R&W Policy to contain, at all times, a provision pursuant to which the insurers thereunder

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shall waive any right of subrogation they may have against the Majority Member arising under this Agreement other than in cases of fraud or willful misconduct. Each Parent further agrees that neither it nor any of its Affiliates will consent to amend any such provision in the R&W Policy without the express written consent of the Majority Member.
Section 5.17.    Unrestricted Cash. At the Closing, the Company shall not have unrestricted cash included in Current Assets (for clarity, excluding Cash of the Company Subsidiaries) in excess of four million dollars ($4,000,000).
Section 5.18.    Certificate of NTP.  Following the Closing (and in each case to the extent not delivered in respect of the applicable Pre-NTP Project prior to the Closing), the Company shall use commercially reasonable efforts deliver as promptly as practicable to the Majority Member and the landlord under each applicable lease for the Pre-NTP Projects, a fully executed and dated “Form of Certificate of NTP”, as attached hereto as Exhibit B (the “Certificate of NTP”), under and in accordance with the terms of the lease governing such Pre-NTP Project.  Following the Closing, the Company shall take all actions reasonably necessary to make the statements in the Certificate of NTP true, correct and accurate as of the date of Company’s execution and delivery of a fully executed Certificate of NTP to the Majority Member and such landlord.
Section 5.19.    Entities.
(a)    As soon as practicable after the Effective Date, the Company shall, with respect to each of the entities set forth on Section 5.19(a) of the Disclosure Schedules (the “Specified Entities”), either (i) dissolve such Specified Entity, or (ii) for no consideration, spin off or otherwise transfer all of the Equity Interests of each such Specified Entity held by the Company or the applicable Company Subsidiary, such that as of Closing, in the case of either clause (i) or clause (ii), neither the Company nor any Company Subsidiary (x) beneficially owns any Equity Interests in any Specified Entity or (y) has any residual Liabilities in connection with any Specified Entity (other than de minimis Liabilities).
(b)    As soon as practicable after the Effective Date, the Company shall either (i) sell, assign or transfer all of the outstanding Equity Interests held by the Company or the applicable Company Subsidiary in Central Antelope Dry Ranch B LLC (“CADR B”) to one or more third parties in one or a series of transactions, or (ii) for no consideration, spin off or otherwise transfer the Equity Interests of CADR B such that, as of Closing, in the case of either clause (i) or clause (ii), neither the Company nor any Company Subsidiary (x) beneficially owns any Equity Interests in CADR B or (y) has any residual Liabilities in connection with CADR B exceeding four hundred thousand dollars ($400,000), in the aggregate; provided, however, the Company may elect to retain CADR

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B, in which case, CADR B shall be deemed a “Company Subsidiary” for purposes of the representations and warranties contained in Article II.
(c)    As soon as practicable after the Effective Date, the Company shall (i) sell, assign or transfer all of the outstanding Equity Interests held by the Company or the applicable Company Subsidiary in the UK Entities to one or more third parties in one or a series of transactions, or (ii) for no consideration, spin off or otherwise transfer the Equity Interests in the UK Entities (or may engage in a combination of the transactions described in clauses (i) and (ii)) such that, in all cases, as of Closing, neither the Company nor any Company Subsidiary (x) beneficially owns any Equity Interests in the UK Entities or (y) has any residual Liabilities in connection with the UK Entities exceeding six hundred thousand dollars ($600,000), in the aggregate; provided, however, the Company may elect to retain any UK Entity, in which case, such UK Entity shall be deemed a “Company Subsidiary” for purposes of the representations and warranties contained in Article II.
ARTICLE VI
Conditions Precedent
Section 6.01.    Conditions to Each Party’s Obligation. The respective obligations of the Parties to consummate the Closing are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the Parent Representative and the Majority Member in accordance with Section 9.12) of the following conditions:
(a)    Antitrust Approvals. Any applicable approval or waiting period under any Competition Law that is required to consummate the Transactions shall have been obtained or expired or been terminated.
(b)    FERC Approval. Approval of FERC under section 203 of the FPA shall have been obtained (the “FERC Approval”).
(c)    CFIUS. The CFIUS Clearance shall have been obtained.
(d)    No Injunctions or Restraints. No Order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect.
Section 6.02.    Other Conditions to Obligations of Parents and Merger Subs. The obligations of Parents and Merger Subs to consummate the Closing are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the Parent Representative) of the following further conditions:

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(a)    (i) the representations and warranties contained in Section 2.06(a) shall be true and correct as of the Closing, (ii) the Company Fundamental Representations shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date) and (iii) the representations and warranties contained in Article II of this Agreement, other than in those Sections identified in clauses (i) or (ii) of this Section 6.02(a) shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except, in the case of clause (iii) of this Section 6.02(a) only, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had a Company Material Adverse Effect;
(b)    (i) the Majority Member Fundamental Representations shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date) and (ii) the representations and warranties of the Majority Member contained in Article III of this Agreement, other than in those Sections identified in clause (i) of this Section 6.02(b), shall be true and correct (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Majority Member Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except, in the case of clause (ii) of this Section 6.02(b) only, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had a Majority Member Material Adverse Effect;
(c)    the Majority Member and the Company shall each have performed or complied in all material respects with all obligations and covenants (other than the obligations and covenants set forth in clauses (A), (B) and (C) of Section 5.01(a)(x) or Section 5.04) required by this Agreement to be performed or complied with by them at or prior to the Closing;
(d)    all of the Consents set forth in Section 6.02(d) of the Disclosure Schedules shall have been obtained; and
(e)    the UK Transaction shall have been consummated.
Section 6.03.    Other Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or, if

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permitted by Applicable Law, waiver by the Majority Member) of the following further conditions:
(a)    (i) the Parent Fundamental Representations shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date) and (ii) the representations and warranties of Parents and Merger Subs contained in Article IV of this Agreement, other than in those Sections identified in clause (i) of this Section 6.03(a), shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except, in the case of clause (ii) of this Section 6.03(a) only, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had a Parent Material Adverse Effect; and
(b)    Parents and Merger Subs shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.
Section 6.04.    Frustration of Closing Conditions. None of Parents, Merger Subs, the Company or the Majority Member may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.03.
ARTICLE VII
Termination
Section 7.01.    Termination.
(a)    This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(i)    by mutual written consent of the Parent Representative and the Majority Member;
(ii)    by the Parent Representative or the Majority Member:
(A)    if the Closing does not occur on or prior to December 31, 2017 (as such date may be extended pursuant to this Section 7.01(a)(ii)(A), Section 7.01(a)(iii) or Section 7.01(a)(iv), the “Outside Date”); provided that if all of

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the conditions set forth in Section 6.01, Section 6.02 and Section 6.03 have been satisfied or shall be then capable of being satisfied, other than the condition set forth in Section 6.01(b), then the Outside Date shall be automatically extended to March 31, 2018; provided, further, however, that the right to terminate this Agreement under this Section 7.01(a)(ii)(A) shall not be available to any Party if such failure of the Closing to occur on or prior to the initial Outside Date is principally caused by or is the result of a breach of this Agreement by such Party or the failure of any representation or warranty of such Party contained in this Agreement to be true and correct, which breach would cause any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as applicable, not to be satisfied as of such date; or
(B)    if the condition set forth in Section 6.01(d) is not satisfied and the Order giving rise to such non-satisfaction has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.01(a)(ii)(B) shall not be available to any Party if such failure to satisfy the condition set forth in Section 6.01(d) is principally caused by or is the result of a breach of this Agreement by such Party;
(iii)    by the Majority Member, if any of Parents or Merger Subs breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of any of Parents or Merger Subs contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is not reasonably capable of being cured by such Parent or such Merger Sub and is not cured by such Parent or such Merger Sub, as applicable, within thirty (30) days after receiving written notice from the Company or the Majority Member; provided, however, that (1) the right to terminate this Agreement under this Section 7.01(a)(iii) shall only be available if neither the Majority Member nor the Company is then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of the Company or the Majority Member contained herein then fails to be true and correct such that the conditions set forth in Section 6.02(a), Section 6.02(b) or Section 6.02(c) could not then be satisfied and (2) if the thirty (30) day period described in clause (B) of this Section 7.01(a)(iii) would expire after the Outside Date, the Outside Date shall be automatically extended, without any action or further notice by any Party, to the date on which such thirty (30) day period expires;
(iv)    by the Parent Representative, if the Company or the Majority Member breaches or fails to perform any of its covenants or agreements contained

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in this Agreement, or if any of the representations or warranties of the Company or the Majority Member contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 6.02(a), Section 6.02(b) or Section 6.02(c) and (B) is not reasonably capable of being cured by the Company or the Majority Member and is not cured by the Company or the Majority Member, within thirty (30) days after receiving written notice from the Parent Representative; provided, however, that (1) the right to terminate this Agreement under this Section 7.01(a)(iv) shall only be available if none of Parents or Merger Subs is then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of either Parent or either Merger Sub contained herein then fails to be true and correct such that the conditions set forth in Section 6.03(a) or Section 6.03(b) could not then be satisfied and (2) if the thirty (30) day period described in clause (B) of this Section 7.01(a)(iv) would expire after the Outside Date, the Outside Date shall be automatically extended, without any action or further notice by any Party, to the date on which such thirty (30) day period expires;
(v)    by the Majority Member, if, on or after the date the Closing should have occurred pursuant to Section 1.04, (a) all of the conditions to Closing in Section 6.01 and Section 6.02, have been satisfied (other than those conditions that, by their nature, cannot be satisfied until the Closing Date, but which conditions would be satisfied if the Closing Date were the date a Closing Demand Notice is given), (b) the Company or the Majority Member, as the case may be, has delivered written notice to the Parent Representative expressly referencing this Section 7.01(a)(v), with an irrevocable commitment from the Company and the Majority Member that they stand ready, willing and able to consummate the Closing within the subsequent three (3) Business Days and requiring that the Closing be consummated (a “Closing Demand Notice”), and (c) Parents and Merger Subs have failed for any reason or no reason to consummate the Closing within three (3) Business Days after delivery of the Closing Demand Notice and clause (a) remains satisfied on such third (3rd) Business Day;
(vi)    by the Majority Member, following a CFIUS Turndown; provided that the right to terminate this Agreement under this Section 7.01(a)(vi) shall not be available to the Majority Member if its or the Company’s failure to comply with Section 5.03(e) has been the primary cause of, or resulted in, such action or inaction;
(vii)    by the Parent Representative, if the FERC Approval requires or is conditioned upon the Company (or the Surviving LLC) or either Parent or any of its equity owners or its or their Affiliates divesting any assets, including generation

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assets, or taking any other action which would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition of the Surviving LLC or on the benefits expected by Parents from the Merger;
(viii)    by the Majority Member, if the Company shall be obligated to spend, in the aggregate, in respect of Consent Fees more than the amount set forth on Section 5.03(d)(ii) of the Disclosure Schedule; or
(ix)    by the Majority Member, Parent I or Parent II, at any time after 8:00 p.m., New York time, on February 21, 2017 (time is of the essence); provided that this Section shall be null and void and of no further force and effect from and after the time Parent II delivers duly executed written evidence to the Majority Member and Parent I confirming that the Board of Directors of Alberta Investment Management Corporation has duly approved the execution of the transactions contemplated by this Agreement.
(b)    In the event of termination by the Majority Member or the Parent Representative pursuant to this Section 7.01, written notice of such termination shall be given to the other Parties to this Agreement and the Transactions shall be terminated, without further action, notice or deed by any Party. If the Transactions are terminated as provided herein:
(i)    Parents and Merger Subs shall return to the Company or the Members, as applicable, or destroy all documents and other material received from the Members or the Company, or their respective representatives, pursuant to the terms of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement; and
(ii)    all confidential information received by Parents and Merger Subs with respect to the business of the Company and the Company Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
Section 7.02.    Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, without any liability or obligation on the part of any Party, except for the provisions of (i) Section 2.21, Section 3.05 and Section 4.09, (ii) Section 5.02, (iii) Section 5.05(a), (iv) Section 5.08, (v) this Section 7.02, (vi) Section 7.03 and (vii) Article IX, all of which shall survive such termination. Nothing in this Section 7.02, however, shall be deemed to release any Party from any liability for damages for any breach by such Party of the terms and provisions of this Agreement in the event

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of such Party’s fraud or willful misconduct, or to impair the availability of the remedy of specific performance in accordance with Section 9.11.
Section 7.03.    Certain Fees and Expenses.
(a)    In the event that this Agreement is terminated by the Majority Member pursuant to (i) Section 7.01(a)(ii)(A), if at the time of termination, the only condition to Closing that has not been satisfied or waived (to the extent such waiver is not prohibited by Applicable Law and other than those conditions that by their nature are to be satisfied by actions taken at the Closing) is Section 6.01(b), or (ii) Section 7.01(a)(vii), Parent I shall indefeasibly pay by wire transfer of immediately available funds to the Majority Member (for the ratable benefit (in accordance with each Member’s Allocable Share) of the Members in accordance with the Company LLC Agreement) the Reverse Termination Fee concurrently with such termination, which payment shall be the sole monetary liability of Parents under this Agreement if this Agreement is terminated in the circumstances set forth in this Section 7.03(a).
(b)    In the event that this Agreement is terminated by the Majority Member pursuant to (i) Section 7.01(a)(iii), or (ii) Section 7.01(a)(v), and, in each case, only in the event that neither the Company nor the Majority Member commences a Proceeding (or asserts within a Proceeding the right) to seek specific performance or injunctive relief or both pursuant to Section 9.11 to cause Parents and Merger Subs to consummate the Closing, upon the Majority Member’s written demand to the Parent Representative for payment, Parent I shall indefeasibly pay by wire transfer of immediately available funds to the Majority Member (for the ratable benefit, in accordance with each Member’s Allocable Share, of the Members in accordance with the Company LLC Agreement) the Reverse Termination Fee within five (5) Business Days after delivery of such written demand, which payment shall be the sole monetary liability of Parents under this Agreement if this Agreement is terminated in the circumstances set forth in this Section 7.03(b).
(c)    Each of the Parties acknowledges that (i) the agreements contained in this Section 7.03 are an integral part of the Transactions, (ii) the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Members and the Company in the circumstances in which such amount is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without the agreements in this Section 7.03, the Company and the Majority Member would not enter into this Agreement, and accordingly, if Parents

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fail to promptly pay the amounts due pursuant to this Section 7.03 and, in order to obtain such payment, the Company or the Majority Member commences a Proceeding that results in a judgment against either or both of the Parents for the payment of the Reverse Termination Fee, Parents shall pay to the Company and the Majority Member, as the case may be, their respective costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, together with interest on the amount of the Reverse Termination Fee at a rate of interest equal to nine percent (9%) per annum, calculated on the basis of the actual number of days elapsed over three hundred sixty (360), from the date such payment was required to be made through the date of payment.
ARTICLE VIII
Survival; Indemnification
Section 8.01.    Survival of Certain Representations and Warranties.
(a)    The representations, warranties, covenants and agreements of the Parties contained in this Agreement (other than covenants and agreements which by their terms are to be performed after Closing, which shall survive until the date that is sixty (60) days after the last date that a Party is required to take any action or refrain from taking any action in accordance therewith) shall survive for a period of twelve (12) months after the Closing Date, and there shall be no liabilities or obligations with respect thereto from and after such date; provided, however, that the representations and warranties set forth in Section 2.01, Section 2.02, Section 2.04(a) and (b), Section 2.21 (the “Company Fundamental Representations”), the representations and warranties set forth in Section 3.01, Section 3.02 and Section 3.05 (the “Majority Member Fundamental Representations”) and the representations set forth in Section 4.01, Section 4.02 and Section 4.09 (the “Parent Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations for such claims; provided, further, that any claim made or asserted by a Person within the applicable survival period shall continue to survive with respect to such claim until such claim is finally resolved and all obligations with respect thereto are fully satisfied.
(b)    Notwithstanding anything in this Agreement to the contrary, no representative, Affiliate of, or direct or indirect equity owner in, the Company or the Majority Member shall have any personal liability to either Parent, either Merger Sub or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Company or the Majority Member in this Agreement, and no representative, Affiliate of, or direct or indirect equity owner in, either Parent or either Merger Sub shall have any personal liability to the Company, the Majority Member or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of either Parent or either Merger Sub in this Agreement.

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Section 8.02.    Indemnification by the Majority Member.
(a)    From and after the Closing, subject to the other provisions of this Article VIII, the Majority Member agrees to indemnify Parents, Merger Subs and their respective Affiliates (including the Company and the Company Subsidiaries) and each of their respective managers, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Indemnified Purchaser Entities”) and to hold each of them harmless from and against, any and all Losses suffered, paid or incurred by such Indemnified Purchaser Entity (whether directly, pursuant to a claim by a Third Party or otherwise) arising out of or related to:
(i)    any breach of any of the representations and warranties made by the Company in Article II or by the Majority Member in Article III;
(ii)    any breach of any of the covenants or agreements of the Company or the Majority Member contained in this Agreement (other than the obligations and covenants set forth in clauses (A), (B) and (C) of Section 5.01(a)(x));
(iii)    any Pre-Closing Taxes; or
(iv)    the Land Sale, the CADR B Transaction and, subject to Section 8.02(a)(iv) of the Disclosure Schedules, the UK Transaction.
(b)    Notwithstanding anything to the contrary contained in this Section 8.02, the Indemnified Purchaser Entities shall be entitled to indemnification:
(i)    with respect to any claim for indemnification pursuant to Section 8.02(a)(i), only if the aggregate amount of Losses to all Indemnified Purchaser Entities with respect to all such claims exceeds four million two hundred sixty-five thousand dollars ($4,265,000) (the “Threshold”), whereupon (subject to the provisions of clauses (ii) and (iii) below) the Indemnified Purchaser Entities shall not be entitled to indemnification until the aggregate amount of Losses exceeds the Threshold, and thereafter the Indemnified Purchaser Entities shall be entitled to indemnification only for amounts in excess of the Threshold; provided that the Threshold shall not apply to any indemnification obligation of the Majority Member related to the Majority Member Fundamental Representations or Company Fundamental Representations;
(ii)    only with respect to individual items where the Losses relating thereto are in excess of one hundred thousand dollars ($100,000) (any items less

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than such threshold shall not be aggregated for the purposes of the immediately preceding clause (i)); and
(iii)    only if such claims are made on or before the expiration of the survival period pursuant to Section 8.01 for the applicable representation, warranty, covenant or agreement.
(c)    Notwithstanding anything to the contrary contained in this Agreement, with respect to any claim for indemnification pursuant to Section 8.02(a)(i), in no event shall the Indemnified Purchaser Entities be entitled in the aggregate to recover Losses in excess of the amount of the policy limit under the R&W Policy, or if the R&W Policy is not obtained, in excess of the Threshold Amount (the “Cap”); provided that the Cap shall not apply to the Company Fundamental Representations or the Majority Member Fundamental Representations or in the case of fraud or willful misconduct; provided, further, that in no event shall the Indemnified Purchaser Entities be entitled to recover aggregate Losses under this Agreement in excess of four hundred twenty-six million five hundred thousand dollars ($426,500,000).
(d)    For purposes of calculating the dollar amounts of Losses (other than the dollar amount of Losses with respect to any breach of the representations and warranties set forth in Section 2.06(a)), to which an Indemnified Purchaser Entity is entitled pursuant to Section 8.02(a)(i), such representation, warranty or covenant shall not be deemed qualified or limited by, and each of the following shall be disregarded, any “material,” “materially,” “materiality,” “Company Material Adverse Effect,” “Majority Member Material Adverse Effect” or other similar materiality qualification or limitation.
(e)    Parents acknowledge and confirm that the Indemnified Purchaser Entities shall solely be entitled to indemnification pursuant to Section 8.02(a)(i) in excess of the Retention Amount if Parents procure the effective R&W Policy at or prior to the Closing and that all Indemnified Purchaser Entities who may be entitled to indemnification under Section 8.02(a)(i) shall be entitled to recover any such Losses from the Majority Member only until the aggregate amount of all such Losses (taking into account the amount of the Threshold) is equal to the Retention Amount; provided, however, once the Retention Amount has been paid or satisfied completely, all Indemnified Purchaser Entities shall be solely entitled to seek or obtain recovery from the R&W Policy in relation to Losses or indemnification claims under Section 8.02(a)(i), without any right to recover from the Majority Member (or any other Member), except, however, with respect to the Majority Member, for Losses arising out of claims based upon or arising out of fraud or any willful misconduct of the Majority Member or the Company, to the extent occurring on or prior to the Closing. Neither the pendency of a claim, the failure to obtain recovery nor the

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unavailability of coverage under the R&W Policy, regardless of the reason therefor, shall result in the Majority Member becoming liable to make an indemnification payment under Section 8.02(a)(i) once the Retention Amount has been paid or satisfied completely.
(f)    Notwithstanding anything to the contrary contained in this Agreement: (i) to the extent that Losses to which an Indemnified Purchaser Entity is entitled to indemnification hereunder also constitute an indemnifiable matter under any prior acquisition agreement, such Indemnified Purchaser Entity will use reasonable best efforts to obtain indemnification under such prior acquisition agreement and (ii) any amounts recovered under such prior acquisition agreement with respect to a Loss shall reduce, dollar for dollar, the amount owed by the Majority Member hereunder. Each Indemnified Purchaser Entity shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
(g)    This Section 8.02 is subject to the limitations set forth in Section 8.01(b).
Section 8.03.    Indemnification by Parents and Merger Subs.
(a)    From and after the Closing Date, subject to the other provisions of this Article VIII, Parents and Merger Subs agree, severally and not jointly, to indemnify the Members and their respective Affiliates, and each of their respective managers, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Indemnified Seller Entities”) and to hold each of them harmless from and against, any and all Losses suffered, paid or incurred by any such Indemnified Seller Entity (whether directly, pursuant to a claim by a Third Party or otherwise) and arising out of or related to any:
(i)    breach of any of the representations and warranties made by Parents and Merger Subs in Article IV; and
(ii)    breach of any of the covenants or agreements of Parents or Merger Subs contained in this Agreement.
(b)    Notwithstanding anything to the contrary contained in this Section 8.03, the Indemnified Seller Entities shall be entitled to indemnification:
(i)    with respect to any claim for indemnification pursuant to Section 8.03(a)(i), only if the aggregate amount of Losses to all Indemnified Seller Entities with respect to all such claims exceeds the Threshold, and thereafter the Indemnified

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Seller Entities shall be entitled to indemnification only for amounts in excess of the Threshold; and
(ii)    only if such claims are made on or before the expiration of the survival period pursuant to Section 8.01 for the applicable representation, warranty, covenant or agreement.
(c)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Indemnified Seller Entities be entitled in the aggregate to recover Losses in excess of the Cap; provided that the Cap shall not apply to the Parent Fundamental Representations or in the case of fraud or willful misconduct; provided, further, that in no event shall the Indemnified Seller Entities be entitled to recover aggregate Losses under this Agreement in excess of four hundred twenty-six million five hundred thousand dollars ($426,500,000).
(d)    For purposes of calculating the dollar amounts of Losses to which an Indemnified Seller Entity is entitled pursuant to Section 8.03(a)(i), such representation, warranty or covenant shall not be deemed qualified or limited by, and each of the following shall be disregarded, any “material,” “materially,” “materiality,” “Parent Material Adverse Effect,” or other similar materiality qualification or limitation.
(e)    This Section 8.03 is subject to the limitations set forth in Section 8.01(b).
Section 8.04.    Indemnification Procedures.
(a)    If an Indemnified Purchaser Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article VIII (whether or not the amount of Losses relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought pursuant to Section 8.02 or Section 8.03, as applicable (the party from which indemnification is sought, the “Indemnifying Entity”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim brought by a Person not a Party or affiliated with any such Party (a “Third Party”), within ten (10) Business Days following receipt of written notice of such claim by such Indemnified Entity, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a claim brought by a Third Party, as promptly as practicable after the discovery by the Indemnified Entity of the circumstances giving rise to such claim for indemnity; provided that, in each case in clauses (i) and (ii), the failure to notify or delay in notifying the Indemnifying Entity will

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not relieve the Indemnifying Entity of its obligations pursuant to this Article VIII, except to the extent that such Indemnifying Entity is materially prejudiced as a result thereof. Each Claim Notice shall describe the claim and the basis of such claim in reasonable detail. Notwithstanding anything to the contrary contained in this Agreement, no claim for indemnification arising out of a claim relating to Taxes may be asserted unless (x) a Third Party has actually commenced a lawsuit, action or regulatory proceeding or issued a written notice of proposed adjustment, assessment or deficiency, in each case, with respect to the specific matters addressed in such claim and (y) such claim for indemnification is made in respect of Losses actually realized in connection with the claim by such Third Party.
(b)    Upon receipt by an Indemnifying Entity of a Claim Notice in respect of a claim brought by a Third Party, the Indemnifying Entity shall be entitled to (i) assume and have sole control over the defense of such claim at its sole cost and expense (subject to the last sentence of this Section 8.04(b)) and with its own counsel if it gives notice of its intention to do so to the Indemnified Entity within thirty (30) days after the receipt of such notice from the Indemnified Entity; provided that (A) the Indemnifying Entity’s retention of counsel shall be subject to the written consent of the Indemnified Entity if such counsel creates a conflict of interest under applicable standards of professional conduct or an unreasonable risk of disclosure of confidential information concerning an Indemnified Entity, which consent shall not be unreasonably withheld, conditioned, or delayed and (B) the Indemnifying Entity shall not be entitled to assume and have control over such defense if such claim arises in connection with a criminal proceeding (provided that the Indemnifying Entity shall be entitled to participate in such defense, with counsel reasonably acceptable to the Indemnified Entity, at such Indemnifying Entity’s sole cost and expense) or if the Indemnified Entity shall have been advised by counsel that an actual or potential conflict exists between the Indemnified Entity and the Indemnifying Entity in connection with the defense of such Third Party claim; and (ii) negotiate a settlement or compromise of such claim; provided that unless (A) such settlement or compromise (1) includes a full and unconditional waiver and release by the Third Party of all applicable Indemnified Entities without any cost or liability of any nature whatsoever to such Indemnified Entities, (2) does not involve any finding or admission of any violation of Applicable Law or admission of any wrongdoing by the Indemnified Entity and (3) does not result in any Lien on any of the assets of, or contain any restriction or condition that would affect the future conduct of, the Indemnified Entity or its Affiliates and (B) the Indemnifying Entity shall pay or cause to be paid all amounts of such settlement or compromise concurrently with the effectiveness thereof, such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Entity. If, within thirty (30) days after receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party action or claim, the Indemnifying Entity (i) advises such Indemnified Entity in writing that the Indemnifying Entity does not

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elect to defend, settle or compromise such claim, (ii) is not entitled to assume and control the defense of such claim or (iii) fails to make such an election in writing, then such Indemnified Entity may, at its option, defend, settle or otherwise compromise or pay such claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Entity, which consent shall not be unreasonably withheld, conditioned or delayed. Each Indemnified Entity shall make available to the Indemnifying Entity all information reasonably available to such Indemnified Entity relating to such claim, except as may be prohibited by Applicable Law. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim. The Party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Entity elects to defend any such claim, then the Indemnified Entity shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Entity at such Indemnified Entity’s sole cost and expense. In the event the Indemnifying Entity assumes the defense of (or otherwise elects to negotiate or settle or compromise) any such claim, the Indemnified Entity shall reimburse the Indemnifying Entity for all costs and expenses incurred by the Indemnifying Entity in connection with such defense (or negotiation, settlement or compromise) to the extent, if applicable, that such costs and expenses do not exceed the amount of the remaining Threshold; provided that such costs and expenses shall be included in the calculation of the Threshold.
(c)    An Indemnified Entity shall be entitled to make claims for indemnification with respect to losses arising out of or resulting from, or amounts payable with respect to, the matters set forth in Section 8.02 or Section 8.03, as applicable; it being understood that in the event an Indemnified Entity shall have timely delivered notice of any claim pursuant to this Section 8.04, such claim shall survive until such time as such claim is finally resolved.
Section 8.05.    Indemnification Generally.
(a)    The amount which the Indemnifying Entity is or may be required to pay to any Indemnified Entity pursuant to this Article VIII shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Entity related to the related Losses (for purposes of clarity, this Section 8.05(a) is not intended to apply to the R&W Policy). If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Entity in respect of Losses (including any Merger Consideration adjustment with respect to the circumstances giving rise to such payment under this Article VIII) and shall subsequently receive insurance proceeds or other amounts in respect of such Losses, then such Indemnified Entity shall promptly repay to the Indemnifying Entity a sum equal to the amount of such insurance proceeds or other amounts actually received. Furthermore, the amount of any Losses that may be subject to indemnification hereunder (other than Losses that are subject to Section 8.02(a)(i) (other than respect to any Company Fundamental Representations and Majority Member Representations) and Section 8.03(a)(i) (other than respect to any Parent Fundamental Representations)) will be net of any Tax benefits actually realized by any Indemnified Entity as a result of Tax benefits associated with the circumstances giving rise to the indemnification.
(b)    Subject to the rights of any Person providing insurance as contemplated by Section 8.05(a), the Indemnifying Entity shall be subrogated to any right of action that the Indemnified Entity may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.
(c)    The indemnification provided in this Article VIII shall be the sole and exclusive post-Closing remedy available to any Party with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except in the case of willful misconduct or fraud by such Party.
(d)    All Losses shall be determined without duplication of recovery under other provisions of this Agreement or any other document or agreement delivered in connection with this Agreement and Losses shall not include any amounts that were included in the calculation of Working Capital. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to an indemnification obligation under this Article VIII, only one recovery of Losses shall be allowed, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same facts, conditions or events.

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(e)    For the avoidance of doubt, any adjustments made to the Merger Consideration pursuant to Section 1.09 shall not be considered Losses for purposes of this Article VIII.
(f)    The Parties agree to treat any amounts payable pursuant to this Article VIII as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Applicable Law or a final determination by the Tax Matters Accounting Firm thereunder.
(g)    Notwithstanding anything contained in this Agreement to the contrary, other than with respect to indemnification pursuant to Section 8.02(a)(i) and Section 8.03(a)(i), no Party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, lost profits or Losses calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology), whether based on contract, tort, strict liability, other Applicable Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby; provided, however, that the foregoing shall not apply to claims brought by any Third Party for which any Indemnifying Entity is obligated to indemnify an Indemnified Entity hereunder.
Section 8.06.    Escrow; Indemnification Payments.
(a)    Any payment that the Majority Member is obligated to make pursuant to Section 8.02(a) shall be paid, to the extent that there are sufficient funds in the Escrow Account, by release of funds to the applicable Indemnified Purchaser Entity from the Escrow Account by the Escrow Agent within five (5) Business Days after the date that notice of any such amounts due and owing is given in accordance with the Escrow Agreement. For purpose of clarity, the Escrow Amount shall be the sole source of recovery for the Indemnified Purchaser Entities for payments from the Majority Member pursuant to Section 8.02(a), other than in the event of any fraud or willful misconduct.
(b)    If applicable, on the date that is one (1) Business Day after the twelve (12) month anniversary of the Closing Date, the Escrow Agent shall release an amount, if any, equal to the then current balance of the Escrow Account, minus the aggregate amount of all claims for indemnification by the Indemnified Purchaser Entities asserted prior to such date but not yet resolved in accordance with the terms of the Escrow Agreement (the “Unresolved Claims”). The balance in the Escrow Account with respect to any Unresolved Claims shall be released by the Escrow Agent upon the resolution of any such Unresolved Claims in accordance with the terms of the Escrow Agreement.

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(c)    Any payment that Parents are obligated to make pursuant to this Article VIII shall be paid to the applicable Indemnified Seller Entities by wire transfer of immediately available funds within five (5) Business Days after such Loss is agreed to by the Indemnifying Entity or finally adjudicated to be payable pursuant to this Article VIII.
ARTICLE IX
General Provisions
Section 9.01.    Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party (including by operation of law in connection with a merger or consolidation of such Party) without the prior written consent of Parents and the Majority Member. Unless otherwise mutually agreed by the Parties, no such assignment shall relieve a Party from its obligations and duties hereunder. Any permitted assignee shall sign an agreement agreeing to be bound by the obligations and duties hereunder, in form and substance reasonably acceptable to the non-assigning Party. Any attempted assignment in violation of this Section 9.01 shall be void ab initio.
Section 9.02.    No Third-Party Beneficiaries. Except as expressly provided in Section 5.11 with respect to directors, managers, officers or authorized persons, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.
Section 9.03.    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by electronic mail or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:
(a)    if to the Parent Representative, Parents, Merger Subs or, after the Effective Time, the Company,
c/o The AES Corporation
4300 Wilson Boulevard
Arlington, VA 22203
Attention: Legal Department
Email: zafar.hasan@aes.com
c/o Alberta Investment Management Corporation
1100 – 10830 Jasper Avenue
Edmonton, AB T5J 2B3 Canada

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Attention: Legal Department
Email: Jeff.Wispinski@aimco.alberta.ca
with copies (not constituting notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Attention: Pankaj K. Sinha, Esq.
Email: Pankaj.Sinha@skadden.com
(b)    if, prior to the Effective Time, to the Company,
FTP Power LLC
2180 South 1300 East
Suite 600
Salt Lake City, UT 84106
Attention: General Counsel
Email: smcbride@spower.com
with a copy (not constituting notice) to:
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020
Attention: Steven E. Siesser, Esq.
    Peter H. Ehrenberg, Esq.
Email: ssiesser@lowenstein.com
    pehrenberg@lowenstein.com
(c)    if to the Majority Member,
Fir Tree Partners
55 West 46th Street, 29th Floor
New York, NY 10036
Attention: General Counsel
Email: bmeyer@firtree.com

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legalnotices@firtree.com
with a copy (not constituting notice) to:
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020
Attention: Steven E. Siesser, Esq.
    Peter H. Ehrenberg, Esq.
Email: ssiesser@lowenstein.com
    pehrenberg@lowenstein.com
or to such other respective addresses and/or e-mail addresses as each Party may designate by notice given in accordance with the provisions of this Section 9.03.
Section 9.04.    Interpretation; Exhibits, Annexes and Schedules. The headings contained in this Agreement, in any Exhibit, Annex or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit, Annex or Schedule, such reference shall be to a Section of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, (i) definitions of terms shall apply equally to the singular and plural forms of the terms defined, (ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (iii) the terms “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (iv) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement and (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if.” All accounting terms used herein and not expressly defined herein shall have the meanings given to them under, and all accounting determinations hereunder shall be made in accordance with, GAAP. Except as otherwise expressly provided, any information “delivered” or “made available” to Parents or the Parent Representative, as applicable, by the Members, the Company or any of the Company Subsidiaries shall include that information (A) contained in the Data Room at least three (3) calendar days prior to the Effective Date or (B) otherwise provided in writing (including electronically) to Parents or the Parent Representative or its authorized representatives, as applicable, prior to the

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Effective Date. All references to days mean calendar days unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. Any ambiguities with respect to any provision of this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
Section 9.05.    Counterparts. This Agreement may be executed by facsimile or electronic delivery of original signatures, and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the Parties and delivered, including by facsimile or other electronic means, to the other Parties.
Section 9.06.    Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents, along with the Exhibits, Annexes and Schedules hereto and thereto, contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the other Transaction Documents.
Section 9.07.    Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 9.08.    Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (a) the state courts of the Delaware Court of Chancery and (b) the United States District Court for the District of the State of Delaware (and the appropriate appellate courts therefrom), for the purposes of any Proceeding arising out of this Agreement, the other Transaction Documents or any Transaction. Each Party agrees to commence any such Proceeding in (i) the Delaware Court of Chancery or (ii) the United States District Court for the District of the State of Delaware (and the appropriate appellate courts therefrom). Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth or provided

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for above shall be effective service of process for any Proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.08. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement, the other Transaction Documents or the Transactions in (A) the Delaware Court of Chancery and (B) the United States District Court for the District of the State of Delaware (and the appropriate appellate courts therefrom) for the purposes of any Proceeding arising out of this Agreement, the other Transaction Documents or the Transactions and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. This Section 9.08 shall not apply to any dispute under Section 1.09 or Section 5.06(a) that is required to be decided by the Accounting Firm or the Tax Matters Accounting Firm.
Section 9.09.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.
Section 9.10.    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.
Section 9.11.    Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof without proof of damages or otherwise in the Delaware Court of Chancery or the United States District Court for the District of the State of Delaware, which shall include the right of the Company (a) to cause each Parent to fully enforce the terms of the applicable Equity Commitment Letter to the fullest extent permitted thereby and by Applicable Law and to thereafter cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement, and (b) to cause each Parent and each Merger Sub to consummate the Transactions on the terms and subject

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to the conditions set forth herein and therein. Each of the Parents and Merger Subs agree not to raise any objection to the availability of the equitable remedy of specific performance to enforce compliance with the covenants and obligations of such Parent and Merger Sub under this Agreement and hereby waive any defense that a remedy at law would be adequate. Neither the Company nor the Majority Member shall be required to provide any bond or other security in connection with seeking an order to specifically enforce this Agreement. The rights and remedies set forth in this Section 9.11 are in addition to any other remedy to which the Parties are entitled in accordance herewith; provided, however, if the Majority Member has requested that Parent I pay the Reverse Termination Fee, and the Reverse Termination Fee shall have been indefeasibly paid pursuant to Section 7.03, then neither the Company nor the Majority Member shall be entitled to specific performance hereunder.
Section 9.12.    Amendments and Waivers.
(a)    This Agreement may not be amended except by an instrument in writing signed by the Parent Representative and the Majority Member, which amendment, once so executed, shall be binding on all Parties as though direct signatories hereto.
(b)    At any time prior to the Effective Time, to the fullest extent permitted by Applicable Law (provided, however, that the Company shall not have any such rights after the Effective Time): (i) the Majority Member may (A) extend the time for the performance of any of the obligations or other acts of any of Parents and/or Merger Subs, (B) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parents and/or Merger Subs pursuant hereto, or (C) waive compliance by Parents and/or Merger Subs with any of the agreements or with any conditions to the Company’s obligations; and (ii) the Parent Representative may (A) extend the time for the performance of any of the obligations or other acts of the Company or the Majority Member, (B) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company or the Majority Member pursuant hereto, or (C) waive compliance by the Company or the Majority Member with any of the agreements or with any conditions to Parents’ or Merger Subs’ obligations.
Section 9.13.    Conflicts; Privilege. Recognizing that Lowenstein Sandler LLP and Stoel Rives LLP have each acted as legal counsel to the Company, the Company Subsidiaries, the Majority Member and certain of the Majority Member’s Affiliates prior to the Effective Date, and that Lowenstein Sandler LLP and Stoel Rives LLP each intend to act as legal counsel to the Majority Member and its Affiliates (which will no longer include the Company and the Company Subsidiaries) after the Closing, each of Parents, the

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Company and each other Member hereby waives, on its own behalf and agrees to cause its respective Affiliates and the Company Subsidiaries to waive, any conflicts that may arise in connection with Lowenstein Sandler LLP and/or Stoel Rives LLP representing the Majority Member or its Affiliates after the Closing as such representation may relate to the Company or the Company Subsidiaries or the Transactions. In addition, all communications involving attorney-client confidences between the Majority Member, the Company and the Company Subsidiaries and their respective Affiliates, on the one hand, and Lowenstein Sandler LLP and/or Stoel Rives LLP, on the other hand, in the course of the engagement with respect to negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to the Majority Member and its Affiliates (and not the Company or any of the Company Subsidiaries). Accordingly, the Company and the Company Subsidiaries shall not have the right to obtain access to any such communications or to the files of Lowenstein Sandler LLP or Stoel Rives LLP relating to such engagement from and after the Closing Date. Without limiting the generality of the foregoing, from and after the Closing Date, (a) the Majority Member and its Affiliates (and not the Company and the Company Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Company or the Company Subsidiaries shall be a holder thereof, (b) to the extent that files of Lowenstein Sandler LLP or Stoel Rives LLP in respect of such engagement constitute property of the client, only the Majority Member and its Affiliates (and not the Company and the Company Subsidiaries) shall hold such property rights and (c) neither Lowenstein Sandler LLP nor Stoel Rives LLP shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or any of the Company Subsidiaries by reason of any attorney-client relationship between Lowenstein Sandler LLP or Stoel Rives LLP and the Company or any of the Company Subsidiaries or otherwise. This Section 9.13 shall be irrevocable, and no term of this Section 9.13 may be amended, waived or modified, without the prior written consent of Lowenstein Sandler LLP, as it relates to itself, and Stoel Rives LLP, as it relates to itself.
Section 9.14.    Majority Member Reserve Fund. The Majority Member Reserve Fund shall be used by the Majority Member to pay expenses incurred in connection with this Agreement and the Transactions by the Majority Member in its capacity as the Majority Member hereunder and may be used by the Majority Member to pay the Deficiency Amount or other amounts owed under this Agreement, if any. Once the Majority Member determines, in its sole reasonable discretion, that the Majority Member will not incur any additional expenses in its capacity as the Majority Member in connection with this Agreement and the Transactions and will not incur any further obligation to pay any Deficiency Amount, then the Majority Member will distribute the remaining unused Majority Member Reserve Fund, if any, to the Members who have delivered to the Majority Member

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duly executed Letters of Transmittal, in accordance with each Member’s Allocable Share (in each case, taking into account all prior disbursements to the Members under this Agreement at and following the Closing); provided that the Majority Member may not make such discretionary distribution prior to the determination of the Final Merger Consideration and payment, if any, of the Excess Amount or the Deficiency Amount.
Section 9.15.    Majority Member.
(a)    The Majority Member is hereby appointed, authorized and empowered to act as representative, for the benefit of all Members, as the exclusive agent and attorney-in-fact to act on behalf of the Members, in connection with and to facilitate the consummation of the Transactions, which shall include the power and authority:
(i)    to take any and all actions (including executing and delivering any documents, making any disbursements or distributions, incurring any costs and expenses for the account of the Members, exercising such rights, power and authority, and making any and all decisions and determinations required by this Agreement and the other Transaction Documents) under this Agreement or any of the other Transaction Documents, such actions being deemed as taken by each Member (as applicable) and which shall be absolutely and irrevocably binding on each Member as if such Member personally or in its corporate capacity had taken such action, exercised such rights, power or authority or made such decision or determination in such Member’s individual or corporate capacity, as applicable;
(ii)    as the representative, to enforce and protect the rights and interests of the Members and to enforce and protect the rights and interests of the Majority Member arising out of or under or in any manner relating to this Agreement and the other Transaction Documents, and each other agreement, document, instrument or certificate referred to herein or therein or the Transactions, and to take any and all actions which the Majority Member believes are necessary or appropriate under this Agreement and/or the other Transaction Documents for and on behalf of the Members, including asserting or pursuing any claim, action, proceeding or investigation against Parents, Merger Subs and/or the Company; and
(iii)    to refrain from enforcing any right of Members and/or the Majority Member arising out of or under or in any manner relating to this Agreement or any other Transaction Document in connection with the foregoing; provided, however, that no such failure to act on the part of the Majority Member, except as otherwise provided in this Agreement or in the other Transaction Documents, shall be deemed

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a waiver of any such right or interest by the Majority Member or the Members unless such waiver is in writing signed by the waiving party or by the Majority Member.
(b)    The Majority Member shall distribute any monies it receives pursuant to this Agreement which are designated either for the benefit of, or further distribution to, the Members as so designated in accordance with this Agreement and the Company LLC Agreement (in each case, as in effect immediately prior to the Closing). To the extent that amounts are withheld as a result of a Member’s failure to provide the certification of non-foreign status required in Section 1.08(a)(ii), such Member shall be deemed for all purposes of this Agreement and the Company LLC Agreement to have received a distribution equal to the amount withheld.
(c)    The Majority Member shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and shall be entitled to conclusively rely on the opinions and advice of such Persons.
(d)    Each of the Members shall, severally and not jointly, indemnify the Majority Member and hold it harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Majority Member or any of its Affiliates and arising out of any action taken or omitted in its capacity as Majority Member under this Section 9.15; provided, however, that in no event shall such indemnification obligation exceed such Member’s Allocable Share of such loss, Liability or expense and in no event shall such Member’s indemnification obligation be greater than the proceeds actually received by such Member under this Agreement.
(e)    The Majority Member shall have no duties or responsibilities towards the other Members except for those expressly set forth herein and shall not be deemed a fiduciary or agent of any of the other Members.  The Majority Member shall not incur any Liability to the Members, and none of the other Members shall have any claims, including those that may arise in the future, against the Majority Member for any action or inaction taken or not taken by it as the Majority Member under this Section 9.15, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute fraud or willful misconduct.
(f)    By its approval of this Agreement or acceptance of its Allocable Share of the Merger Consideration, each Member agrees, in addition to the foregoing, that Parents and Merger Subs shall be entitled to rely conclusively on the instructions and decisions of the Majority Member as to (i) any adjustments to the Merger Consideration pursuant to Section 1.09 hereof or (ii) any other actions required or permitted to be taken

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by the Majority Member hereunder, and no Party hereunder shall have any cause of action against Parents or Merger Subs for any action taken by either or both of them in reliance upon the instructions or decisions of the Majority Member.
(g)    The provisions of this Section 9.15 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Member, and any references in this Agreement to a Member or Members shall mean and include the successors to the rights of Members hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
Section 9.16.    Parent Representative.
(a)    Parent I is hereby appointed, authorized and empowered to act as representative (the “Parent Representative”), for the benefit of Parents and Merger Subs, as the exclusive agent and attorney-in-fact to act on behalf of Parents and Merger Subs, in connection with and to facilitate the consummation of the Transactions, which shall include the power and authority:
(i)    to take any and all actions (including executing and delivering any documents, making any disbursements or distributions, incurring any costs and expenses for the account of the Parents and Merger Subs, exercising such rights, power and authority, and making any and all decisions and determinations required by this Agreement and the other Transaction Documents) under this Agreement or any of the other Transaction Documents, such actions being deemed as taken by Parents and Merger Subs (as applicable) and which shall be absolutely and irrevocably binding on Parents and Merger Subs as if such parties personally or in their corporate capacity had taken such action, exercised such rights, power or authority or made such decision or determination in such party’s individual or corporate capacity, as applicable;
(ii)    as the representative, to enforce and protect the rights and interests of Parents and Merger Subs and to enforce and protect the rights and interests of the Parent Representative arising out of or under or in any manner relating to this Agreement and the other Transaction Documents, and each other agreement, document, instrument or certificate referred to herein or therein or the Transactions, and to take any and all actions which the Parent Representative believes are necessary or appropriate under this Agreement and/or the other Transaction Documents for and on behalf of Parents and Merger Subs, including

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asserting or pursuing any claim, action, proceeding or investigation against the Majority Member; and
(iii)    to refrain from enforcing any right of Parents and Merger Subs arising out of or under or in any manner relating to this Agreement or any other Transaction Document in connection with the foregoing; provided, however, that no such failure to act on the part of the Parent Representative, except as otherwise provided in this Agreement or in the other Transaction Documents, shall be deemed a waiver of any such right or interest by the Parent Representative or the other Parent and Merger Subs unless such waiver is in writing signed by the waiving party or by the Parent Representative.
(b)    The Parent Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and shall be entitled to conclusively rely on the opinions and advice of such Persons.
(c)    Each of Parents and Merger Subs shall, severally and not jointly, indemnify the Parent Representative and hold it harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Parent Representative or any of its Affiliates and arising out of any action taken or omitted in its capacity as the Parent Representative under this Section 9.16.
(d)    By its execution of this Agreement, Parents and Merger Subs agree, in addition to the foregoing, that the Company and the Majority Member shall be entitled to rely conclusively on the instructions and decisions of the Parent Representative as to (i) any adjustments to the Merger Consideration pursuant to Section 1.09 hereof or (ii) any other actions required or permitted to be taken by the Parent Representative hereunder, and no Party hereunder shall have any cause of action against the Company or the Majority Member for any action taken by either or both of them in reliance upon the instructions or decisions of the Parent Representative.
(e)    The provisions of this Section 9.16 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Parent and each Merger Sub, and any references in this Agreement to a Parent or a Merger Sub shall mean and include the successors to the rights of such Persons hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
Parent Obligations. All obligations of Parents and Merger Subs under this Agreement shall be several and not joint. The obligations under this Agreement

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of Parent I and Merger Sub I, on the one hand, and Parent II and Merger Sub II, on the other hand, shall be several on a fifty percent-fifty percent (50%-50%) basis. Any and all payments required to be made by Parents hereunder shall be borne fifty percent (50%) by Parent I and fifty percent (50%) by Parent II, and in no event shall either Parent be liable for obligations of the other Parent. Notwithstanding anything to the contrary contained herein, the full amount of any Reverse Termination Fee shall be borne by Parent I and Parent II shall have no liability therefor under this Agreement.
[signature pages follow]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.
COMPANY:
FTP POWER LLC
By:
    Name:
    Title:
PARENT I:
AES LUMOS HOLDINGS, LLC
By:
    Name:
    Title:
PARENT II:
PIP5 LUMOS LLC
By:
    Name:
    Title:
MERGER SUB I:
AES LUMOS MERGER SUB, LLC
By:
    Name:
    Title:

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MERGER SUB II:
PIP5 LUMOS MS LLC
By:
    Name:
    Title:
MAJORITY MEMBER:
FIR TREE SOLAR LLC
By:
    Name:
    Title:

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Exhibit A
Definitions
As used in this Agreement, the following defined terms have the meanings indicated below:
“Accounting Principles” means (i) the principles, procedures and methodology set forth in Schedule 1.01(e) used in the calculation of the Example Working Capital set forth in Schedule 1.01(e), whether or not used by the Company historically or in the Financial Statements, and whether or not in accordance with GAAP, and (ii) with respect to any matter not covered by clause (i) above, GAAP applied in a manner consistent with the Most Recent Audited Financial Statements; provided, however, that (A) no “subsequent event” occurring after the Closing Date shall be taken into account, even if otherwise required by clause (ii) above, and (B) no change shall be made in any reserve, accrual or other account existing as of the date of the Most Recent Audited Financial Statements, nor shall any new reserve, accrual or other amount be included in Current Liabilities, in either case as a result of events occurring, or information becoming available, after the Closing Date, even if otherwise required by clause (ii) above. The Parties acknowledge that the calculation of Closing Working Capital for purposes of the adjustment contemplated by Section 1.09 is intended to be made in the same way, using the same methods, as of the Closing Date as the calculation of Example Working Capital set forth in Schedule 1.01(e).
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Allocable Share” means, with respect to any Member, the percentage set forth opposite such Member’s name and identified as such Member’s “Allocable Share” in the Distribution Waterfall; provided that if the Effective Time occurs on or before October 31, 2017, the Allocable Share with respect to the MIP shall be zero.
“Applicable Law” means any foreign or national, federal, state, tribal, province or local statute, law (common or otherwise), ordinance, rule, constitution, treaty, convention, regulation, administrative interpretation, order, writ, injunction, directive, judgment, decree, code or similar requirement enacted, adopted, promulgated or applied by a Governmental Authority applicable to any Member, the Company or any of the Company Subsidiaries or any of their respective properties or assets, or applicable to the Transactions.

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“Benefit Plans” means each material written plan, program, policy, agreement (including any employment agreement), or other arrangement providing for compensation, severance, termination pay, performance awards, equity or equity related awards, fringe benefits or other employee benefits of any kind, including any “employee benefit plan,” as defined in Section 3(3) of ERISA.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York or Alberta are authorized or required by Applicable Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.
“CADR B Transaction” means the proposed transactions defined as the “CADR B Transaction” in Section 5.01(a)(i) of the Disclosure Schedules.
“Call Right” means the Company’s mandatory redemption right to be set forth in the Surviving Limited Liability Company Agreement in respect of the “Class B Interest” to be issued to the MIP at the Effective Time if the Effective Time occurs on or before October 31, 2017); provided, however, that all references herein to the Call Right shall be disregarded if the Effective Time occurs on or after November 1, 2017.
“Cash” means, with respect to any the Company or any Company Subsidiary, all restricted and unrestricted cash, bank accounts, certificates of deposit, commercial paper, treasury bills and notes, marketable securities and other cash equivalents of the Company and the Company Subsidiaries, including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less the amounts of any outstanding checks or transfers at such time, determined in accordance with GAAP, but without giving effect to the Transactions, in each case, as of the close of business on the Closing Date; provided that Cash also shall include all cash deposits made by the Company or any Company Subsidiary on or before the Closing Date pursuant to a power purchase agreement, to the extent any such deposits have not been replaced by a letter of credit.
“CFIUS” means the Committee on Foreign Investment in the United States.
“CFIUS Clearance” means that any of the following shall have occurred: (i) the thirty (30) day review period under the DPA commencing on the date that the CFIUS Notice is accepted by CFIUS shall have expired and the Parties shall have received written notice from CFIUS that such review has been concluded and that either the Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns; (ii) an investigation shall have been commenced after such thirty (30) day review period and CFIUS shall have determined to conclude all deliberative action under the DPA without sending a report to the President of the United States, and the

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Parties shall have received written notice from CFIUS that either the Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the Transactions; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (A) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Transactions shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Transactions.
“CFIUS Notice” means a joint voluntary notice with respect to the Transactions prepared by Parents, the Company and the Majority Member and submitted to CFIUS in accordance with the requirements of the DPA.
“Charter Documents” means, with respect to any Person, all certificates of formation, certificates of incorporation, certificates of limited partnership, limited liability company agreements (including the Company LLC Agreement), operating agreements, bylaws, partnership agreements or similar organizational documents, in each case as amended.
“Class A Units” means units of the Company designated on the date of issuance as “Class A Units” on Schedule 1 of the Company LLC Agreement.
“Class B Units” means units of the Company designated on the date of issuance as “Class B Units” on Schedule 1 of the Company LLC Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” means units of the Company designated on the date of issuance as “Common Units” on Schedule 1 of the Company LLC Agreement.
“Company LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 17, 2016.
“Company Material Adverse Effect” means any development, circumstance, state of facts, condition, change, event or effect that, individually or in the aggregate, is materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following (or results thereof) shall be taken into account, either alone or in combination in determining whether there is or would reasonably likely to be a “Company Material Adverse Effect”: (i) conditions generally affecting the United States

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economy or credit, securities, currency, financial, banking or capital markets in the United States or elsewhere in the world (including any disruption thereof and any decline in the price of any security or any market index); (ii) any change, development, event or occurrence affecting the renewable energy/power industry generally; (iii) changes in Applicable Law (including any changes in Applicable Law relating to Taxes) or GAAP; (iv) any change, development, event or occurrence arising out of or relating to natural catastrophe events, man-made disasters, national or international political or social conditions, acts of terrorism, war (whether or not declared) or other hostilities; (v) any change in the financial condition of the Company and the Company Subsidiaries to the extent that such change has been remedied at or prior to the Closing; (vi) any failure, in and of itself, of the Company and the Company Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics; (vii) the execution, announcement, pendency and consummation of this Agreement or the other Transaction Documents and the Transactions, including any loss of or change in relationship with any off-taker, customer, business partner, lender, financing partner, tax equity partner, labor union, broker, agent, regulator or reinsurance provider, or departure of any employee or officer, of the Company or any of the Company Subsidiaries resulting therefrom (provided that this clause (vii) does not apply in the context of the representations and warranties set forth in Section 2.03); and (viii) any action or failure to act on the part of the Majority Member or the Company or any of the Company Subsidiaries required by this Agreement or any of the other Transaction Documents or requested or consented to in writing by Parents; except, in the case of clauses (i), (ii), (iii) and (iv), only, to the extent that any such development, circumstance, state of facts, condition, change, event or effect disproportionately affects the Company or any Company Subsidiary relative to other similarly-situated companies in the industry in which the Company or Company Subsidiary operates in the relevant geographic area.
“Competition Law” means the Sherman Antitrust Act (15 U.S.C. §§1-7), as amended, the Clayton Antitrust Act of 1914 (15 U.S.C. §§12-27, 29 U.S.C. §§52-53), as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, the applicable requirements of antitrust or other competition laws of jurisdictions outside the United States.
“Confidentiality Agreement” means that certain letter agreement, dated August 5, 2016 between the Company and AES Juniper Point Holdings, LLC.

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“Contract” means any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement or understanding, whether written or oral.
“Current Assets” means, as of the date of determination, the current assets (including Cash) of the Company and the Company Subsidiaries as of such date, calculated on a consolidated basis in accordance with the Accounting Principles.
“Current Liabilities” means, as of the date of determination, the current liabilities of the Company and the Company Subsidiaries, calculated on a consolidated basis in accordance with the Accounting Principles. For the avoidance of doubt, “Current Liabilities” will not include any liabilities arising under Tax-related provisions of any Tax Equity Document as a result of the execution, delivery or performance of the Transaction Documents or the consummation of the Transactions or any liabilities incurred in connection with obtaining consents described in Section 6.02(d) of the Disclosure Schedules.
“Data Room” means that certain virtual data room maintained by the Company through R.R. Donnelley Venue and that Parents’ representatives have been granted access prior to the Effective Date.
“Development Budget” means the budget for the development activities of the Company and the Company Subsidiaries conducted during the period of time from and after the Effective Date and ending on (and including) the Outside Date, attached hereto as Schedule 1.01(f).
“Development Expenditure Amount” means the aggregate amount of all costs, fees, expenses, investments, contributions, prepayments (other than letters of credit which are being assumed by Parents or Merger Subs at Closing) and other expenditures incurred or made by the Company and the Company Subsidiaries during the period beginning on the Effective Date and ending on (and including) the Closing Date, in connection with (x) the development of the Development Projects set forth in the Development Budget (provided that the Development Expenditure Amount with respect to this clause (x) shall not exceed two million dollars ($2,000,000) per line item set forth in the Development Budget and five million dollars ($5,000,000) in the aggregate), and (y) other development activities approved by the Parent Representative pursuant to Section 5.01(a). If the Closing Date occurs on or after June 30, 2017, then the Development Expenditure Amount shall be increased by the accrual of a cash return on each item included in the calculation thereof, at the rate equal to ten percent (10%) per annum from and after June 30, 2017.

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“Development Projects” means each of the Projects undertaken by the entities listed on Schedule 1.01(c) and those Projects added to Schedule 1.01(c) by the Company before the Closing Date.
“Distribution Waterfall” means an allocation of the Merger Consideration among the Members on a schedule to be delivered by the Company to Parents at least five (5) Business Days prior to the Closing Date which shall be calculated in accordance with the Company LLC Agreement, as in effect on that date, accounting for the Majority Member Reserve Fund, and which shall set forth:
(i) a calculation of the Merger Consideration (together with applicable payment instructions);
(ii) the aggregate number of each class of Membership Interests issued and outstanding as of the Closing;
(iii) with respect to each Member: (a) the name, address and taxpayer identification number of such Member as reflected in the Records of the Company; and (b) the number of each class of Membership Interests held by such Member immediately prior to the Closing;
(iv) if the Effective Time will occur on or before October 31, 2017, the MIP Amount; and
(v) with respect to each Member, such Member’s Allocable Share of the Merger Consideration payable at the Closing.
“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, including the amendments under the Omnibus Trade and Competitiveness Act of 1988 and the Foreign Investment and National Security Act of 2007 (codified at 50 U.S.C. App. 2170) and including the regulations of CFIUS promulgated thereunder, codified at 31 C.F.R. Part 800, et seq.
“Environmental Condition” means (i) the disposal or release, or presence in soil, sediment, surface water or groundwater, of any Hazardous Material or (ii) any violation of any Environmental Rule.
“Environmental Liability” means any liability (including any liability for personal injury, property or natural resource damages, costs of environmental investigation or remediation, fines or penalties) arising under any Environmental Rule or with respect

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to any Environmental Condition, or any liability arising under any Contract pursuant to which any liability for an Environmental Condition is assumed or indemnified.
“Environmental Rules” means any Applicable Law relating to (a) pollution, protection of human health and safety or the environment, including the air, surface water, groundwater, soil, subsurface soil, sediment, cultural resources or protected plant and wildlife species, or the restoration of or payment of compensation for damages to natural resources, (b) the generation, use, handling, release, treatment, storage, disposal and transportation of Hazardous Materials, or (c) noise or shadow flicker.
“EPC Agreements” means the engineering, procurement and construction Contracts (or drafts thereof, in the case of EPC Agreements that have not been executed before the Closing Date) for each Remaining 2017 Project included in the Remaining 2017 Project Budget, copies of which have been made available to Parents prior to the Effective Date or, solely with respect to Contracts that have not been entered into by the Effective Date, have been approved by Parents pursuant to Section 5.01(a) to the extent required thereunder.
“Equity Interests” means (a)(i) with respect to a limited liability company, any and all units, shares, interests, participations or other equivalents (however designated) of membership interests of such limited liability company, (ii) with respect to a partnership, any and all partnership interests, units, interests, participations shares or other equivalents (however designated) of such partnership and (iii) with respect to a corporation, any and all capital stock, shares and other equivalents (however designated) of such corporation and (b) securities or obligations convertible into or exchangeable for any of the foregoing or giving any Person a right to subscribe for or acquire or sell, any securities, and any and all warrants, rights or options to purchase, or obligations of a Person to sell, any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination, or any other similar rights.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person, trade or business, which together with the Company or any Company Subsidiary, is or was treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Escrow Agent” means the escrow agent under the Escrow Agreement to be reasonably mutually agreed between the Majority Member and Parents.

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“Escrow Agreement” means the escrow agreement to be entered into on the Closing Date among the Escrow Agent, the Parent Representative and the Majority Member with terms to be reasonably mutually agreed between the Majority Member and Parents whereby an escrow account will be opened in which the Escrow Amount will be deposited at the Closing.
“Escrow Amount” means $4,265,000.
“Example Working Capital” means the calculation of Working Capital as set forth in Schedule 1.01(g), based on the estimated Current Assets and Current Liabilities set forth therein as of February 28, 2017, and calculated in accordance with the Accounting Principles.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FERC” means the Federal Energy Regulatory Commission.
“FinCo Financing Agreements” means (a) the Amended and Restated Financing Agreement, dated as of September 26, 2016, by and among sPower FinCo 1 LLC, as borrower, the lenders party thereto, and KeyBank National Association (“KeyBank”), as administrative agent and collateral agent and the loan documents or related documents or agreements entered into or delivered in connection therewith, (b) the Financing Agreement, dated as of December 23, 2015 and amended on April 18, 2016, May 27, 2016 and January 23, 2017, by and among sPower FinCo 2 LLC, as borrower, the lenders party thereto, and KeyBank, as administrative agent and collateral agent, and the loan documents or related documents or agreements entered into or delivered in connection therewith, (c) the Back-Leverage Credit and Guaranty Agreement, dated as of November 19, 2015, as amended by Amendment No. 1 to the Back-Leverage Credit and Guaranty Agreement, dated as of December 2, 2015, Amendment No. 2 to the Back-Leverage Credit and Guaranty Agreement, dated as of March 18, 2016, Consent and Amendment No. 3 to the Back-Leverage Credit and Guaranty Agreement, dated as of June 22, 2016, Waiver No. 3 and Amendment No. 4 to the Back-Leverage Credit and Guaranty Agreement, dated as of August 31, 2016, and Amendment No. 5 to the Back-Leverage Credit and Guaranty Agreement and Waiver and Amendment No. 1 to the Depositary Agreement, dated as of November 4, 2016, by and among sPower FinCo 3 LLC, as borrower, the guarantors party thereto, the lenders party thereto, and Coöperatieve Rabobank U.A., New York Branch, f/k/a Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as administrative agent and collateral agent, and the loan documents or related documents or agreements entered into or delivered in connection therewith, (d) the Financing Agreement, dated as of November 2,

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2016, by and among sPower Beacon Solar FinCo, LLC, as borrower, the lenders party thereto, and KeyBank, as administrative agent and collateral agent, as it may be amended from time to time, and the loan documents or related documents or agreements entered into or delivered in connection therewith and (e) the Amended and Restated Financing Agreement, dated as of September 7, 2016 and amended on December 22, 2016 and January 31, 2017, as it may be amended from time to time, by and among sPower FinCo 4 LLC, as borrower, the lenders party thereto, and KeyBank, as administrative agent and collateral agent, and the loan documents or related documents or agreements entered into or delivered in connection therewith.
“FPA” means the Federal Power Act.
“GAAP” means U.S. generally accepted accounting principles.
“Good Utility Practice” means (a) any of the practices, methods and acts engaged in or approved by a significant portion of the solar or wind electric generating industries, as applicable, during the relevant time period or (b) any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; provided that Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others but rather to be acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act.
“Governmental Approval” means any authorization, approval, consent, license, ruling, permit, franchise, right, certification, exemption, order or grant, by or with any Governmental Authority which is required by Applicable Law.
“Governmental Authority” means federal, national, regional, state, tribal, municipal, multinational or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, arbitral or other tribunal, court, agency, authority, body, organization or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.
“Hazardous Material” means (i) any radioactive materials or wastes, petroleum (including crude oil or any fraction thereof), friable asbestos and polychlorinated biphenyls and (ii) any other material, waste, chemical or substance that is defined, listed or regulated as hazardous, toxic, a pollutant or a contaminant, or could give rise to liability or obligation under any Environmental Rule.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Incremental Deposit Payment” means the payment for the benefit of the Company, any Company Subsidiary or any now or hereafter existing Affiliate thereof, that increases any Interconnection Deposit by the Surviving LLC, any Company Subsidiary or any now or hereafter existing Affiliate thereof.
“Indebtedness” means, without duplication, (i) all indebtedness and obligations (including the principal amount, accrued and unpaid interest, prepayment penalties, premiums, breakage costs and other costs and expenses associated with prepayment) of the Company or any of the Company Subsidiaries (A) for borrowed money, (B) in respect of any leases of real or personal property or combination thereof, which obligations are required to be classified and accounted for under GAAP as capital leases, (C) evidenced by notes, bonds, debentures or similar contracts or agreements, (D) in respect of reimbursement of letters of credit, surety bonds, performance bonds, bankers’ acceptances and similar credit products, in each case, to the extent drawn or funded, or (E) in respect of swap, hedging or derivative instruments, and (ii) all indebtedness in the nature of guarantees by the Company or any of its subsidiaries of the obligations of other Persons of a type described in clauses (i)(A) through (i)(E) to the extent of the obligation guaranteed, and all such obligations of other Persons secured by a Lien on any property of the Company or any of the Company Subsidiaries to the extent of the obligation secured.
“Intellectual Property” means any patent, patent application, trademark, service mark, trade name, trade secret, copyright, or other intellectual property owned, held, utilized, or licensed to the Company or any Company Subsidiary.
“Interconnection Deposit Refund” means the credit or return, or the application to any other deposit under an interconnection filing or an interconnection agreement for the benefit of the Company, any Company Subsidiary or any now or hereafter existing Affiliate thereof, of any portion of any Interconnection Deposit to the Surviving LLC, any Company Subsidiary or any now or hereafter existing Affiliate thereof.
“Interconnection Deposits” means the deposits made by or on behalf of the Company or any Company Subsidiaries under interconnection agreements that are set forth on Schedule 1.01(h), which may be updated by the Company prior to Closing to reflect deposits not otherwise reflected in the Closing Development Expenditure Amount.
“Knowledge” (i) of the Company means the knowledge of R. Steve Creamer, Ryan Creamer, David Shipley, Randy Corey, Sean McBride, Scott Troeller and Bryan LaPlant, (ii) of the Majority Member means the knowledge of Scott Troeller and Bryan LaPlant, and (iii) of Parents and Merger Subs means the knowledge of Jeff Wispinski and

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Marc Michael, in the case of clauses (i), (ii) and (iii), after having made due inquiry of the Persons reporting to such individual.
“Land Sale” means the transactions defined as the “Land Sale” in Section 5.01(a)(i) of the Disclosure Schedules, and the potential follow-on transaction as set forth on Section 5.01(a)(i) of the Disclosure Schedules.
“Liabilities” means any and all debts, obligations, liabilities and commitments of any kind, whether known or unknown, express or implied, primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due.
“Lien” means any mortgage, lien, charge, encumbrance, pledge, assessment, adverse claim, levy, encroachment or other encumbrance of any kind.
“Long Lead-Time Assets” means the assets that have been pre-purchased by or on behalf of the Company and the Company Subsidiaries prior to the Effective Date and which are set forth on Schedule 1.01(i) (which is also referred to herein as the “Long Lead-Time Assets Budget”), but excluding any equipment and related assets that are for installation in a Remaining 2017 Project.
“Long Lead-Time Assets Budget” has the meaning set forth in the definition of Long Lead-Time Assets. The Long Lead-Time Assets Budget may be updated by the Company before Closing to reflect additional purchases of Long Lead-Time Assets that are made after the Effective Date to the extent the Parent Representative has provided written consent with respect thereto (not to be unreasonably withheld, conditioned or delayed).
“Long Lead-Time Assets Reimbursement Amount” means the aggregate amount of the costs, fees, expenses, investments, contributions, prepayment and other expenditures incurred or made by the Company and the Company Subsidiaries in connection with (x) the acquisition of the Long Lead-Time Assets set forth in the Long Lead-Time Assets Budget (provided that the Long Lead-Time Assets Reimbursement Amount with respect to this clause (x) shall not exceed one hundred percent (100%) of the aggregate amount of the Long Lead-Time Assets Budget) and (y) other activities approved by the Parent Representative pursuant to Section 5.01(a); the case of (x) and (y), plus a cash return thereon, which shall accrue at a rate equal to ten percent (10%) per annum from and after the date that the liability was incurred or, if applicable, the date payment was made (with respect to each such item) up to and including the Closing Date.
“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable

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attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
“Majority Member Reserve Fund” means an amount equal to six million dollars ($6,000,000), and any earnings on such amount, as such amount may be reduced from time to time by payments made therefrom by the Majority Member in accordance with the terms and provisions of this Agreement and the Letter of Transmittal.
“Majority Member Material Adverse Effect” means any development, circumstance, state of facts, condition, change, event or effect that has a material adverse effect on the ability of the Majority Member to perform its obligations under this Agreement and the Transaction Documents to which it is, or is specified to be, a party or a material adverse effect on the ability of the Majority Member to consummate the Transactions.
“MBR Authority” means, with respect to any Person, an order of FERC (a) authorizing such Person under section 205 of the FPA to sell electric energy, capacity and certain ancillary services at wholesale at market-based rates, and (b) granting such Person waivers and blanket authorizations customarily granted to holders of market-based rate authority, including blanket authorization to issue securities and assume liabilities under section 204 of the FPA and FERC’s regulations issued thereunder.
“Members” means the equity holders of the Company listed on Annex I hereto, which constitute all of the equity holders of the Company.
“Membership Interests” means the issued and outstanding Equity Interests in the Company set forth opposite each Member’s name on Annex I hereto.
“MIP” means FTP Solar Management Holdings LLC, a Delaware limited liability company.
“MIP Amount” means the aggregate amount that the MIP would have been entitled to receive in connection with the Transactions under the Company LLC Agreement and the MIP LLC Agreement had the MIP shared in the Merger Consideration and disregarding Section 1.09(a)(x).
“MIP LLC Agreement” means the Limited Liability Company Agreement of the MIP, dated as of October 5, 2016, as amended.
“Most Recent Audited Financial Statements” means the Financial Statements as of and for the year ended December 31, 2015.

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“Operating CA Solar System” means active solar energy assets owned by the Company or any Company Subsidiary in California which, as of the relevant time of determination, construction of which has been completed and are available for use.
“Operating Project(s)” means any Project owned by the Company or a Company Subsidiary that has ever generated electrical energy and delivered such energy to the electrical distribution or transmission grids, each such Project undertaken by the entities listed on Schedule 1.01(a).
“Order” means any order, judgment, decree, injunction (preliminary or otherwise), directive or ruling of a Governmental Authority.
“ordinary course of business” means the ordinary course of business of the Company and the Company Subsidiaries over the twelve (12) months preceding the date hereof.
“Parent Material Adverse Effect” means any development, circumstance, state of facts, condition, change, event or effect that has a material adverse effect on the ability of Parents or Merger Subs to perform its obligations under this Agreement and the Transaction Documents to which it is, or is specified to be, a party or a material adverse effect on the ability of Parents or Merger Subs to consummate the Transactions.
“Participant” means any current or former officer, employee or other individual service provider of the Company or any of the Company Subsidiaries.
“Permitted Lien” means (a) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar Liens for work performed or materials provided and not yet due and payable; (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested diligently and in good faith by appropriate proceedings and for which adequate amounts have been reserved in accordance with GAAP; (c) Liens on the Membership Interests as may be set forth in the Charter Documents of the Company or created as a result of the Transactions; (d) any Lien arising in the ordinary course of business by operation of applicable Law with respect to a Liability of less than five million dollars ($5,000,000) individually, or in the aggregate, that is not yet due or delinquent or that is being contested in good faith; (e) any purchase money Lien securing an amount less than five million dollars ($5,000,000) individually, or in the aggregate, arising in the ordinary course of business; (f) as to Real Property, (i) all matters reflected in Schedule B to the title reports made available with respect to the Projects or in the Updated Title Work, or shown on a survey, (ii) imperfections or irregularities of title and other Liens, (iii) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate any property, (iv) all matters of record, (v) Liens held by lenders to

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third party landlords with respect to the relevant fee interests in connection with any Real Property Agreement that is subordinate to the applicable Real Property Agreement; provided that in each of (i) through (v) of this subsection (f) that do not, in the aggregate, materially detract from the value of the affected property or materially detract from the suitability of the affected property for (i) operation and maintenance of the Operating Projects, (ii) construction, operation and maintenance of the Projects or (iii) development, construction or operation of the Development Projects, in each case, in accordance with all Governmental Approvals and Material Contracts; (g) with respect to a Company Subsidiary, any Lien disclosed or identified in the UCC Lien search made available to Parents or their representatives; (h) any restrictions on transfer under securities laws; (i) if any, Liens securing the obligations of the Company and the Company Subsidiaries under existing Indebtedness, which will be released in connection with the Closing; (j) any Lien created or imposed by Parents and (k) any Lien set forth on Schedule 1.01(j) attached hereto and made a part hereof.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity.
“PPA Deposit” means a deposit made by or on behalf of the Company or any Company Subsidiaries on or before the Closing Date under power purchase agreements that are (a) set forth on Schedule 1.01(k) initially attached hereto and made a part hereof (delivered by the Company at the Effective Time) or (b) entered into any time during the period commencing on the Effective Date and ending on and including the Closing Date and reflected prior to Closing in an updated Schedule 1.01(k), to the extent such deposits both (i) have not been replaced by a letter of credit, credit support or similar financial instrument, and (ii) have not been included in the calculation of Working Capital or the Closing Development Expenditure Amount.
“PPA Deposit Refund” means the credit or return, or the application to any other deposit under a power purchase agreement for the benefit of the Company, any Company Subsidiary or any now or hereafter existing Affiliate thereof, of any portion of any PPA Deposit to or for the benefit of the Surviving LLC, any Company Subsidiary or any now or hereafter existing Affiliate thereof.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on or before the Closing Date.
“Pre-Closing Taxes” means any Taxes of the Company or any Company Subsidiary for any taxable period ending on or before the Closing Date or, in the case of a Straddle Period, attributable (under the principles of Section 5.06(g)) to the portion of

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such Straddle Period that ends on the Closing Date; provided, however, that Pre-Closing Taxes shall not include (a) any Taxes on or after the Closing resulting from any transactions occurring on the Closing Date, (b) any Taxes attributable to any breach by Parents of their obligations under Section 5.06, (c) any liabilities resulting from the execution, delivery, performance or consummation of the Transaction Documents or consummation of the Transaction, (d) any items to the extent taken into account in determining the Final Merger Consideration, or (e) any Consent Fees.
“Pre-NTP Projects” means the following Projects: Bayshore A, Bayshore B, and Bayshore C.
“Put Right” means the optional redemption right to be set forth in the Surviving Limited Liability Company Agreement in respect of the “Class B Interest” to be issued to the MIP at the Effective Time if the Effective Time occurs on or before October 31, 2017; provided, however, that all references herein to the Put Right shall be disregarded if the Effective Time occurs on or after November 1, 2017.
“Records” means all accounts, ledgers and records (including computer generated, recorded or stored records) pertaining to the Company or any of the Company Subsidiaries or used in the conduct of the business of the Company and the Company Subsidiaries, including customer lists, written Contract forms, sources and records of clicks, leads and calls generated, sales records, corporate and accounting and other records (including the books of account and other records), disclosure and other documents and filings required under Applicable Law, financial records, and compliance records pertaining to the Company or any of the Company Subsidiaries or used in the conduct of the business of the Company and the Company Subsidiaries, including any database, magnetic or optical media and any other form of recorded, computer-generated or stored information or process pertaining to the business of the Company and the Company Subsidiaries.
“Remaining 2017 Project Budget” means the budget initially attached hereto as Schedule 1.01(l), which sets forth the Remaining 2017 Project Reimbursement Amount (including the Remaining 2017 Project Permanent Refinancing) for each Remaining 2017 Project included therein. The Remaining 2017 Project Budget shall be updated by the Company and delivered to the Parent Representative pursuant to Section 1.09(b) to include information then available to the Company as of the date of delivery (which may also include information as of the Closing Date, to the extent then reasonably ascertainable by the Company). The Remaining 2017 Project Budget initially attached as Schedule 1.01(l) contains the Remaining 2017 Project Permanent Refinancing and Remaining 2017 Project Reimbursement Amount for each Remaining 2017 Project.

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“Remaining 2017 Project” means each of the Projects undertaken by the entities listed on Schedule 1.01(b), which are the existing pre- or in-construction Projects that may not achieve commercial operations or consummate a Remaining 2017 Project Permanent Refinancing before the Closing, but for which the Company or a Company Subsidiary has received, before Closing, from one of its existing lenders or financing sources, or any other institutional lender or financing source, either (x) definitive documentation with respect to such Remaining 2017 Project Permanent Refinancing, or (y) a term sheet, financing commitment letter(s), written proposal or similar documentation outlining the terms of the Remaining 2017 Project Permanent Refinancing, in each case, whether or not executed by any party thereto.
“Remaining 2017 Project Permanent Refinancing” means the refinancing of the construction financing for a Remaining 2017 Project with the proceeds from a tax equity financing, back-leverage financing and/or other Indebtedness, which refinancing is, as of the Closing Date, planned by the Company to be consummated after the Closing Date. The failure of a Remaining 2017 Project Permanent Refinancing to close, or of the Company or any Company Subsidiary to receive any or all of the proceeds thereof shall not affect, or in any way reduce, the amount or calculation of the Remaining 2017 Project Reimbursement Amount.
“Remaining 2017 Project Reimbursement Amount” means, with respect to a Remaining 2017 Project, an amount equal to (i) the gross aggregate proceeds of the Remaining 2017 Project Permanent Refinancing for such Remaining 2017 Project as set forth in the applicable definitive documentation or binding term sheet delivered to the Parent Representative pursuant Section 1.09(b), plus (ii) all draws, if any, by the Company or any Company Subsidiary on the construction financing for such Remaining 2017 Project that are projected by the Company to be made through the commercial operation date of such Remaining 2017 Project, minus (iii) all repayments, if any, by the Company or any Company Subsidiary of the construction financing for such Remaining 2017 Project that are projected by the Company to be made through the commercial operation date of such Remaining 2017 Project, and minus (iv) all capital expenditures, if any, by the Company or any Company Subsidiary that are projected by the Company to be made through the commercial operation date of such Remaining 2017 Project; provided, in each case, that in no event shall the Remaining 2017 Project Reimbursement Amount be less than zero.
“Retention Amount” means the amount identified in the R&W Binder as the “Retention”, as may be reduced pursuant to the terms of the R&W Policy, but not to exceed one percent (1%) of the Base Purchase Price.

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“Reverse Termination Fee” means $75,000,000; provided that for purposes of Section 7.03(a), “Reverse Termination Fee” means $25,000,000.
“R&W Policy” means the representations and warranties insurance policy to be obtained by Parents substantially on the terms set forth in the R&W Binder.
“Target Amount” means zero dollars ($0).
“Taxes” means all forms of taxation or duties in the nature of a tax imposed, or required to be collected or withheld, together with any related interest, penalties or other additional amounts.
“Tax Return” means any returns, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, required or permitted to be filed with any Taxing Authority.
“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body charged with the determination, collection or imposition of Taxes.
“Title Company” means a nationally recognized title insurance company or companies selected by Parents.
“Title Documentation” means, in each case to the extent within the possession or control of the Company or any Company Subsidiary, (i) existing title policies with respect to any Real Property issued to the Company or any Company Subsidiary, or to any third party, (ii) each exception documents referenced in any such title policy, (iii) any documents evidencing the release of a Lien that is not a Permitted Lien, (iv) any existing surveys (or a no-change affidavit describing changes in lot lines or installation of improvements by or on behalf of the Company or a Company Subsidiary since the date of the survey), (v) transfer tax forms or other forms required by applicable recording or taxing jurisdiction to effectuate the Transaction as described herein (but unless set forth elsewhere in this Agreement, such obligation shall not include payment of the associated transfer fee or tax), (vi) those landlord estoppels pursuant to which the Company or Company Subsidiary is entitled under the terms of the applicable Real Property Agreement for a Project of one (1) megawatt or more that is operational and that have been received by the Company or a Company Subsidiary after the use of commercially reasonable efforts to obtain such estoppel and (vii) any other documentation or affidavit reasonably requested and customarily required by the Title Company to permit the issuance of the Title Policy

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at the Closing (except for a non-imputation affidavit), provided that no material liability results and no material cost is incurred by the Company or a Company Subsidiary in connection with such request.
“Title Policy” means with respect to each parcel of or interest in Real Property, such ALTA Form 2006 extended coverage policy of owner’s or leasehold title insurance in form and content and in amounts reasonably acceptable to Parents, which policy shall (a) be issued by the Title Company, (b) insure that the applicable Project Company has a valid fee simple title, or leasehold interest, as applicable, to the respective Real Property, (c) contain no exceptions to coverage other than (i) Permitted Liens, (ii) such other exceptions as shall have been approved by Parents in their sole discretion, (iii) such state of facts as would be disclosed by a physical inspection of the Real Property, (iv) standard exceptions as are set forth in an ALTA Form 2006 extended coverage policy of owner’s or leasehold title insurance and (v) any matters about which Parent knows or is deemed to know prior to Closing, and (d) include any endorsements, modifications or additional insurance coverage requested by Parents, excluding a non-imputation endorsement, to the extent that the same are available in the applicable jurisdiction.
“Transaction Documents” means this Agreement, the Commitment Letters, and the other agreements, documents and instruments contemplated hereby and thereby.
“Transaction Expenses” means all out-of-pocket costs, fees and expenses incurred but unpaid by the Company and the Company Subsidiaries, in each case that arise in connection with or relate to this Agreement, the other Transaction Documents or the consummation of the Transactions, whether payable prior to or after the Closing, including (a) any brokerage fees, commissions, finders’ fees or financial advisory fees, including the fees and expenses payable by the Company or any of the Company Subsidiaries to Barclays, Citi, Marathon and CohnReznick, (b) the fees and expenses of any counsel, including the fees and expenses of Lowenstein Sandler LLP and Stoel Rives LLP, (c) the fees and expenses payable by the Company or any Company Subsidiary to outside accountants or other advisors or consultants, (d) any fees or expenses associated with obtaining release or termination of any Lien on any asset of the Company or its Subsidiaries, (e) any fees paid to consultants or other service providers, including in connection with the Data Room, (f) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any third parties, including consent fees, (g) any amounts required to be paid to, or for the benefit of, any current or former employee, equityholder, officer, manager, director of the Company or the Company Subsidiaries or any other Person in connection with or as a result of the consummation of the transactions under this Agreement, including pursuant to any sale, retention, change of control or similar bonuses, payments or benefits, including all related payroll withholding

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Taxes payable by the Company or the Company Subsidiaries and any Taxes in connection therewith and (h) any fees payable in connection with Section 5.11. Transaction Expenses shall be reduced by the amount of any Consent Fees for which Parents are responsible pursuant to Section 5.03(d). For the avoidance of doubt, Transaction Expenses shall not include (x) any such costs, fees and expenses that have been paid prior to the Closing, (y) any liabilities or payment obligations arising under Tax-related provisions of any Tax Equity Documents as a result of the performance or consummation of the Transaction Documents (other than any Consent Fees for which the Company or the Managing Member is responsible under Section 5.03(d)).
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.
“Transferred Entity” means any Company Subsidiary that is disclosed under the heading “Transferred Entity” on Section 2.17(h) of the Disclosure Schedules.
“UK Entities” means SPower Holdco 1 (UK) Limited, a private limited company organized under the laws of England and Wales; sPower Finco 1 (UK) Limited, a private limited company organized under the laws of England and Wales; Golden Hill Solar (UK) Limited, a private limited company organized under the laws of England and Wales; Crug Mawr Solar Farm Limited, a private limited company organized under the laws of England and Wales; Higher Tregarne Solar (UK) Limited, a private limited company organized under the laws of England and Wales; Shoals Hook Solar (UK) Limited, a private limited company organized under the laws of England and Wales; and Golden Hill Solar Limited, a private limited company organized under the laws of England and Wales.
“UK Transaction” means the proposed transactions defined as the “UK Transactions” in Section 5.01(a)(i) of the Disclosure Schedules.
“Wells Fargo Facility” means the Credit Agreement, dated as of July 18, 2016, by and among Sustainable Power Group, LLC, as borrower, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.
“Working Capital” means, as of any date of determination, Current Assets minus Current Liabilities as of such date.
The following terms, when used in this Agreement, shall have the meanings assigned to such terms in the Sections set forth below:

Term	Section
2016 Audited Financial Statements	Section 5.04

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Accounting Firm	Section 1.09(d)
Acquisition	Section 5.13
Acquisition Proposal	Section 5.13
Agreement	Preamble
Barclays	Section 2.21
CADR B	Section 5.19(b)
Cap	Section 8.02(c)
Certificate of Merger	Section 1.02
Certificate of NTP	Section 5.18
CFIUS Turndown	Section 5.03(e)
Citi	Section 2.21
Claim Notice	Section 8.04(a)
Closing	Section 1.04
Closing Date	Section 1.04
Closing Demand Notice	Section 7.01(a)(v)
Closing Consideration	Section 1.09(c)
Closing Development Expenditure Amount	Section 1.09(c)
Closing Long Lead-Time Assets Reimbursement Amount	Section 1.09(c)
Closing Remaining 2017 Project Reimbursement Amount	Section 1.09(c)
Closing Transaction Expenses	Section 1.09(c)
Closing Working Capital	Section 1.09(c)
CohnReznick	Section 2.21
Company	Preamble
Company Fundamental Representations	Section 8.01(a)
Company Required Consents	Section 2.03(a)
Company Subsidiary	Recitals
Consent Fees	Section 5.03(d)
Consents	Section 2.03(a)
Consideration	Section 5.06(a)(i)
Continuation Period	Section 5.07(a)
Continuing Employees	Section 5.07(a)
Deficiency Amount	Section 1.09(i)
Disclosure Schedules	Article II
DLLCA	Section 1.01
Effective Date	Preamble
Effective Time	Section 1.02
Employees	Section 2.09(a)
Enforceability Exceptions	Section 2.02

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Equity Commitment Letters	Section 4.08(a)
Equity Financing	Section 4.08(a)
Escrow Account	Section 1.08(b)(vi)
Excess Amount	Section 1.09(i)
FERC Approval	Section 6.01(b)
Final Allocation Statement	Section 5.06(a)(iv)
Final Merger Consideration	Section 1.09(i)
Financial Statements	Section 2.05(a)
Indemnified Purchaser Entities	Section 8.02(a)
Indemnified Seller Entities	Section 8.03(a)
Indemnified Entity	Section 8.04(a)
Indemnifying Entity	Section 8.04(a)
Insurance Policies	Section 2.20
Intermediate Company	Recitals
Letter of Transmittal	Section 1.11(a)
Majority Member	Preamble
Majority Member Fundamental Representations	Section 8.01(a)
Majority Member Required Consents	Section 3.03(a)
Marathon	Section 2.21
Material Contract	Section 2.08(a)
Membership Interests	Recitals
Merger	Recitals
Merger Consideration	Section 1.09(a)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Most Recent Balance Sheet	Section 2.05(b)
Notice of Disagreement	Section 1.09(d)
Outside Date	Section 7.01(a)(ii)(A)
Parent Fundamental Representations	Section 8.01(a)
Parent I	Preamble
Parent II	Preamble
Parent Representative	Section 9.16(a)
Parents	Preamble
Party; Parties	Preamble
Preliminary Allocation Statement	Section 5.06(a)(i)
Pre-Closing Statement	Section 1.09(b)
Prior Period Returns	Section 5.07(i)
Proceedings	Section 2.07
Project	Recitals

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Project Company; Project Companies	Recitals
Property Taxes	Section 5.06(g)
Real Property	Section 2.13(a)
Real Property Agreement	Section 2.13(a)
Related Party Agreement	Section 2.19
R&W Binder	Recitals
Securities Act	Section 4.05(a)
Statement	Section 1.09(c)
Straddle Period	Section 5.06(g)
Support Obligations	Section 2.08(a)(vii)
Surviving Limited Liability Company Agreement	Section 1.05
Surviving LLC	Section 1.01
Tax Equity Documents	Section 2.08(a)(i)
Tax Matters Accounting Firm	Section 5.06(a)(iv)
Third Party	Section 8.04(a)
Third Party Consent	Section 5.03(d)
Threshold	Section 8.02(b)(i)
Transfer Taxes	Section 5.05(b)
Transferred Entity	Section 2.17(h)
Unresolved Claims	Section 8.06(b)
Updated Title Work	Section 5.15

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